Exhibit 10.1

EXECUTION VERSION

THIRD AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN

AGREEMENT

among

SOVRAN SELF STORAGE, INC. and

SOVRAN ACQUISITION LIMITED PARTNERSHIP

and

MANUFACTURERS AND TRADERS TRUST COMPANY

and

OTHER LENDERS WHICH ARE OR MAY BECOME

PARTIES TO THIS CREDIT AGREEMENT

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

AS ADMINISTRATIVE AGENT

with

MANUFACTURERS AND TRADERS TRUST COMPANY,

AS SOLE LEAD ARRANGER AND BOOKRUNNER

SUNTRUST BANK,

AS SYNDICATION AGENT

and

HSBC BANK USA, NATIONAL ASSOCIATION,

AS DOCUMENTATION AGENT

Dated as of June 25, 2008

(i)

EXHIBITS
A-1	Form of Revolving Credit Note
A-2	Form of Term Loan Note
B	Form of Subsidiary Guaranty
C	Form of Revolving Credit Loan Request
D-1	Form of Compliance Certificate (Loan Request)
D-2	Form of Compliance Certificate (Sovran Financial Statements)
D-3	Form of Compliance Certificate (SALP Financial Statements
D-4	Form of Compliance Certificate (Incurrence of Indebtedness)
D-5	Form of Compliance Certificate (Merger, Consolidation or Reorganization)
D-6	Form of Compliance Certificate (Disposition of Unencumbered Property)
D-7	Form of Compliance Certificate (Closing Condition)
E	Form of Assignment and Assumption Agreement
F	Form of Notice of Continuation/Conversion

(ii)

Schedules to Revolving Credit Agreement
SCHEDULE 1.2	Lenders' Commitments
SCHEDULE 7.1(b)	Capitalization
SCHEDULE 7.3(a)	Unencumbered Properties
SCHEDULE 7.3(c)	Partially Owned Real Estate Companies
SCHEDULE 7.7	Litigation
SCHEDULE 7.15	Certain Transactions
SCHEDULE 7.18	Environmental Matters
SCHEDULE 7.19	Subsidiaries
SCHEDULE 9.3(d)	Existing Investments

(iii)

THIRD AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT

          This THIRD AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT is made as of the 25th day of June, 2008, by and among SOVRAN SELF STORAGE, INC., a Maryland corporation ("Sovran") and SOVRAN ACQUISITION LIMITED PARTNERSHIP, a Delaware limited partnership ("SALP", and together with Sovran, collectively referred to herein as the "Borrowers" and individually as a "Borrower"), each with a principal place of business at 6467 Main Street, Williamsville, New York 14221, MANUFACTURERS AND TRADERS TRUST COMPANY, a national banking association having a place of business at One Fountain Plaza, Buffalo, New York, 14203 (together with its successors and assigns, "M&T Bank"), and the other lending institutions listed on Schedule 1.2 hereto or which may become parties hereto pursuant to §19 (individually, a "Lender" and collectively, the "Lenders"), MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent for itself and the other Lenders (together with its successors and assigns, the "Administrative Agent"), SUNTRUST BANK ("Syndication Agent"), as syndication agent for itself and the other Lenders, and HSBC BANK USA, NATIONAL ASSOCIATION ("Documentation Agent"), as documentation agent.

RECITALS

          A.     The Borrowers are primarily engaged in the business of owning, purchasing, developing, constructing, renovating and operating self storage facilities in the United States primarily known as "Uncle Bob's Self Storage".

          B.     Sovran is a limited partner of SALP, holds in excess of 96% of the partnership interests in SALP, conducts all or substantially all of its business through SALP, and is qualified to elect REIT status for income tax purposes.  Sovran Holdings, Inc., a Delaware corporation ("Holdings"), is a wholly-owned Subsidiary of Sovran and the sole general partner of SALP and has agreed to guaranty the obligations of the Borrowers hereunder.

          C.     Pursuant to that certain Second Amended and Restated Revolving Credit and Term Loan Agreement, by and among the Borrowers, Bank of America, N.A., as Administrative Agent and the certain lenders party thereto, dated as of December 16, 2004 (as amended and in effect immediately prior to the Restatement Date, the "Existing Credit Agreement"), such lenders extended to the Borrowers a revolving credit facility in an aggregate principal amount not to exceed $100,000,000 and term loan facility in the aggregate principal amount of $100,000,000. The Borrowers have requested that the Lenders amend and restate such revolving credit and term loan facilities, with a revolving credit facility in an aggregate principal amount not to exceed $125,000,000 (increasing up to $175,000,000 pursuant to the terms hereof), with a sublimit for letters of credit of $15,000,000 and a term loan facility in an aggregate principal amount of $250,000,000. The Lenders are agreeable to providing such an amended and restated revolving credit and term loan facility to the Borrowers, with such facility to be on the terms and conditions set forth in this Credit Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree that on the Restatement Date, the Existing Credit Agreement shall be amended and restated as follows:

          §1.     DEFINITIONS AND RULES OF INTERPRETATION.

                    §1.1.     Definitions.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

                    Accountants.  In each case, nationally-recognized, independent certified public accountants reasonably acceptable to the Administrative Agent.  The Administrative Agent hereby acknowledges that the Accountants may include Ernst & Young, LLP.

                    Adjusted Unencumbered Property NOI.  With respect to any fiscal period for any Unencumbered Property, the net income of such Unencumbered Property during such period, as determined in accordance with GAAP, before deduction of (a) gains (or losses) from debt restructurings or other extraordinary items (provided such deduction shall not include extraordinary items that include liquidated damages, compensatory damages or other obligations arising out of a Borrower's default under an agreement to purchase or lease Real Estate) relating to such Unencumbered Property, and (b) income taxes relating to such Unencumbered Property; plus (x) interest expense relating to such Unencumbered Property and (y) depreciation and amortization relating to such Unencumbered Property; minus a recurring capital expense reserve equal to ten cents ($0.10) per annum per net rentable square foot multiplied by the total net rentable square feet of such Unencumbered Property.

                    Administration Fee.  See §4.1.

                    Administrative Agent.  M&T Bank acting as administrative agent for the Lenders, or any successor agent, as permitted by §15.

                    Administrative Agent's Head Office.  The Agent's office located at One Fountain Plaza, Buffalo, New York, 14203, or at such other location as the Agent may designate from time to time pursuant to §20 hereof, or the office of any successor Agent permitted under §15 hereof.

                    Affiliate.  With reference to any Person, (i) any director or executive officer of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other Person 10% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.

                    Agents.  Collectively, the Administrative Agent, the Documentation Agent and the Syndication Agent.

                    Applicable Margin.  With respect to each Loan, the respective percentages per annum determined based on the range into which SALP's Credit Rating then falls, in accordance with the following table.  Any change in SALP's Credit Rating causing it to move to a different range on the table shall to the extent set forth below effect an immediate change in the Applicable Margin.  SALP shall notify the Administrative Agent in writing promptly after becoming aware of any change in any of its debt ratings.  SALP shall maintain Credit Ratings from at least two (2) Rating Agencies, one of which must be Moody's or S&P so long as such Persons are in the business of providing debt ratings for the REIT industry; provided that if SALP fails to maintain at least two Credit Ratings, the Applicable Margin shall be based upon an S&P rating of less than BBB- in the table below.  In the event that SALP receives two (2) Credit Ratings that are not equivalent, the Applicable Margin shall be determined by the lower of such two (2) Credit Ratings.  In the event SALP receives more than two (2) Credit Ratings and such Credit Ratings are not equivalent, the Applicable Margin shall be determined by the higher of the two highest ratings; provided that one of such ratings shall be from S&P or Moody's, so long as such Persons are in the business of providing debt ratings for the REIT industry.

S&P Rating	Moody's Rating	Third Rating	Applicable Margin for Revolving Credit Loans which are LIBOR Rate Loans	Applicable Margin for Revolving Credit Loans which are Base Rate Loans	Applicable Margin for Term Loans which are LIBOR Rate Loans	Applicable Margin for Term Loans which are Base Rate Loans

No rating or less than BBB-	No rating or less than Baa3	No rating or less than BB+/Ba1 equivalent	1.75%	0.50%	2.00%	0.50%
BBB-	Baa3	BBB-/Baa3 equivalent	1.375%	0.00%	1.625%	0.00%
BBB	Baa2	BBB/Baa2 equivalent	1.250%	0.00%	1.50%	0.00%
BBB+	Baa1	BBB+/Baa1 equivalent	1.125%	0.00%	1.375%	0.00%
A- or higher	A3 or higher	A-/A3 equivalent or higher	1.00%	0.00%	1.250%	0.00%

                    Approved Fund.  Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                    Assignment and Assumption.  An Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by §19.1), and accepted by the Administrative Agent, substantially in the form of Exhibit E or any other form approved by the Administrative Agent.

                    Availability Period.  The period from and including the Restatement Date to but excluding the earlier of the Revolving Credit Loan Maturity Date and the date of termination of the Revolving Credit Commitments.

                    Base Rate.  The higher of (a) the variable annual rate of interest designated from time to time by M&T Bank at its head office in Buffalo, New York or any successor Agent at its principal office, as its "prime rate" (which is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer) or (b) one half of one percent (1/2%) above the overnight federal funds effective rate as published by the Board of Governors of the Federal Reserve System, as in effect from time to time.  Any change in the Base Rate during an Interest Period shall result in a corresponding change on the same day in the rate of interest accruing from and after such day on the unpaid balance of principal of the Base Rate Loans, if any, applicable to such Interest Period, effective on the day of such change in the Base Rate.

                    Base Rate Loans.  Those Loans bearing interest calculated by reference to the Base Rate.

                    Borrower Representative.  Sovran, acting on behalf of all of the Borrowers.  The Agents and the Lenders shall be entitled to rely, and all of the Borrowers hereby agree that the Agents and the Lenders may so rely, on any notice given or received or action taken or not taken by Sovran as being authorized by each of the Borrowers.

                    Borrowers.  As defined in the preamble hereto.

                    Budgeted Project Costs.  With respect to Construction-In-Process, the total budgeted project cost of such Construction-In-Process shown on schedules submitted by the Borrower Representative to the Administrative Agent from time to time; provided that for Construction-In-Process owned by any Partially-Owned Entity, the Budgeted Project Cost of such Construction-In-Process shall be the applicable Borrower's pro-rata share of the total budgeted project cost of such Construction-In-Process (based on the greater of (x) such Borrower's percentage equity interest in such Partially-Owned Entity or (y) the Borrower's obligation to provide or liability for providing funds to such Partially-Owned Entity).

                    Building.  Individually and collectively, the buildings, structures and improvements now or hereafter located on the Real Estate and intended for income production.

                    Business Day.  Any day on which banking institutions in New York, New York are open for the transaction of banking business and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

                    Capitalization Rate.  A rate equal to nine and one-quarter percent (9.25%); provided however, that the Capitalization Rate shall be reviewed from time to time by the Administrative Agent and shall be subject to adjustment by the Required Lenders, in their sole discretion, based upon market conditions for comparable property types; provided further that the Capitalization Rate may only be adjusted once during the term of this Credit Agreement, and may only be adjusted at such time by up to .50%.

                    Capitalized Leases.  Leases under which any Borrower or any of its Subsidiaries or any Partially-Owned Entity is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

                    Capitalized Unencumbered Property Value.  As of any date of determination with respect to an Unencumbered Property, an amount equal to Adjusted Unencumbered Property NOI for such Unencumbered Property for the most recent two (2) complete fiscal quarters multiplied by two (2), with the product being divided by the Capitalization Rate.  The calculation of Capitalized Unencumbered Property Value shall be adjusted as set forth in §10.13 hereof.

                    Cash and Cash Equivalents.  Collectively, unrestricted (i) cash, (ii) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; and (iii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody's provided that the maturities of such Cash and Cash Equivalents shall not exceed one year.

                    CERCLA.  See §7.18.

                    Code.  The Internal Revenue Code of 1986, as amended and in effect from time to time.

                    Commitment.  With respect to each Lender, its Revolving Credit Commitment or Term Commitment, as applicable.  "Commitments" shall refer, collectively, with respect to each Lender, to such Lender's Revolving Credit Commitment and/or Term Commitment, as applicable.

                    Commitment Percentage.  With respect to each Lender, its Revolving Credit Commitment Percentage or Term Commitment Percentage, as applicable.  "Commitment Percentages" shall refer collectively, with respect to each Lender, to such Lender's Revolving Credit Commitment Percentage and/or Term Commitment Percentage, as applicable.

                    Completed Revolving Credit Loan Request.  A loan request accompanied by all information required to be supplied under the applicable provisions of §2.4.

                    Consolidated or consolidated.  With reference to any term defined herein, shall mean that term applied to the accounts of Sovran and its Subsidiaries (including the Guarantors) or SALP and its Subsidiaries, as the case may be, consolidated in accordance with GAAP.

                    Consent and Amendment No 2.  The Consent and Amendment No. 2 to Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 22, 2006 by and among the Borrowers and certain other parties to the Existing Credit Agreement.

                    Consolidated Adjusted EBITDA.  For any period, an amount equal to the consolidated net income of the Borrowers and their respective Subsidiaries for such period, as determined in accordance with GAAP, before deduction of (a) gains (or losses) from the sale of real property or interests therein, debt restructurings and other extraordinary items (provided such deduction shall not include extraordinary items that include liquidated damages, compensatory damages or other obligations arising out of a Borrower's default under an agreement to purchase or lease Real Estate) (b) minority interest attributable to a Borrower or a Guarantor and (c) income taxes; plus (x) interest expense and (y) depreciation and amortization, minus a recurring capital expense reserve in an amount equal to ten cents ($0.10) per net rentable square foot multiplied by the total net rentable square feet of all Real Estate; all after adjustments for unconsolidated partnerships, joint ventures and other entities.  The calculation of Consolidated Adjusted EBITDA shall be further adjusted as set forth in §10.13 hereof.

                    Consolidated Assumed Amortizing Unsecured Debt Service Charges.  As of any date of determination, an amount equal to the assumed interest and principal payments for an imputed six month period on all Unsecured Indebtedness of the Borrowers and their respective Subsidiaries for borrowed money or in respect of reimbursement obligations for letters of credit, guaranty obligations or Capitalized Leases, whether direct or contingent, which is outstanding on such date based upon a two hundred and forty (240) month mortgage style amortization schedule and an annual interest rate equal to the greater of (x) the sum of two percent (2%) plus the imputed ten (10) year United States Treasury bill yield as of such date based upon published quotes for Treasury bills having ten (10) years to maturity and (y) 7.5%.  For example, if the imputed ten (10) year United States Treasury bill yield as of such date were 6% and the total amount of Unsecured Indebtedness of the Borrowers and their respective Subsidiaries on such date were $100,000, Consolidated Assumed Amortizing Unsecured Debt Service Charges would be equal to $5,019 (e.g. six month period, at $10,038 per annum).

                    Consolidated Capitalized Value.  As of any date of determination, an amount equal to Revised Consolidated Adjusted EBITDA for the most recent two (2) completed fiscal quarters multiplied by two (2), with the product being divided by the Capitalization Rate.  The calculation of Consolidated Capitalized Value shall be adjusted as set forth in §10.13 hereof.

                    Consolidated Fixed Charges.  With respect to the Borrowers and their respective Subsidiaries and for any period, the sum, without duplication, of (a) Consolidated Total Interest Expense for such period plus (b) any and all scheduled repayments of principal (excluding balloon payments of principal due upon the stated maturity of an Indebtedness) during such period in respect of Indebtedness that becomes due and payable or that are to become due and payable during such period pursuant to any agreement or instrument to which the Borrowers or any of their respective Subsidiaries is a party relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Synthetic Leases or any Capitalized Leases, (iv) in respect of any reimbursement obligations in respect of letters of credit due and payable during such period, and (v) Indebtedness of the type referred to above of another Person guaranteed by the Borrowers or any of their respective Subsidiaries, plus (c) Preferred Dividends for such period.  Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding.

                    Consolidated Secured Indebtedness.  As of any date of determination, the aggregate principal amount of all Indebtedness of the Borrowers and their respective Subsidiaries for borrowed money or in respect of reimbursement obligations for letters of credit, guaranty obligations or Capitalized Leases, whether direct or contingent, which is outstanding at such date and which is secured by a Lien on properties or other assets of such Persons, without regard to Recourse.

                    Consolidated Tangible Net Worth.  As of any date of determination, Gross Asset Value minus Consolidated Total Liabilities.

                    Consolidated Total Interest Expense.  For any period, the aggregate amount of interest required to be paid or accrued by the Borrowers and their respective Subsidiaries during such period on all Indebtedness of the Borrowers and their respective Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money; provided that such fees paid in connection with the borrowing of money may be amortized over the period of the applicable loan.

                    Consolidated Total Liabilities.  As of any date of determination, all liabilities of the Borrowers and their respective Subsidiaries determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of the Borrowers and their respective Subsidiaries, and all Indebtedness of the Borrowers and their respective Subsidiaries, whether or not so classified.  The calculation of Consolidated Total Liabilities shall be adjusted as set forth in §10.13 hereof.

                    Consolidated Unsecured Indebtedness.  As of any date of determination, the aggregate principal amount of all Unsecured Indebtedness of the Borrowers and their respective Subsidiaries for borrowed money or in respect of reimbursement obligations for letters of credit, guaranty obligations or Capitalized Leases, whether direct or contingent, which is outstanding at such date, including without limitation the aggregate principal amount of all the Obligations under this Credit Agreement as of such date determined on a consolidated basis in accordance with GAAP, without regard to Recourse.

                    Construction-In-Process.  Any Real Estate for which any Borrower, any Guarantor, any of the Borrowers' Subsidiaries or any Partially-Owned Entity is actively pursuing construction, renovation, or expansion of Buildings, all pursuant to such Person's ordinary course of business.

                    Conversion Request.  A notice given by the Borrower Representative to the Administrative Agent of its election to convert or continue a Loan in accordance with §2.5 or §3.4, as applicable.

                    Cornerstone Acquisition.  As defined in the Consent and Amendment No. 2.

                    Credit Agreement.  This Third Amended And Restated Revolving Credit and Term Loan Agreement, including the Schedules and Exhibits hereto, as the same may be from time to time amended and in effect.

                    Credit Rating.  The long-term unsecured, non-credit enhanced debt ratings assigned by not less than two of the Rating Agencies (at least one of which shall be S&P or Moody's) to SALP.

                    default.  When used with reference to this Credit Agreement or any other Loan Document, any of the events or conditions specified in §13.1, whether or not any requirement for the giving of notice, the lapse of time or both, has been satisfied.

                    Default.  As of the relevant time of determination, an event or occurrence which:

                              (i)     requires notice and time to cure to become an Event of Default and as to which notice has been given to the Borrowers by the Administrative Agent; or

                              (ii)     has occurred and will become an Event of Default (without notice) if such event remains uncured after any grace period specified in §13.1 or, in the case of matters referred to in §13.1(k), in the other applicable Loan Document(s).

                    Designated Subsidiaries.  Collectively, each of the following Subsidiaries of the Borrowers, which are not Subsidiary Guarantors hereunder:

                    (a)     Locke Leasing, LLC (Subsidiary of Sovran Acquisition Limited Partnership);

                    (b)     Iskalo Land Holdings, LLC, a New York limited liability company (Subsidiary of Sovran Acquisition Limited Partnership);

                    (c)     Sovran Jones Road, LLC, a Delaware limited liability company (Subsidiary of Sovran Acquisition Limited Partnership);

                    (d)     Sovran Congress, LLC, a Delaware limited liability company (Subsidiary of Sovran Acquisition Limited Partnership);

                    (e)     Sovran Cameron, LLC, a Delaware limited liability company (Subsidiary of Sovran Acquisition Limited Partnership);

                    (f)     Sovran Huebner, LLC, a Delaware limited liability company (Subsidiary of Sovran Acquisition Limited Partnership);

                    (g)     Sovran Little Road, LLC, a Delaware limited liability company (Subsidiary of Sovran Acquisition Limited Partnership);

                    (h)     Sovran Granbury, LLC, a Delaware limited liability company (Subsidiary of Sovran Acquisition Limited Partnership);

                    (i)     Sovran Grapevine, LLC, a Delaware limited liability company (Subsidiary of Sovran Acquisition Limited Partnership);

                    (j)     Sovran Washington, LLC, a Delaware limited liability company (Subsidiary of Sovran Acquisition Limited Partnership);

                    (k)     Sovran Meramac, LLC, a Delaware limited liability company (Subsidiary of Sovran Acquisition Limited Partnership);

                    (l)     Sovran Shackelford, LLC, a Delaware limited liability company (Subsidiary of Sovran Acquisition Limited Partnership);

                    (m)     Sovran Seminole, LLC, a Delaware limited liability company (Subsidiary of Sovran Acquisition Limited Partnership);

                    (n)     Sovran DeGaulle, LLC, a Delaware limited liability company (Subsidiary of Sovran Acquisition Limited Partnership); and

                    (o)     Sovran Manchester, LLC, a Delaware limited liability company (Subsidiary of Sovran Acquisition Limited Partnership),

and any other Subsidiaries of the Borrowers, which are not Subsidiary Guarantors hereunder.

                    Disqualifying Building Event.  Any structural or repair and maintenance matter (other than a Release) as to any Building or any Real Estate that in the Administrative Agent's reasonable opinion will require the expenditure of $250,000 or more to remedy or complete such matter and the remediation or completion of which is required by prudent real estate ownership or operation.

                    Disqualifying Environmental Event.  Any Release or threatened Release of Hazardous Substances, any violation of Environmental Laws or any other similar environmental event with respect to a Real Estate that causes (y) the occupancy or rent of such Real Estate to be adversely affected, as compared to what otherwise would have been the occupancy or rent of such Real Estate in the absence of such environmental event or (z) such Real Estate to no longer be financeable on a secured, long-term debt basis under the then generally accepted underwriting standards of national institutional lenders.

                    Disqualifying Legal Event.  Any violation or non-compliance with any applicable law, statute, rule or regulation (other than an Environmental Law) with respect to any Real Estate, which requires cure or compliance for prudent real estate ownership or operation.

                    Distribution.  With respect to:

                              (i)     SALP, any distribution of cash or other cash equivalent, directly or indirectly, to the partners or other equity interest holders of SALP; or any other distribution on or in respect of any partnership interests of SALP; and

                              (ii)     Sovran, the declaration or payment of any dividend or any other distribution on or in respect of any shares of any class of capital stock of Sovran, other than dividends payable solely in shares of common stock by Sovran.

                    Documentation Agent.  HSBC Bank USA, National Association, acting as documentation agent for the Lenders, or any successor agent, as permitted by §15.

                    Dollars or $.  Dollars in lawful currency of the United States of America.

                    Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with §2.5 or §3.4.

                    Eligible Assignee.  Means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless a Default or Event of Default shall exist, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrowers or any of the Borrowers' Affiliates or Subsidiaries.

                    Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

                    Environmental Laws.  See §7.18(a).

                    ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

                    ERISA Affiliate.  Any Person which is treated as a single employer with any Borrower under §414 of the Code.

                    ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

                    Eurocurrency Reserve Rate.  For any day with respect to a LIBOR Rate Loan, the weighted average of the rates (expressed as a decimal) at which all of the Lenders subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding.  The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

                    Event of Default.  See §13.1.

                    Existing Credit Agreement.  As defined in the Recitals hereto.

                    Facility Fee.  The facility fee payable by the Borrowers jointly and severally to the Administrative Agent for the account of the Lenders in accordance with their respective Revolving Credit Commitment Percentages, which facility fee shall be equal to the aggregate Revolving Credit Commitments multiplied by the respective percentages per annum corresponding to SALP's Credit Rating in accordance with the following table:

Range of SALP's Credit Rating (S&P/Moody's Ratings)	Facility Fee (% per annum)
A-/A3 or higher	0.15
BBB+/Baa1	0.20
BBB/Baa2	0.20
BBB-/Baa3	0.25
Below BBB-/Baa3 or unrated	0.25

The Facility Fee shall be payable quarterly, in arrears, on the first Business Day of each January, April, July and October, calculated for the immediately preceding calendar quarter (or portion thereof) commencing on the first such day after the Restatement Date.  Any change in SALP's Credit Rating causing it to move to a different range on the table shall to the extent set forth below effect an immediate change in the applicable percentage per annum.  SALP shall notify the Administrative Agent in writing promptly after becoming aware of any change in any of its debt ratings.  SALP shall maintain Credit Ratings from at least two (2) Rating Agencies, one of which must be Moody's or S&P so long as such Persons are in the business of providing debt ratings for the REIT industry; provided that if SALP fails to maintain at least two Credit Ratings, the Facility Fee shall be based upon an S&P rating of less than BBB- in the table above.  In the event that SALP receives two (2) Credit Ratings that are not equivalent, the Applicable Margin shall be determined by the higher of such two (2) Credit Ratings.  In the event SALP receives more than two (2) Credit Ratings and such Credit Ratings are not equivalent, the Facility Fee shall be determined by the higher of the two highest ratings; provided that one of such ratings shall be from S&P or Moody's, so long as such Persons are in the business of providing debt ratings for the REIT industry.

                    Notwithstanding the foregoing, in the event that any Lender fails to fund its Revolving Credit Commitment Percentage of any Revolving Credit Loan requested by the Borrowers which such Lender is obligated to fund under the terms of this Agreement, (A) such Lender shall not be entitled to any portion of the Facility Fee with respect to its Revolving Credit Commitment until such failure has been cured, and (B) until such time, the Facility Fee shall accrue in favor of the Lenders which have funded their respective Revolving Credit Commitment Percentage of such requested Revolving Credit Loans, and shall be allocated among such performing Lenders ratably based upon their relative Revolving Credit Commitments.

                    Fee Letter.  See §4.1.

                    Fitch.  Fitch IBCA Inc., or any successor thereto.

                    Foreign Lender.  Any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are a resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction

                    Fund.  Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                    Funds from Operations.  With respect to any fiscal period of the Borrowers, an amount, without double-counting, equal to the consolidated net income of the Borrowers and their respective Subsidiaries, as determined in accordance with GAAP, before deduction of real estate related depreciation and amortization, and excluding gains (or losses) from the sale of real property or interests therein (provided such deduction shall not include extraordinary items that include liquidated damages, compensatory damages or other obligations arising out of a Borrower's default under an agreement to purchase or lease Real Estate), debt restructurings or other extraordinary items, and after adjustments for unconsolidated partnerships, joint ventures or other entities (such adjustments to be calculated to reflect Funds from Operations on the same basis, to the extent that such Funds from Operations attributable to unconsolidated partnerships, joint ventures and other entities are not subject to the claims of any other Person).

                    GAAP.  Generally accepted accounting principles, consistently applied.

                    Gross Asset Value.  The sum of:  (a) unrestricted Cash and Cash Equivalents, up to a maximum of $10,000,000; (b) for Real Estate owned in fee simple or subject to a Ground Lease for one fiscal quarter or more, Consolidated Capitalized Value of all such Real Estate; (c) for Real Estate owned in fee simple or leased under a Ground Lease for less than one fiscal quarter, 100% of the acquisition cost of such Real Estate; (d) 100% of the book value of any Construction-In-Process; and (e) 100% of the book value of all other non-Real Estate assets, exclusive of any goodwill and other intangible assets, related-party receivables, Other Assets (as appearing in SALP's financial statements), and prepaid expenses.  Notwithstanding the foregoing, Real Estate subject to a Ground Lease shall not exceed 10% of Gross Asset Value.

                    Ground Lease.  A ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of 40 years or more from the

Restatement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee's interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

                    Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any Guarantor, as the case may be, or any ERISA Affiliate of any of them the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

                    Guaranties.  Collectively, the Holdings Guaranty and any other guaranty of the Obligations made by an Affiliate of a Borrower in favor of the Administrative Agent and the Lenders.

                    Guarantors.  Collectively, Holdings and any other Affiliate of a Borrower executing a Guaranty, provided, however, when the context so requires, Guarantor shall refer to Holdings or such Affiliate, as appropriate.  Any Guarantor that is the owner of an Unencumbered Property shall be a wholly-owned Subsidiary, provided that, from and after the release of the Guaranty of any Subsidiary Guarantor pursuant to §6 below, such Subsidiary Guarantor shall no longer be considered a "Guarantor" for purposes of this Credit Agreement.

                    Hazardous Substances.  See §7.18(b).

                    Hedge Agreement.  An interest rate swap, cap or collar agreement or any arrangement similar to any of the foregoing between any Borrower and any Lender relating to indebtedness under this Credit Agreement, each as providing for the transfer or mitigation of interest rate risk either generally or under specific contingencies.

                    Holdings.  As defined in the preamble hereto.

                    Holdings Guaranty.  The Guaranty dated as of the date hereof made by Holdings in favor of the Administrative Agent and the Lenders pursuant to which Holdings guarantees to the Administrative Agent and the Lenders the unconditional payment and performance of the Obligations.

                    Indebtedness.  With respect to any Person, all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon such Person's balance sheet as liabilities, including, without limitation:  (a) all obligations for borrowed money and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, negative pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all obligations (i) under any Capitalized Lease or (ii) under any Synthetic Lease or (iii) in respect of "off-balance sheet arrangements" (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder); (d) all obligations to purchase, redeem, retire, or otherwise acquire for value any shares of capital stock of any class issued by such Person or any rights to acquire such shares; (e) all obligations under any Hedge Agreement, forward contract, futures contract, swap, option or other financing arrangement, the value of which is dependent upon interest rates, currency exchange rates, commodities, any Borrower's or Guarantor's present or future beneficial interest, shares or security trading value, or other indices; (f) the amount of payments received by such person in any forward equity transaction by which such payments are received by such Person in consideration for the sale of stock or partnership units in such Person when the delivery and/or the determination of the amount of the stock or units so sold occurs later than one (1) month after such Person receives such payment, but only to the extent that the obligation to deliver such stock or units is not payable solely in the stock or units of such Person; (g) all guarantees for borrowed money, endorsements and other contingent obligations, whether direct or indirect, in respect of indebtedness or obligations of others, including any obligation to supply funds (including partnership obligations and capital requirements) to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the reimbursement obligations in respect of any letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (h) all obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (i) all obligations issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith); (j) all sales of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith; and (k) all obligations in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law.  The calculation of Indebtedness of any Person shall be adjusted as set forth in §10.13.

                    Indebtedness Lien.  See §9.4(b).

                    Indemnified Lender's(s) Group.  See §17.

                    Intercreditor Agreement.  The amended and restated intercreditor agreement dated as of April 26, 2006 among the Administrative Agent on behalf of the Lenders and the Noteholders (as defined therein).

                    Interest Payment Date.  (i) As to any Base Rate Loan, the last day of the calendar month which includes the Drawdown Date thereof; and (ii) as to any LIBOR Rate Loan in respect of which the Interest Period is (A) 3 months or less, the last day of such Interest Period and (B) more than 3 months, the date that is 3 months from the first day of such Interest Period, each date that is 3 months thereafter, and, in addition, the last day of such Interest Period.

                    Interest Period.  With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the following periods (as selected by the Borrowers in a Completed Revolving Credit Loan Request or as otherwise in accordance with the terms of this Credit Agreement):  (i) for any Base Rate Loan, the last day of the calendar month, and (ii) for any LIBOR Rate Loan, 1, 2, 3, or 6 months (provided that the Interest Period for LIBOR Rate Loans may be shorter than 1 month in order to consolidate 2 or more LIBOR Rate Loans); and (b) thereafter, each period commencing at the end of the last day of the immediately preceding Interest Period applicable to such Loan and ending on the last day of the applicable period set forth in (a) above as selected by the Borrowers in a Conversion Request or as otherwise in accordance with this Credit Agreement; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                                        (A)     if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

                                        (B)     if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                                        (C)     if the Borrowers shall fail to give notice of conversion or continuation as provided in §2.5 or §3.4, the Borrowers shall be deemed to have requested a conversion of the affected LIBOR Rate Loan into a Base Rate Loan on the last day of the then current Interest Period with respect thereto;

                                        (D)     any Interest Period relating to any LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to subparagraph (E) below, end on the last Business Day of a calendar month; and

                                        (E)     any Interest Period that would otherwise extend beyond the applicable Maturity Date shall end on such Maturity Date.

                    Investments.  All expenditures made and all liabilities incurred (contingently or otherwise, but without double-counting):  (i) for the acquisition of stock, partnership or other equity interests or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, any Person; and (ii) for the acquisition of any other obligations of any Person.  In determining the aggregate amount of Investments outstanding at any particular time:  (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

                    Joint Venture Ownership Interest Value.  As of any date of determination, an amount equal to the pro rata share of Revised Consolidated Adjusted EBITDA attributable to the Borrowers from Partially-Owned Entities for the most recent two (2) completed fiscal quarters multiplied by two (2), with the product being divided by the Capitalization Rate.

                    L/C Obligations.  As at any date of determination, the Maximum Drawing Amount plus the aggregate of all Unpaid Reimbursement Obligations.  For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

                    Lead Arranger.  M&T Bank acting as sole lead arranger and bookrunner for this Credit Agreement.

                    Leases.  Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in or on the Buildings or on the Real Estate by persons other than the Borrower, its Subsidiaries or any Partially-Owned Entity.

                    Lenders.  Collectively, M&T Bank, the other lending institutions listed on Schedule 1.2 hereto and any other lenders which may provide additional commitments and become parties to this Credit Agreement, and any other Person who becomes an assignee of any rights of a Lender pursuant to §19 or a Person who acquires all or substantially all of the stock or assets of a Lender.

                    Letter of Credit.  See §5.1.

                    Letter of Credit Application.  See §5.1.

                    Letter of Credit Fee.  See §5.10.

                    Letter of Credit Participation.  See §5.4.

                    Leverage Ratio.  As at the end of any fiscal quarter or other date of measurement, the ratio, of Consolidated Total Liabilities to Gross Asset Value, expressed in percentage terms by using Gross Asset Value as the denominator and Consolidated Total Liabilities as the numerator.

                    LIBOR Breakage Costs.  With respect to any LIBOR Rate Loan to be prepaid or not drawn after elected or converted prior to the last day of the applicable Interest Period, a prepayment "breakage" fee in an amount determined by the Administrative Agent in the following manner:

                                        (i)     First, the Administrative Agent shall determine the amount by which (a) the total amount of interest which would have otherwise accrued hereunder on each installment of principal prepaid or not so drawn, during the period beginning on the date of such prepayment or failure to draw and ending on the last day of the applicable LIBOR Rate Loan Interest Period (the "Reemployment Period"), exceeds (b) the total amount of interest which would accrue, during the Reemployment Period, on any readily marketable bond or other obligation of the United States of America designated by the Administrative Agent in its sole discretion at or about the time of such payment, such bond or other obligation of the United States of America to be in an amount equal (as nearly as may be) to the amount of principal so paid or not drawn after elected and to have maturity at the end of the Reemployment Period, and the interest to accrue thereon to take account of amortization of any discount from par or accretion of premium above par at which the same is selling at the time of designation.  Each such amount is hereinafter referred to as an "Installment Amount".

                                        (ii)     Second, each Installment Amount shall be treated as payable on the last day of the LIBOR Rate Loan Interest Period which would have been applicable had such principal installment not been prepaid or not borrowed.

                                        (iii)     Third, the amount to be paid on each such breakage date shall be the present value of the Installment Amount determined by discounting the amount thereof from the date on which such Installment Amount is to be treated as payable, at the same yield to maturity as that payable upon the bond or other obligation of the United States of America designated as aforesaid by the Administrative Agent.

                                                     If by reason of an Event of Default the Administrative Agent elects to declare a LIBOR Rate Loan to be immediately due and payable, then any breakage fee with respect to such LIBOR Rate Loan shall become due and payable in the same manner as though the Borrowers had exercised such right of prepayment.

                    LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion acting in good faith.

                    LIBOR Rate.  For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (i) the rate determined by the Administrative Agent at which Dollar deposits for such Interest Period are offered based on information presented on Reuters Screen LIBOR01 Page (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate.  If the rate described above does not appear on the Telerate screen on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the second LIBOR Business Day prior to the first day of such Interest Period as selected by the Administrative Agent.  The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate.  If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the second LIBOR Business Day prior to the first day of such Interest Period.  In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be considered that the LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined.

                    In the event that the Board of Governors of the Federal Reserve System shall impose a reserve requirement with respect to LIBOR deposits of the Lenders, then for any period during which such reserve requirement shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to one (1.00) minus the Eurocurrency Reserve Rate.

                    LIBOR Rate Loan(s).  Those Loans bearing interest calculated by reference to the LIBOR Rate.

                    Lien.  See §9.2.

                    Loan Documents.  Collectively, this Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Guaranties, the Intercreditor Agreement, the Fee Letter and any and all other agreements, instruments or documents now or hereafter evidencing or otherwise relating to the Loans and executed or delivered by or on behalf of any Borrower or its Subsidiaries or any Guarantor or its Subsidiaries in connection with the Loans, or referred to herein or therein and delivered to the Administrative Agent or the Lenders by or on behalf of any Borrower, any Guarantor or any of their respective Subsidiaries, and all schedules, exhibits and annexes hereto or thereto, as the same may from time to time be amended and in effect, and any other document identified thereon as a "Loan Document" under this Credit Agreement.

                    Loans.  The Revolving Credit Loans and the Term Loan.

                    M&T Bank.  As defined in the preamble hereto.

                    Material Adverse Effect.  A materially adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Borrowers and their Subsidiaries taken as a whole, (b) the ability of the Borrowers to perform their respective obligations under this Agreement and any of the Loan Documents, (c) the ability of any Guarantor to perform its obligations under the Guaranty to which it is a party, or (d) the validity or enforceability of this Agreement, the Guaranties or any of the other Loan Documents.

                    Maturity Date.  The Revolving Credit Loan Maturity Date or the Term Maturity Date, as applicable.

                    Maximum Drawing Amount.  The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

                    Moody's.  Moody's Investors Service, Inc., and its successors.

                    Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any Borrower or any Guarantor as the case may be or any ERISA Affiliate.

                    Net Cash Proceeds.  The net cash proceeds received by any Person in respect of any asset sale, equity issuance or debt issuance less (i) all reasonable out-of-pocket fees, commissions and other expenses incurred in connection with such sale or issuance, including the amount (estimated in good faith by such Person) of income, franchise, sales and other applicable taxes required to be paid by such Person in connection with such sale or issuance, (ii) repayment of Indebtedness that is required to be repaid in connection with such asset sale to the extent permitted under this Credit Agreement; (iii) required amounts to be provided by the Borrowers or any Subsidiary, as the case may be, as a reserve, in accordance with generally accepted accounting principles, against any liabilities associated with such asset sale including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with any such asset sale and consented to by the Lenders or otherwise permitted hereunder.

                    Note Purchase Agreement.  Collectively, that certain Note Purchase Agreement dated as of September 4, 2003, and that certain Note Purchase Agreement dated as of April 26, 2006, in each case, by and among the Borrowers and the note purchasers thereunder or any successors thereto, as such agreements may be amended, renewed, restated, replaced, refunded, or refinanced from time to time and any successor note purchase agreements.

                    Notes.  Collectively or individually, as applicable, the Revolving Credit Notes and Term Notes.

                    Obligations.  All indebtedness, obligations and liabilities of the Borrowers and their Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or the Reimbursement Obligations incurred, or any of the Notes, Letter of Credit Applications, Letters of Credit, or other instruments at any time evidencing any thereof, whether existing on the date of this Credit Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

                    Operating Subsidiaries.  Any Subsidiaries of a Borrower that, at any time of reference, provide management, construction, design or other services (excluding any such Subsidiary which may provide any such services which are only incidental to that Subsidiary's ownership of one or more Real Estate).

                    Partially-Owned Entity(ies).  Any of the partnerships, joint ventures and other entities owning real estate assets in which SALP and/or Sovran collectively, directly or indirectly through its full or partial ownership of another entity, does not own a majority of the equity interests, whether or not such entity is required in accordance with GAAP to be consolidated with Sovran for financial reporting purposes.

                    PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

                    Permits.  All governmental permits, licenses, and approvals necessary or useful for the lawful operation and maintenance of the Real Estate.

                    Permitted Liens.  Liens, security interests and other encumbrances permitted by §9.2.

                    Person.  Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government (or any governmental agency or political subdivision thereof).

                    Preferred Dividends.  Any dividend, distribution, redemption, or payment upon liquidation paid to one class of stockholders of the capital stock of any Person in priority to that to be paid to any other class of stockholders of the capital stock of such Person, including any such dividends paid on preferred operating partnership units.

                    RCRA.  See §7.18.

                    Rating Agency.  Moody's, S&P, Fitch or another nationally-recognized rating agency reasonably satisfactory to the Administrative Agent.

                    Real Estate.  The fixed and tangible properties consisting of land, buildings and/or other improvements owned in fee simple or leased under a ground lease by any Borrower, by any Guarantor or by any other entity in which a Borrower is the holder of an equity interest at the relevant time of reference thereto, including, without limitation, (i) the Unencumbered Properties at such time of reference, and (ii) the real estate assets owned by each of the Partially-Owned Entities at such time of reference.

                    Record.  The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan.

                    Recourse.  With reference to any obligation or liability, any liability or obligation that is not Without Recourse to the obligor thereunder, directly or indirectly.  For purposes hereof, a Person shall not be deemed to be "indirectly" liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor's liabilities or obligations (e.g., by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person's being a general partner of such obligor).

                    Reimbursement Obligation.  The Borrowers' joint and several obligation to reimburse the Administrative Agent and the Lenders on account of any drawing under any Letter of Credit as provided in §5.6.

                    REIT.  A "real estate investment trust", as such term is defined in Section 856 of the Code.

                    Release.  See §7.18(c)(iii).

                    Required Lenders.  As of any date, one or more Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the sum of (a) the outstanding principal amount of the Term Loan plus (b) the amount of the Total Revolving Credit Commitments (or if the Revolving Credit Commitments have been terminated, then the outstanding principal of the Revolving Credit Loans plus aggregate participations in the Maximum Drawing Amount and all Unpaid Reimbursement Obligations) provided that if no principal amount of any Loan is outstanding, "Required Lenders" shall mean one or more Lenders whose aggregate Revolving Credit Commitments constitutes at least sixty-six and two-thirds percent (66 2/3%) of the Total Revolving Credit Commitment.

                    Restatement Date.  The date on which all of the conditions set forth in §11 have been satisfied or waived in accordance with the terms of this Credit Agreement.

                    Revised Consolidated Adjusted EBITDA.  For any period, Consolidated Adjusted EBITDA for such period; plus actual general and administrative expenses of the Borrowers and their Subsidiaries for such period to the extent included in Consolidated Adjusted EBITDA, minus an implied, management fee in an amount equal to five percent (5%) of consolidated total revenues from Real Estate.

                    Revolving Credit Commitment.  With respect to each Lender, the amount set forth on Schedule 1 attached hereto as the amount of such Lender's commitment to make a portion of the Revolving Credit Loans to the Borrowers and to participate in the issuance, extension and renewal of Letters of Credit, as the same may be increased or reduced from time to time pursuant to the terms hereof; or if such commitment is terminated pursuant to the provisions hereof, zero.

                    Revolving Credit Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1.2 hereto as such Lender's percentage of the Total Revolving Credit Commitment and any changes thereto from time to time.

                    Revolving Credit Loan Maturity Date.  June 24, 2011.

                    Revolving Credit Loan(s).  Each and every revolving credit loan made or to be made by the Lenders to the Borrowers pursuant to §2.

                    Revolving Credit Note Record.  A Record with respect to the Revolving Credit Notes.

                    Revolving Credit Notes.  Collectively, the separate promissory notes of the Borrowers in favor of each Lender in substantially the form of Exhibit A-1 hereto, in the aggregate principal amount of the Total Revolving Credit Commitment, dated as of the date hereof or as of such later date as any Person becomes a Lender under this Credit Agreement, and completed with appropriate insertions, as each of such notes may be amended and/or restated from time to time.

                    S&P.  Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., and its successors.

                    SALP.  As defined in the preamble hereto.

                    SARA.  See §7.18.

                    SEC.  The United States Security and Exchange Commission.

                    SEC Filings.  Collectively, (a) Sovran's Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and (b) Sovran's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC pursuant to the Exchange Act.

                    Sell or Sale.  See §9.4(b).

                    Sovran.  As defined in the preamble hereto.

                    Sovran Treasury Stock.   Sovran capital stock repurchased and held by Sovran as treasury stock.

                    subsidiary.  Any entity required to be consolidated with its direct or indirect parent in accordance with GAAP.

                    Subsidiary.  Any corporation, association, partnership, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or controlling interests) of the outstanding voting interests or at least a majority of the economic interests (including, in any case, the Operating Subsidiaries and any entity required to be consolidated with its designated parent in accordance with GAAP).

                    Subsidiary Guarantor.  Any Guarantor other than Holdings.

                    Subsidiary Guaranty.  The form of Guaranty to be entered into by any Subsidiary Guarantor substantially in the form of Exhibit B hereto.

                    Syndication Agent.  SunTrust Bank, acting as syndication agent for the Lenders, or any successor agent, as permitted by §15.

                    Synthetic Lease.  Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

                    Term Commitment.  With respect to each Lender, the amount set forth on Schedule 1 attached hereto as the amount of such Lender's commitment to make a portion of the Term Loan to the Borrowers, as the same may be reduced from time to time pursuant to the terms hereof; or if such commitment is terminated pursuant to the provisions hereof, zero.

                    Term Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1.2 hereto as such Lender's percentage of the Total Term Commitment and any changes thereto from time to time.

                    Term Loan.  The term loan made by the Lenders to the Borrowers on the Restatement Date pursuant to §3.1.

                    Term Maturity Date.  June 22, 2012, or such earlier date on which the Term Loan shall become due and payable pursuant to the terms hereof.

                    Term Note Record.  A Record with respect to a Term Note.

                    Term Notes.  Collectively, the separate promissory notes of the Borrowers in favor of each of the Lenders with respect to the Term Loan in substantially the form of Exhibit A-2 hereto, in the aggregate principal amount of the Total Term Loan Commitment, dated as of the date hereof or as of such later date as any Person becomes a Lender under this Credit Agreement, and completed with appropriate insertions, as each of such notes may be amended and/or restated from time to time.

                    Total Revolving Credit Commitment.  As of any date, the sum of the then-current Revolving Credit Commitments of the Lenders to provide Revolving Credit Loans.  The Total Revolving Credit Commitment in effect on the Restatement Date is $100,000,000.

                    Total Term Loan Commitment.  As of any date, the sum of the then-current Term Loan Commitments of the Lenders to provide the Term Loan.  The Total Term Loan Commitment in effect on the Restatement Date is $250,000,000.

                    Tower Lease.  A Lease with a communication carrier or a tower development firm pursuant to which such carrier or firm will occupy a portion of a self-storage property for the purpose of using and/or constructing a monopole or tower or other structure thereon to which will be attached communications equipment and antennae, provided that any such Lease shall contain a relocation clause permitting relocation of the demised premises on the Real Estate site where the demised premises are located to allow re-use or re-development of such Real Estate site, and further provided that such relocation clause shall not be required (i) in any Tower Lease in existence as of the date hereof, or (ii) in any pre-existing Tower Lease on Real Estate hereinafter acquired.

                    Type.  As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

                    Unanimous Lender Approval.  The written consent of each Lender that is a party to this Credit Agreement at the time of reference.

                    Unencumbered Property.  Any Real Estate owned in fee simple or subject to a Ground Lease located in the contiguous United States that on any date of determination:  (a) is not subject to any Liens (including any such Lien imposed by the organizational documents of the owner of such asset, but excluding Permitted Liens), as certified by an officer of the Borrower Representative on the Restatement Date or such later date on which such Real Estate becomes an Unencumbered Property, (b) is not the subject of any matter that could reasonably be expected to have a Material Adverse Effect on the value of such Real Estate, (c) is not the subject of a Disqualifying Environmental Event, a Disqualifying Building Event or a Disqualifying Legal Event, in each case as certified by an officer of the Borrower Representative on the Restatement Date or such later date on which such Real Estate becomes an Unencumbered Property, (d) has been improved with a Building or Buildings which (1) have been issued a certificate of occupancy (where available) or is otherwise lawfully occupied for its intended use, (2) are fully operational, and (3) subsequent to the date that is twenty-four (24) months after the acquisition date of such Real Estate, have an average rent-paying occupancy rate (by net rentable square feet) of at least 75% for the two most recently ended consecutive fiscal quarters, (e) is wholly owned by a Borrower or a Guarantor that is a wholly-owned Subsidiary and (f) has not been designated by the Borrowers in writing to the Administrative Agent as Real Estate that is not an Unencumbered Property because of a Disqualifying Environmental Event, a Disqualifying Building Event or a Disqualifying Legal Event or the Borrower's intention to subject such Unencumbered Property to an Indebtedness Lien or to Sell such Unencumbered Property pursuant to §9.4(b) hereof, which designation shall not be permitted during the continuance of a Default (other than if such designation during a Default is made in conjunction with such Real Estate's being the subject of a Sale or Indebtedness Lien under §9.4(b)(ii) and in compliance therewith) or an Event of Default and shall be accompanied by a compliance certificate in the form of Exhibit D-6 attached hereto.

                    Unhedged Variable Rate Debt.  All Indebtedness of the Borrowers and their respective Subsidiaries for borrowed money or in respect of reimbursement obligations for letters of credit, guaranty obligations or Capitalized Leases, whether direct or contingent, including, to the extent applicable, the Obligations, which bears interest at one or more variable rates and is not subject to a Hedge Agreement or other interest rate hedging arrangement having a minimum term of one (1) year and having other terms reasonably acceptable to the Administrative Agent.

                    Uniform Customs.  See §5.3.

                    Unimproved Land.  Any Real Estate consisting of raw land which is not improved by Buildings.

                    Unpaid Reimbursement Obligations.  Any Reimbursement Obligation for which the Borrowers have not reimbursed the Administrative Agent and the Lenders on the date specified in, and in accordance with, §5.6.

                    Unsecured Indebtedness.  All Indebtedness of any Person that is not secured by a Lien on any asset of such Person.

                    wholly-owned Subsidiary.  Any Subsidiary of which Sovran and/or SALP shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or controlling interests) of the outstanding voting interests and one hundred percent (100%) of the economic interests, of which at least ninety-nine percent (99%) of the economic interests shall be owned by SALP.

                    Without Recourse or without recourse.  With reference to any obligation or liability, any obligation or liability for which the obligor thereunder is not liable or obligated other than as to its interest in a designated Real Estate or other specifically identified asset only (which asset is not interests in another Person), subject to such limited exceptions to the non-recourse nature of such obligation or liability, such as fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability.

                    §1.2.          Rules of Interpretation.

                                        (i)     A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms or the terms of this Credit Agreement.

                                        (ii)     The singular includes the plural and the plural includes the singular.

                                        (iii)     A reference to any law includes any amendment or modification to such law.

                                        (iv)     A reference to any Person includes its permitted successors and permitted assigns.

                                        (v)     Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

                                        (vi)     The words "include", "includes" and "including" are not limiting.

                                        (vii)     All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in New York, have the meanings assigned to them therein.

                                        (viii)     Reference to a particular "§" refers to that section of this Credit Agreement unless otherwise indicated.

                                        (ix)     The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

                                        (x)     Any provision granting any right to any Borrower or Guarantor during the continuance of (a) an Event of Default shall not modify, limit, waive or estopp the rights of the Lenders during the continuance of such Event of Default, including the rights of the Lenders to accelerate the Loans under §13.1 and the rights of the Lenders under §§13.2 or 13.3, or (b) a Default, shall not extend the time for curing same or modify any otherwise applicable notice regarding same.

          §2.     THE REVOLVING CREDIT FACILITY.

                    §2.1.     Revolving Credit Loans.

                    (a)     Commitment to Lend Revolving Credit Loans.  Subject to the provisions of §2.4 and the other terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrowers and the Borrowers may borrow, repay, and reborrow from each Lender from time to time during the Availability Period upon notice by the Borrower Representative to the Administrative Agent given in accordance with §2.4 hereof, such sums as are requested by the Borrower Representative up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender's Revolving Credit Commitment minus such Lender's Revolving Credit Commitment Percentage of the L/C Obligations; provided that the sum of (x) the outstanding amount of the Revolving Credit Loans, (after giving effect to all amounts requested) plus (y) all L/C Obligations, shall not at any time exceed the Total Revolving Credit Commitment in effect at such time.

                    (b)     The Revolving Credit Loans shall be made pro rata in accordance with each Lender's Revolving Credit Commitment Percentage.  Each request for a Revolving Credit Loan made pursuant to §2.4 hereof, shall constitute a representation and warranty by the Borrowers that the conditions set forth in §11 have been satisfied as of the Restatement Date, and that the conditions set forth in §12 have been satisfied on the date of such request and will be satisfied on the proposed Drawdown Date of the requested Revolving Credit Loan, provided that the making of such representation and warranty by the Borrowers shall not limit the right of any Lender not to lend if such conditions have not been met.  No Revolving Credit Loan shall be required to be made by any Lender unless all of the conditions contained in §11 have been satisfied as of the Restatement Date, and all of the conditions set forth in §12 have been met at the time of any request for a Revolving Credit Loan.

                    §2.2.     The Revolving Credit Notes.  The Revolving Credit Loans shall be evidenced by the Revolving Credit Notes.  A Revolving Credit Note shall be payable to the order of each Lender in an aggregate principal amount equal to such Lender's Revolving Credit Commitment.  The Borrowers irrevocably authorize each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Lender's Revolving Credit Notes, an appropriate notation on such Lender's Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Revolving Credit Loans set forth on such Lender's Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender's Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.  Upon receipt of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of any Revolving Credit Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Revolving Credit Note or other security document, the Borrowers will issue, in lieu thereof, a replacement Revolving Credit Note or other security document in the same principal amount thereof and otherwise of like tenor.

                    §2.3.      Interest on Revolving Credit Loans.

                    (a)     Interest on Base Rate Loans.  Except as otherwise provided in §4.10, each Revolving Credit Loan that is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto (unless earlier paid in accordance with §2.8) at a rate equal to the Base Rate plus the Applicable Margin for Revolving Credit Loans which are Base Rate Loans.

                    (b)     Interest on LIBOR Rate Loans.  Except as otherwise provided in §4.10, each Revolving Credit Loan that is a LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto (unless earlier paid in accordance with §2.8) at a rate equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin for Revolving Credit Loans which are LIBOR Rate Loans.

                    (c)     Interest Payments.  The Borrowers jointly and severally unconditionally promise to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

                    §2.4.     Requests for Revolving Credit Loans.

                    The following provisions shall apply to each request by the Borrowers for a Revolving Credit Loan:

                              (i)     The Borrower Representative shall submit a Completed Revolving Credit Loan Request to the Administrative Agent as provided in this §2.4.  Except as otherwise provided herein, each Completed Revolving Credit Loan Request shall be in a minimum amount of $2,000,000 or an integral multiple of $100,000 in excess thereof.  Each Completed Revolving Credit Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Revolving Credit Loans requested from the Lenders on the proposed Drawdown Date, unless such Completed Revolving Credit Loan Request is withdrawn (x) in the case of a request for a Revolving Credit Loan that is a LIBOR Rate Loan, at least four (4) Business Days prior to the proposed Drawdown Date for such Revolving Credit Loan, and (y) in the case of a request for a Revolving Credit Loan that is a Base Rate Loan, at least two (2) Business Days prior to the proposed Drawdown Date for such Revolving Credit Loan.

                              (ii)     Each Completed Revolving Credit Loan Request shall be delivered by the Borrower Representative to the Administrative Agent by 10:00 a.m. (New York City time) on any Business Day, and at least two (2) Business Days prior to the proposed Drawdown Date of any Base Rate Loan, and at least four (4) Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan.

                              (iii)     Each Completed Revolving Credit Loan Request shall include a completed writing in the form of Exhibit C hereto specifying:  (1) the principal amount of the Revolving Credit Loan requested, (2) the proposed Drawdown Date of such Revolving Credit Loan, (3) the Interest Period applicable to such Revolving Credit Loan, and (4) the Type of such Revolving Credit Loan being requested.

                              (iv)     No Lender shall be obligated to fund any Revolving Credit Loan unless:

                    (a)     a Completed Revolving Credit Loan Request has been timely received by the Administrative Agent as provided in subsection (i) above; and

                    (b)     both before and after giving effect to the Revolving Credit Loan to be made pursuant to the Completed Revolving Credit Loan Request, all of the conditions contained in §11 shall have been satisfied as of the Restatement Date, and all of the conditions set forth in §12 shall have been met, including, without limitation, the condition under §12.1 that there be no Default or Event of Default under this Credit Agreement; and

                    (c)     the Administrative Agent shall have received a certificate in the form of Exhibit D-1 hereto signed by the chief financial officer or treasurer of the Borrower Representative setting forth computations evidencing compliance with the covenants contained in §§10.1, 10.2, 10.3 and 10.11 on a pro forma basis after giving effect to such requested Revolving Credit Loan, and, certifying that, both before and after giving effect to such requested Revolving Credit Loan, no Default or Event of Default exists or will exist under this Credit Agreement or any other Loan Document, and that after taking into account such requested Revolving Credit Loan, no default will exist as of the Drawdown Date or thereafter.

                              (v)     The Administrative Agent will use good faith efforts to cause the Completed Revolving Credit Loan Request to be delivered to each Lender in accordance with §15.12 and in any event on the same day or the Business Day following the day a Completed Revolving Credit Loan Request is received by the Administrative Agent.

                    §2.5.     Conversion Options.

                    (a)     The Borrowers may elect from time to time by written notice in the form of Exhibit F to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower Representative shall give the Administrative Agent at least four (4) Business Days prior written notice of such election; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower Representative shall give the Administrative Agent at least four (4) LIBOR Business Days prior written notice of such election; (iii) with respect to any such conversion of a LIBOR Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto unless the Borrowers pay the related LIBOR Breakage Costs at the time of such conversion and (iv) no Revolving Credit Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $2,000,000 or an integral multiple of $100,000 in excess thereof.  Each Conversion Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrowers.

                    (b)     Any Revolving Credit Loan of any Type may be continued as such upon the expiration of the Interest Period with respect thereto (i) in the case of Base Rate Loans, automatically and (ii) in the case of LIBOR Rate Loans by compliance by the Borrower Representative with the notice provisions contained in §2.5(a); provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default.  The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this §2.5(b) is scheduled to occur.

                    (c)     In the event that the Borrower Representative does not notify the Administrative Agent of its election hereunder with respect to the continuation of any Revolving Credit Loan which is a LIBOR Rate Loan as such, the affected LIBOR Rate Loan shall automatically be converted to a Base Rate Loan at the end of the applicable Interest Period.

                    (d)     The Borrowers may not request or elect a LIBOR Rate Loan pursuant to §2.4, elect to convert a Base Rate Loan to a LIBOR Rate Loan pursuant to §2.5(a), or elect to continue a LIBOR Rate Loan pursuant to §2.5(b) if, after giving effect thereto, there would be greater than eight (8) LIBOR Rate Loans then outstanding (including both Revolving Credit Loans and Term Loan).  Any Completed Revolving Loan Request for a LIBOR Rate Loan that would create greater than eight (8) LIBOR Rate Loans outstanding shall be deemed to be a Completed Revolving Loan Request for a Base Rate Loan.

                    (e)     The Administrative Agent will use good faith efforts to cause any notice of continuation or conversion delivered under this §2.5 to be delivered to each Lender in accordance with §15.12 and in any event on the same day or the Business Day following the day such notice is received by the Administrative Agent.

                    §2.6.     Funds for Revolving Credit Loans.

                    (a)     Subject to the other provisions of this §2, not later than 12:00 p.m. (New York City time) on the proposed Drawdown Date of any Revolving Credit Loan, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent's Head Office, in immediately available funds, the amount of such Lender's Revolving Credit Commitment Percentage of the amount of the requested Revolving Credit Loan; provided that each Lender shall provide notice to the Administrative Agent of its intent not to make available its Revolving Credit Commitment Percentage of any requested Revolving Credit Loan as soon as possible after receipt of any Completed Revolving Credit Loan Request, and in any event not later than 4:00 p.m. (New York City time) on (x) the Business Day prior to the Drawdown Date of any requested Revolving Credit Loan that is a Base Rate Loan and (y) the third Business Day prior to the Drawdown Date of any requested Revolving Credit Loan that is a LIBOR Rate Loan.  Upon receipt from each Lender of such amount, the Administrative Agent will make available to the Borrowers in the Borrower Representative's account with the Administrative Agent the aggregate amount of such Revolving Credit Loan made available to the Administrative Agent by the Lenders.  All such funds received by the Administrative Agent by 12:00 p.m. (New York City time) on any Business Day will be made available to the Borrowers not later than 2:00 p.m. on the same Business Day.  Funds received after such time will be made available by not later than 12:00 p.m. on the next Business Day.  The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Revolving Credit Commitment Percentage of the requested Revolving Credit Loan shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of its Revolving Credit Commitment Percentage of any requested Revolving Credit Loan but in no event shall the Administrative Agent (in its capacity as Administrative Agent) have any obligation to make any funding or shall any Lender be obligated to fund more than its Revolving Credit Commitment Percentage of the requested Revolving Credit Loan or to increase its Revolving Credit Commitment Percentage on account of such failure or otherwise.

                    (b)     The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender's Revolving Credit Commitment Percentage of the Revolving Credit Loan to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, multiplied by (ii) the amount of such Lender's Revolving Credit Commitment Percentage of such Revolving Credit Loan, multiplied by (iii) a fraction, the numerator of which is the number of days that elapsed from and including such Drawdown Date to the date on which the amount of such Lender's Revolving Credit Commitment Percentage of such Revolving Credit Loan shall become immediately available to the Administrative Agent, and the denominator of which is 360.  A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender.  If the amount of such Lender's Revolving Credit Commitment Percentage of such Revolving Credit Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

                    §2.7.     Repayment of the Revolving Credit Loans at Maturity.  The Borrowers jointly and severally promise to pay on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all unpaid principal of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon, the unpaid balance of the Facility Fee accrued through such date, and any and all other unpaid amounts due under this Credit Agreement, the Revolving Credit Notes or any other of the Loan Documents.

                    §2.8.     Optional Repayments of Revolving Credit Loans.  The Borrowers shall have the right, at their election, to prepay the outstanding amount of the Revolving Credit Loans, in whole or in part, at any time without penalty or premium; provided that the outstanding amount of any Revolving Credit Loans that are LIBOR Rate Loans may not be prepaid unless the

Borrowers pay any LIBOR Breakage Costs for each LIBOR Rate Loan so prepaid at the time of such prepayment.  The Borrower Representative shall give the Administrative Agent, no later than 10:00 a.m., New York City time, at least two (2) Business Days' prior written notice of any prepayment pursuant to this §2.8 of any Revolving Credit Loans that are Base Rate Loans, and at least four (4) LIBOR Business Days' notice of any proposed prepayment pursuant to this §2.8 of Revolving Credit Loans that are LIBOR Rate Loans, specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid.  Each such partial prepayment of the Revolving Credit Loans shall be in an amount of $2,000,000 or integral multiple of $500,000 in excess thereof, or, if less, the outstanding balance of the Revolving Credit Loans then being repaid, shall be accompanied by the payment of all charges outstanding on all Revolving Credit Loans so prepaid and of all accrued interest on the principal prepaid to the date of payment, and shall be applied, in the absence of instruction by the Borrower Representative, first to the principal of Revolving Credit Loans that are Base Rate Loans and then to the principal of Revolving Credit Loans that are LIBOR Rate Loans, at the Administrative Agent's option.

                    §2.9.     Mandatory Repayments of Revolving Credit Loans.  If at any time the sum of the outstanding amount of the Revolving Credit Loans and all L/C Obligations exceeds the lesser of (i) Total Revolving Credit Commitment and (ii) the maximum amount that permits compliance with the terms of §10 hereof, the Borrowers shall immediately pay the amount of such excess to the Administrative Agent for application:  first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans (first to Base Rate Loans, then to LIBOR Rate Loans in direct order of Interest Period maturities); and third, to provide to the Administrative Agent cash collateral for Reimbursement Obligations as contemplated by §5.6(b) and (c).  Each payment of any Unpaid Reimbursement Obligations, or prepayment of Revolving Credit Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to each L/C Obligation, or (as the case may be) the respective unpaid principal amount of each Lender's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

                    §2.10.     Optional Extension of Revolving Credit Loan Maturity Date.  The Borrowers may on one (1) occasion, by written notice to the Administrative Agent given at least ninety (90) days but no more than one hundred eighty (180) days prior to the then scheduled Revolving Credit Loan Maturity Date, extend such Revolving Credit Loan Maturity Date for an additional one (1) year period, provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of such notice or such extension, (b) all of the representations and warranties of the Borrowers contained in §7 of this Credit Agreement and in any other Loan Document (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects at the time of such request and at the time of such extension, and (c) that simultaneously with the giving of such notice, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, an extension fee equal to 0.25% of the Total Revolving Credit Commitment then outstanding.

                    §2.11.     Increase of Commitment to Lend. Unless a Default or an Event of Default has occurred and is continuing, the Borrowers may request, by written notice to the Administrative Agent at any time within 2 years following the Restatement Date, that the Total Revolving Credit Commitment be increased by an amount less than or equal to $50,000,000 (such that the Total Revolving Credit Commitment shall at no time exceed $175,000,000) in aggregate minimum amounts of $25,000,000; provided that (a) the maturity date of such increase shall be no earlier than the Revolving Credit Loan Maturity Date, (b) the Borrower Representative shall have delivered to the Administrative Agent a certificate in the form of Exhibit D-1 hereto signed by the chief financial officer or treasurer of the Borrower Representative setting forth computations evidencing compliance with the covenants contained in §§10.1, 10.2, 10.3 and 10.11 on a pro forma basis after giving effect to such requested increase (and assuming the full utilization of the increased Total Revolving Credit Commitment), and, certifying that, both before and after giving effect to such requested increase, no Default or Event of Default exists or will exist under this Credit Agreement or any other Loan Document, and that after taking into account such requested increase, no default will exist as of the effective date of such increase or thereafter, (c) such increase shall be on the same terms and conditions applicable to this Credit Agreement, (d) any Lender which is a party to this Credit Agreement prior to such request for such increase, at its sole discretion, may elect to increase its Revolving Credit Commitment but shall not have any obligation to so increase its Revolving Credit Commitment, and (e) in the event that each Lender does not elect to increase its Revolving Credit Commitment, the Lead Arranger shall use commercially reasonable efforts to locate additional lenders, subject to the Borrowers' approval of such lenders (such approval not to be unreasonably withheld) willing to hold commitments for the requested increase.  In the event that Lenders commit to such increase, (i) the Revolving Credit Commitment of each such Lender shall be increased (or, in the case of a new lender not previously party hereto, added to the Revolving Credit Commitments), (ii) the pro rata share of each of the Lenders shall be adjusted subject to the payment of any LIBOR Breakage Costs, (iii) new Revolving Credit Notes shall be issued, (iv) the Borrowers shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Revolving Credit Commitments, and (v) other changes shall be made by way of supplement, amendment or restatement of any of the Loan Documents as may be necessary or desirable to reflect the aggregate amount, if any, by which Lenders have agreed to increase their respective Revolving Credit Commitments or any other lenders have agreed to make new commitments pursuant to this §2.11 (including the modification of Schedule 1.2 to reflect the increase), in each case notwithstanding anything in §26 to the contrary, without the consent of any Lender other than those Lenders increasing their Revolving Credit Commitments (it being understood that the Administrative Agent shall execute any such supplement, amendment or restatement as may be reasonably requested by the Borrowers and necessary or desirable in connection with an increase in the Revolving Credit Commitment permitted pursuant to this §2.11).  The fees payable by the Borrowers upon such increase in the Revolving Credit Commitments shall be agreed upon by the Lead Arranger and the Borrowers at the time of such increase.

          Notwithstanding the foregoing, nothing in this §2.11 shall constitute or be deemed to constitute an agreement by any Lender to increase its Revolving Credit Commitment hereunder.

          §3.     THE TERM LOAN FACILITY.

                    §3.1.     Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrowers on the Restatement Date an amount equal to such Lender's Term Commitment set forth opposite such Lender's name on Schedule 1.2 hereto.  The entire amount of the Term Loan shall be borrowed on the Restatement Date.

                    §3.2.     The Term Notes. The Term Loan shall be evidenced by the Term Notes.  A Term Note shall be payable to the order of each Lender in an aggregate principal amount equal to such Lender's Term Commitment.  The Borrowers irrevocably authorize each Lender to make or cause to be made at or about the time of such Lender's receipt of any payment of principal on such Lender's Term Note an appropriate notation on such Lender's Term Note of the receipt of such payment.  The outstanding amount of the Term Loan set forth on such Lender's Term Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender's Term Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Term Note to make payments of principal of or interest on any Term Note when due.  Upon receipt of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of any Term Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Term Note or other security document, the Borrowers will issue, in lieu thereof, a replacement Term Note or other security document in the same principal amount thereof and otherwise of like tenor.

                    §3.3.     Interest on Term Loan.

                    (a)     Except as otherwise provided in §4.10, the outstanding amount of the Term Loan shall bear interest during each Interest Period relating to all or any portion of the Term Loan at the following rates:

                              (i)     To the extent that all or any portion of the Term Loan bears interest during such Interest Period at the Base Rate, the Term Loan or such portion shall bear interest during such Interest Period at a rate equal to the Base Rate for such Interest Period plus the Applicable Margin for Term Loans which are Base Rate Loans.

                              (ii)     To the extent that all or any portion of the Term Loan bears interest during such Interest Period at the LIBOR Rate, the Term Loan or such portion shall bear interest during such Interest Period at a rate equal to the LIBOR Rate for such Interest Period plus the Applicable Margin for Term Loans which are LIBOR Rate Loans.

                    (b)     Interest Payments.  The Borrowers jointly and severally unconditionally promise to pay interest on the Term Loan in arrears on each Interest Payment Date with respect thereto.

                    §3.4.     Conversion Options. The provisions of §2.5 shall apply mutatis mutandis with respect to all or any portion of the Term Loan so that the Borrowers may have the same interest rate options with respect to all or any portion of the Term Loan as they would be entitled to with respect to the Revolving Credit Loans.

                    §3.5.     Repayment of the Term Loan at Maturity. The Borrowers jointly and severally promise to pay on the Term Maturity Date, and there shall become absolutely due and payable on the Term Maturity Date, all unpaid principal of the Term Loan outstanding on such date, together with any and all accrued and unpaid interest thereon, and any and all other unpaid amounts due under this Credit Agreement, the Term Notes or any other of the Loan Documents in respect of the Term Loan.

                    §3.6.     Optional Repayments of Term Loan. The Borrowers shall have the right, at their election, to prepay the outstanding amount of the Term Loan, in whole or in part, subject to (a) the Borrower Representative having given at least thirty (30) days' prior written notice to the Administrative Agent of such prepayment, and (b) the payment, simultaneously with such prepayment, of LIBOR Breakage Costs for the Term Loan to the extent that it is a LIBOR Rate Loan.  Each such partial prepayment of the Term Loan shall be in an amount of $10,000,000 or integral multiple of $500,000 in excess thereof, or, if less, shall be accompanied by the payment of all charges outstanding on the Term Loan and of all accrued interest on the principal of the Term Loan prepaid to the date of payment, and shall be applied, in the absence of instruction by the Borrower Representative, first to the principal of the Term Loan to the extent that it is a Base Rate Loan and then to the principal of the Term Loan to the extent that it is a LIBOR Rate Loan, at the Administrative Agent's option.  No amount of the Term Loan that is prepaid may be re-borrowed.

          §4.     CERTAIN GENERAL PROVISIONS.

                    §4.1.     Fees.  The Borrowers jointly and severally agree to pay (i) to the Administrative Agent an administration fee (the "Administration Fee") and an upfront fee (the "Upfront Fee"), and the other fees payable to the Administrative Agent and the Lead Arranger, in each case as set forth in that certain letter agreement dated as of April 22, 2008, between the Borrower Representative and M&T Bank (the "Fee Letter") and (ii) to the Administrative Agent for the account of the Lenders in accordance with their respective Revolving Credit Commitment Percentages as further set forth in the definition thereof, the Facility Fee.

                    §4.2.     Funds for Payments.

                    (a)     All payments of principal, interest, fees, and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Administrative Agent, for the respective accounts of the Lenders or (as the case may be) the Administrative Agent, at the Administrative Agent's Head Office, in each case in Dollars and in immediately available funds.

                    (b)     All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory liens, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrowers with respect to any amount payable by them hereunder or under any of the other Loan Documents, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders to receive the same net amount which the Lenders would have received on such due date had no such obligation been imposed upon the Borrowers.  The Borrower Representative will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

                    (c)     Each Foreign Lender agrees that, prior to the first date on which any payment is due to it hereunder, it will deliver to the Borrower Representative and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or Form W-8ECI or successor applicable form, as the case may be, certifying in each case that such Foreign Lender is entitled to receive payments under this Credit Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes.  Each Foreign Lender that so delivers a Form W-8BEN or Form W8ECI pursuant to the preceding sentence further undertakes to deliver to each of the Borrower Representative and the Administrative Agent two further copies of Form W-8BEN or Form W-8ECI or successor applicable form, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower Representative and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower Representative and the Administrative Agent, certifying in the case of a Form W-8BEN or Form W-8ECI that such Foreign Lender is entitled to receive payments under this Credit Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Foreign Lender from duly completing and delivering any such form with respect to it and such Foreign Lender advises the Borrower Representative and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

                    (d)     The Borrowers shall not be required to pay any additional amounts to any Foreign Lender in respect of United States Federal withholding tax pursuant to §4.2(b) to the extent that (i) the obligation to withhold amounts with respect to United States federal withholding tax existed on the date such Foreign Lender became a party to this Credit Agreement or, with respect to payments to a different lending office designated by the Foreign Lender as its applicable lending office (a "New Lending Office"), the date such Foreign Lender designated such New Lending Office with respect to the Loans; provided, however, that this clause (i) shall not apply to any transferee or New Lending Office as a result of an assignment, transfer or designation made at the request of the Borrowers; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any transferee, or Lender through a New Lending Office, would be entitled to receive without regard to this clause (i) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such transferee, or Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, transfer or designation; or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of paragraph (c) above.

                    §4.3.     Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be made on the basis of a 360-day year and the actual number of days elapsed; provided, however, interest on Base Rate Loans shall be computed on the basis of a 365-day or 366-day year, as applicable, and the actual number of days elapsed.  Except as otherwise provided in the definition of the term "Interest Period" with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The outstanding amount of the Loans as reflected on the Note Records from time to time shall constitute prima facie evidence of the principal amount thereof absent manifest error; but the failure to record, or any error in so recording, any such amount on such Lender's Term Note Record shall not affect the obligations of the Borrowers hereunder or under any Term Note to make payments of principal of and interest on any Term Note when due.

                    §4.4.     Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Administrative Agent shall reasonably determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers) to the Borrower Representative and the Lenders.  In such event (a) any Completed Revolving Credit Loan Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and (c) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Administrative Agent reasonably determines that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrower Representative and the Lenders.

                    §4.5.     Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower Representative and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans or convert Base Rate Loans to LIBOR Rate Loans shall forthwith be suspended and (b) such Lender's Commitment Percentage of LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law, all until such time as it is no longer unlawful for such Lender to make or maintain LIBOR Rate Loans.  The Borrowers hereby jointly and severally agree to promptly pay the Administrative Agent for the account of such Lender, upon demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion required by this §4.5 prior to the last day of an Interest Period with respect to a LIBOR Rate Loan, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

                    §4.6.     Additional Costs, Etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

                    (a)     subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, such Lender's Commitments or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or

                    (b)     materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to the Administrative Agent or any Lender under this Credit Agreement or the other Loan Documents, or

                    (c)     impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

                    (d)     impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender's Commitments, or any class of loans, or commitments of which any of the Loans or such Lender's Commitments form a part;

and the result of any of the foregoing is

                              (i)     to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender's Commitments, or any Letter of Credit, or

                              (ii)     to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender's Commitments or any of the Loans, or

                              (iii)     to require such Lender or the Administrative Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrowers hereunder, then, and in each such case, the Borrowers will, within thirty (30) days of demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender such additional amounts as such Lender shall determine in good faith to be sufficient to compensate such Lender for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum, provided that such Lender is generally imposing similar charges on its other similarly situated borrowers.

                    §4.7.     Capital Adequacy.  If after the date hereof any Lender or the Administrative Agent determines that (i) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (ii) compliance by such Lender or the Administrative Agent or any Person controlling such Lender or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such Person regarding capital adequacy, has the effect of reducing the return on such Lender's or the Administrative Agent's Commitments with respect to any Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or the Administrative Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrower Representative of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate or the LIBOR Rate, the Borrowers jointly and severally agree to pay such Lender or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined within thirty (30) days of presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with §4.8 hereof.  Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

                    §4.8.     Certificate.  A certificate setting forth any additional amounts payable pursuant to §§4.5, 4.6 or 4.7 and a brief explanation of such amounts (including the calculation thereof) which are due, submitted by any Lender or the Administrative Agent to the Borrower Representative, shall be prima facie evidence that such amounts are due and owing.

                    §4.9.     Indemnity.  In addition to the other provisions of this Credit Agreement regarding such matters, but without duplication to the extent a Lender has been compensated pursuant thereto, the Borrowers jointly and severally agree to indemnify the Administrative Agent and each Lender and to hold the Administrative Agent and each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Administrative Agent or such Lender may sustain or incur as a consequence of (a) the failure by the Borrowers to pay any principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by the Administrative Agent or such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) the failure by the Borrowers to make a borrowing or conversion after the Borrowers have given a Completed Revolving Credit Loan Request for a LIBOR Rate Loan or a Conversion Request for a LIBOR Rate Loan, and (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Administrative Agent or a Lender to lenders of funds obtained by it in order to maintain any such LIBOR Rate Loans.

                    §4.10.     Interest During Event of Default; Late Charges.  During the continuance of an Event of Default, outstanding principal and (to the extent permitted by applicable law) interest on the Loans and all other amounts payable hereunder, including, without limitation, any fees applicable to Letters of Credit, or under any of the other Loan Documents shall bear interest at a rate per annum equal to two percent (2%) above the interest rate that would otherwise be applicable until such amount shall be paid in full (after as well as before judgment).  In addition, the Borrowers shall pay on demand a late charge equal to five percent (5%) of any amount of principal and/or interest charges on the Loans which is not paid within ten (10) days of the date when due.

                    §4.11.     Concerning Joint and Several Liability of the Borrowers.

                    (a)     Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.

                    (b)     Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this §4.11), it being the intention of the parties hereto that all the Obligations shall be the joint and several Obligations of each of the Borrowers without preferences or distinction among them.

                    (c)     If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

                    (d)     The Obligations of each of the Borrowers under the provisions of this §4.11 constitute full recourse Obligations of each of the Borrowers enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstance whatsoever.

                    (e)     Except as otherwise expressly provided in this Credit Agreement, each of the Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Loans made under this Credit Agreement, notice of any action at any time taken or omitted by the Lenders under or in respect of any of the Obligations, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Credit Agreement.  Each of the Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any of the Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Borrowers.  Without limiting the generality of the foregoing, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of the Lenders with respect to the failure by any of the Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this §4.11, afford grounds for terminating, discharging or relieving any of the Borrowers, in whole or in part, from any of its Obligations under this §4.11, it being the intention of each of the Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrowers under this §4.11 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each of the Borrowers under this §4.11 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the Borrowers or the Lenders.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Borrowers or the Lenders.

                    (f)     The provisions of this §4.11 are made for the benefit of the Lenders and their successors and assigns, and may be enforced against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders first to marshal any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this §4.11 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this §4.11 will forthwith be reinstated in effect, as though such payment had not been made.

                    §4.12.     Interest Limitation.  All agreements between the Borrowers and the Guarantors, on the one hand, and the Lenders and the Administrative Agent, on the other hand, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Loans or otherwise, shall the amount paid or agreed to be paid to the Lenders for the use or the forbearance of the Loans exceed the maximum permissible under applicable law.  As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Credit Agreement and other Loan Document shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Borrowers and the Guarantors and the Lenders and the Administrative Agent in the execution, delivery and acceptance of this Credit Agreement and the other Loan Documents to contract in strict compliance with the laws of the State of New York from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Loan Documents at the time of performance of such provision shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever any Lender should ever receive as interest any amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Loans and not to the payment of interest.  This provision shall control every other provision of all agreements between the Borrowers and the Guarantors and the Lenders and the Administrative Agent.

                    §4.13.     Reasonable Efforts to Mitigate.  Each Lender agrees that as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be affected under §§4.5, 4.6 or 4.7, such Lender will give notice thereof to the Borrower Representative, with a copy to the Administrative Agent and, to the extent so requested by the Borrower Representative and not inconsistent with regulatory policies applicable to such Lender, such Lender shall use reasonable efforts and take such actions as are reasonably appropriate (including the changing of its lending office or branch) if as a result thereof the additional moneys which would otherwise be required to be paid to such Lender pursuant to such sections would be reduced other than for de minimus amounts, or the illegality or other adverse circumstances which would otherwise require a conversion of such Loans or result in the inability to make such Loans pursuant to such sections would cease to exist, and in each case if, as determined by such Lender in its sole discretion, the taking such actions would not adversely affect such Loans.

                    §4.14.     Replacement of Lenders.  If any Lender (an "Affected Lender") (i) makes demand upon the Borrowers for (or if the Borrowers are otherwise required to pay) amounts pursuant to §§4.5, 4.6 or 4.7, (ii) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in §4.5, or (iii) does not vote in favor of any amendment, modification or waiver to this Credit Agreement which, pursuant to §26, requires the vote of all of the Lenders, and the Required Lenders shall have voted in favor of such amendment, modification or waiver, the Borrower Representative may, within 90 days of receipt of such demand, notice or vote (or the occurrence of such other event causing the Borrowers to be required to pay such compensation or causing §4.5 to be applicable or failure to obtain unanimous consent or approval required by §26) as the case may be, by notice (a "Replacement Notice") in writing to the Administrative Agent and such Affected Lender (A) request the Affected Lender to cooperate with the Borrowers in obtaining a replacement lender satisfactory to the Administrative Agent and the Borrowers (the "Replacement Lender"); (B) request the non-Affected Lenders to acquire and assume all of the Affected Lender's Loans and Revolving Credit Commitment as provided herein, but none of such Lenders shall be under an obligation to do so; or (C) designate a Replacement Lender which is an Eligible Assignee and is reasonably satisfactory to the Administrative Agent other than when an Event of Default has occurred and is continuing and absolutely satisfactory to the Administrative Agent when an Event of Default has occurred and is continuing.  If any satisfactory Replacement Lender shall be obtained, and/or any of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender's Loans and Revolving Credit Commitment, then such Affected Lender shall assign, in accordance with §19, all of its Revolving Credit Commitment, Loans, Letter of Credit Participations, Notes and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (x) such assignment shall be in accordance with the provisions of §19, shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, and (y) prior to any such assignment, the Borrowers shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under §§4.5, 4.6, 4.7 and 4.9.

          §5.     LETTERS OF CREDIT.

                    §5.1.     Commitment to Issue Letters of Credit.  Subject to the terms and conditions hereof and the execution and delivery by the Borrowers of a letter of credit application on the Administrative Agent's customary form (a "Letter of Credit Application"), the Administrative Agent on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in §5.1(d) and upon the representations and warranties of the Borrowers contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrowers one or more standby letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrowers and agreed to by the Administrative Agent; provided, however, that, at all times, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $15,000,000 at any one time, and (b) the sum of (i) all L/C Obligations, and (ii) the amount of all Revolving Credit Loans outstanding shall not exceed the Total Revolving Credit Commitment at any time.  Notwithstanding the foregoing, the Administrative Agent shall have no obligation to issue any Letter of Credit to support or secure any Indebtedness of the Borrowers or any of their Subsidiaries to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case the Borrowers demonstrate to the satisfaction of the Administrative Agent that (x) such prior incurred Indebtedness was then fully secured by a prior perfected and unavoidable security interest in collateral provided by the Borrowers or such Subsidiary to the proposed beneficiary of such Letter of Credit or (y) such prior incurred Indebtedness was then secured or supported by a letter of credit issued for the account of the Borrowers or such Subsidiary and the reimbursement obligation with respect to such letter of credit was fully secured by a prior perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by the Borrowers or such Subsidiary.

                    §5.2.     Letter of Credit Applications.  Each Letter of Credit Application shall be completed to the satisfaction of the Administrative Agent.  In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

                    §5.3.     Terms of Letters of Credit.  Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date of the earlier of (i) the date one (1) year from its date of issuance and (ii) the date which is thirty (30) days prior to the Revolving Credit Loan Maturity Date.  Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 or any successor version thereto adopted by the Administrative Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the "Uniform Customs") or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Administrative Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

                    §5.4.     Reimbursement Obligations of Lenders.  Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender's Revolving Credit Commitment Percentage, to reimburse the Administrative Agent on demand for the amount of each draft paid by the Administrative Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers pursuant to §5.6 (such agreement for a Lender being called herein the "Letter of Credit Participation" of such Lender).

                    §5.5.     Participations of Lenders.  Each payment made by a Lender pursuant to §5.4 above shall be treated as the purchase by such Lender of a participating interest in the Borrowers' Reimbursement Obligation under §5.6 in an amount equal to such payment.  Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to §5.6.

                    §5.6.     Reimbursement Obligation of the Borrowers.  In order to induce the Administrative Agent to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrowers hereby agree to reimburse or pay to the Administrative Agent, for the account of the Administrative Agent or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Administrative Agent hereunder,

                    (a)     except as otherwise expressly provided in §5.6(b), on each date that any draft presented under such Letter of Credit is honored by the Administrative Agent, or the Administrative Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Administrative Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Administrative Agent or any Lender in connection with any payment made by the Administrative Agent or any Lender under, or with respect to, such Letter of Credit (it being understood that such payment to the Administrative Agent shall, subject to the satisfaction of the conditions set forth herein, be made from the proceeds of a Revolving Credit Loan made to the Borrowers pursuant to §2.4);

                    (b)     upon the reduction (but not termination) of the Total Revolving Credit Commitment to an amount less than the Maximum Drawing Amount on all Letters of Credit, an amount equal to such difference, which amount shall be held by the Administrative Agent for the ratable benefit of the Lenders and the Administrative Agent as cash collateral for all L/C Obligations; and

                    (c)     upon the termination of the Total Revolving Credit Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §13, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent for the ratable benefit of the Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Administrative Agent at the Administrative Agent's Head Office in immediately available funds or (in the case of clause (a) of this §5.6) from the direct application of the proceeds of a Revolving Credit Loan made pursuant to §2.4 hereof.  In the event that the obligations of the Borrowers under §5.6(a) can not, in compliance with the provisions of this Credit Agreement, be satisfied in full by the making of a Revolving Credit Loan pursuant to §2.4, the Administrative Agent shall so notify the Borrowers, in which case the obligations of the Borrowers under §5.6(a) shall be immediately due and payable to the Administrative Agent.  Interest on any and all amounts remaining unpaid by the Borrowers under this §5.6 at any time from the date such amounts become due and payable (whether as stated in this §5.6, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent on demand at the rate then in effect for overdue principal on the Revolving Credit Loans.  Notwithstanding anything contained in this Credit Agreement or any other Loan Document to the contrary, all amounts payable by the Borrowers under this §5.6 as a result of the occurrence of an Event of Default under §13.1(g) or (h) shall automatically become due and payable by the Borrowers without any notice or demand by the Administrative Agent, any Lender or any other Person.

                    §5.7.     Letter of Credit Payments.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Administrative Agent shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment.  If the Borrowers fail to reimburse the Administrative Agent as provided in §5.6 on or before the date that such draft is paid or other payment is made by the Administrative Agent, the Administrative Agent may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation.  No later than 3:00 p.m. (New York time) on the Business Day next following the receipt of such notice, each Lender shall make available to the Administrative Agent, at the Administrative Agent's Head Office, in immediately available funds, such Lender's Revolving Credit Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount equal to such Lender's Revolving Credit Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Administrative Agent paid the draft presented for honor or otherwise made payment to the date on which such Lender's Revolving Credit Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Administrative Agent, and the denominator of which is 360.  The responsibility of the Administrative Agent to the Borrowers and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

                    §5.8.     Obligations Absolute. The Borrowers' obligations under this §5 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrowers may have or have had against the Administrative Agent, any Lender or any beneficiary of a Letter of Credit.  The Borrowers further agree with the Administrative Agent and the Lenders that the Administrative Agent and the Lenders shall not be responsible for, and the Borrowers' Reimbursement Obligations under §5.6 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrowers against the beneficiary of any Letter of Credit or any such transferee.  The Administrative Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  The Borrowers agree that any action taken or omitted by the Administrative Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrowers and shall not result in any liability on the part of the Administrative Agent or any Lender to the Borrowers.

                    §5.9.     Reliance by Issuer. To the extent not inconsistent with §5.8, the Administrative Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

                    §5.10.     Letter of Credit Fees. The Borrowers shall pay a fee, quarterly in arrears on the first Business Day of the following quarter (a "Letter of Credit Fee"), to the Administrative Agent in respect of each Letter of Credit an amount equal to the product of (i) the Applicable Margin for Revolving Credit Loans which are LIBOR Rate Loans and (ii) the face amount of such Letter of Credit.  The Letter of Credit Fee shall be for the accounts of the Lenders in accordance with their respective Revolving Credit Commitment Percentages.  The Borrowers shall pay a fee, quarterly in arrears on the first Business Day of the following quarter following the date of issuance or any extension or renewal of any Letter of Credit, equal to one-eighth of one percent (0.125%) per annum of the face amount of each Letter of Credit solely for the account of the Administrative Agent, as a fronting fee.  In respect of each Letter of Credit, the Borrowers shall also pay to the Administrative Agent for the Administrative Agent's own account, at such other time or times as such charges are customarily made by the Administrative Agent, including the Administrative Agent's customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

          §6.     GUARANTIES. Each of the Guarantors will jointly and severally guaranty all of the Obligations pursuant to its Guaranty.  The Obligations are full recourse obligations of each Borrower and each Guarantor, and all of the respective assets and properties of each Borrower and each Guarantor shall be available for the payment in full in cash and performance of the Obligations.  Other than during the continuance of a Default or an Event of Default, at the request of the Borrower Representative, the Guaranty of any Subsidiary Guarantor shall be released by the Administrative Agent if and when all of the Real Estate owned by such Subsidiary Guarantor shall cease to be Unencumbered Properties pursuant to the terms of this Credit Agreement.  The Administrative Agent will use good faith efforts to cause notice of the addition or release of any Guarantor to be delivered to each Lender in accordance with §15.12 and in any event on the same day or the Business Day following the day such notice is received by the Administrative Agent.

          §7.     REPRESENTATIONS AND WARRANTIES. Each of the Borrowers, for itself and for each of the other Borrowers and for each Guarantor insofar as any such statements relate to such Guarantor represents and warrants to the Administrative Agent and the Lenders as follows:

                    §7.1.     Authority; Etc.

                    (a)     Organization; Good Standing.

                              (i)     SALP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware; Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; each of SALP and Holdings has all requisite partnership or corporate, as the case may be, power to own its respective properties and conduct its respective business as now conducted and as presently contemplated; and each of SALP and Holdings is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where the Real Estate owned by it is located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified in such other jurisdiction would not have a Material Adverse Effect.

                              (ii)     Sovran is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; each Subsidiary of Sovran is duly organized, validly existing and in good standing as a corporation or partnership or other entity, as the case may be, under the laws of the state of its organization; Sovran and each of its Subsidiaries has all requisite corporate or partnership or other entity, as the case may be, power to own its respective properties and conduct its respective business as now conducted and as presently contemplated; and Sovran and each of its Subsidiaries is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where such qualification is necessary (including, as to Sovran, in the State of New York) except where a failure to be so qualified in such other jurisdiction would not have a materially adverse effect on the business, assets or financial condition of Sovran or such Subsidiary.

                              (iii)     As to each subsequent Guarantor, a provision similar, as applicable, to (a)(i) or (ii) above shall be included in each such subsequent Guarantor's Subsidiary Guaranty, and the Borrowers shall be deemed to make for itself and on behalf of each such subsequent Guarantor a representation and warranty as to such provision regarding such subsequent Guarantor.

                    (b)     Capitalization.

                              (i)     The outstanding equity of SALP is comprised of a general partner interest and limited partner interests, all of which have been duly issued and are outstanding and fully paid and non-assessable as set forth in Schedule 7.1(b) hereto.  All of the issued and outstanding general partner interests of SALP are owned and held of record by Holdings; all of the limited partner interests of SALP are owned and held of record as set forth in Schedule 7.1(b) hereto.  Except as set forth in the Agreement of Limited Partnership of SALP or as disclosed in Schedule 7.1(b) hereto, as of the Restatement Date there are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire any equity interests in SALP.  Except as disclosed in Schedule 7.1(b), as of the Restatement Date there are no outstanding commitments, options, warrants, calls or other agreements (whether written or oral) binding on SALP or Sovran which require or could require SALP or Sovran to sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any equity interests of SALP.  No general partnership interests of SALP are subject to any restrictions on transfer or any partner agreements, voting agreements, trust deeds, irrevocable proxies, or any other similar agreements or interests (whether written or oral).

                              (ii)     As of the Restatement Date, the authorized capital stock of, or any other equity interests in Holdings are as set forth in Schedule 7.1(b), and the issued and outstanding voting and nonvoting shares of the common stock of Holdings, and all of the other equity interests in Holdings, all of which have been duly issued and are outstanding and fully paid and non-assessable, are owned and held of record by Sovran.  Except as disclosed in Schedule 7.1(b), as of the Restatement Date there are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire any equity interests in Holdings, and there are no outstanding options, warrants, or other similar rights to acquire any shares of any class in the capital of or any other equity interests in Holdings.  As of the Restatement Date there are no outstanding commitments, options, warrants, calls or other agreements or obligations (whether written or oral) binding on Holdings to issue, sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any shares of any class in the capital of or other equity interests in Holdings.  No shares of, or equity interests in Holdings held by Sovran are subject to any restrictions on transfer pursuant to any of Holding's applicable charter, bylaws or any shareholder agreements, voting agreements, voting trusts, trust agreements, trust deeds, irrevocable proxies or any other similar agreements or instruments (whether written or oral).

                    (c)     Due Authorization.  The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which any of the Borrowers or any of the Guarantors is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of such Borrower and such Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of such Borrower or such Guarantor and any general partner or other controlling Person thereof, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Borrower or such Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to such Borrower or such Guarantor, (iv) do not conflict with any provision of the agreement of limited partnership, any certificate of limited partnership, the charter documents or by-laws of such Borrower or such Guarantor or any general partner or other controlling Person thereof, and (v) do not contravene any provisions of, or constitute a default, Default or Event of Default hereunder or a failure to comply with any term, condition or provision of, any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to such Borrower or such Guarantor or any of such Borrower's or such Guarantor's properties (except for any such failure to comply under any such other agreement, instrument, judgment, order, decree, permit, license, or undertaking as would not have a Material Adverse Effect) or result in the creation of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of any Borrower, the Operating Subsidiaries or any Guarantor.

                    (d)     Enforceability.  Each of the Loan Documents to which any of the Borrowers or any of the Guarantors is a party has been duly executed and delivered and constitutes the legal, valid and binding obligations of each such Borrower and each such Guarantor, as the case may be, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and to the fact that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

                    §7.2.     Governmental Approvals. The execution, delivery and performance by each Borrower of this Credit Agreement and by each Borrower and each Guarantor of the other Loan Documents to which such Borrower or such Guarantor is or is to become a party and the transactions contemplated hereby and thereby do not require (i) the approval or consent of any governmental agency or authority other than those already obtained, or (ii) filing with any governmental agency or authority, other than filings which will be made with the SEC when and as required by law.

                    §7.3.     Title to Properties; Leases.

                    The Borrowers, the Guarantors and their respective Subsidiaries each has good title to all of its respective properties, assets and rights of every name and nature purported to be owned by it, including, without limitation, that:

                    (a)     As of the Restatement Date (with respect to Unencumbered Properties designated as such on the Restatement Date) or the date of designation as an Unencumbered Property (with respect to Unencumbered Properties acquired and/or designated as such after the Restatement Date), and in each case to the best of its knowledge thereafter, (i) a Borrower or (if after the Restatement Date) a Guarantor holds good and clear record and marketable title to the Unencumbered Properties, subject to no rights of others (except, with respect to a Ground Lease, the rights of the lessor), including any mortgages, conditional sales agreements, title retention agreements, liens or encumbrances, except for Permitted Liens, and (ii) the Unencumbered Properties satisfy the requirements for an Unencumbered Property set forth in the definition thereof.  Schedule 7.3(a) sets forth a list of all Unencumbered Properties as of the Restatement Date.

                    (b)     Each of the Borrowers and each of the then Guarantors will, as of the Restatement Date, own all of the assets as reflected in the financial statements of the Borrowers described in §7.4 or acquired since the date of such financial statements (except property and assets sold or otherwise disposed of in the ordinary course of business since that date).

                    (c)     Each of the direct or indirect interests of the Borrowers or Holdings in any Partially-Owned Entity is set forth on Schedule 7.3(c) hereto, including the type of entity in which the interest is held, the percentage interest owned by such Borrower or Holdings in such entity, the capacity in which such Borrower or Holdings holds the interest, and such Borrower's or Holdings' ownership interest therein.

                    §7.4.     Financial Statements.  The following financial statements have been furnished to each of the Lenders:

                    (a)     The audited consolidated balance sheet of Sovran and its Subsidiaries (including, without limitation, SALP) as of December 31, 2007 and the related consolidated statement of operations, shareholders' equity and cash flows for the fiscal year ended December 31, 2007 and the unaudited consolidated statement of operations, shareholders' equity and cash flows for the fiscal quarter then ended, certified by the chief financial officer of Sovran.  Such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of Sovran and its Subsidiaries as of the close of business on the dates thereof and the results of operations for the fiscal periods then ended.  There are no contingent liabilities of Sovran or any of its Subsidiaries as of such dates involving material amounts, known to the officers of the Borrowers, not disclosed in said financial statements and the related notes thereto.

                    (b)     The SEC Filings.

                    §7.5.     Fiscal Year.  The Borrowers and their respective Subsidiaries each has a fiscal year which is the twelve months ending on December 31 of each calendar year.

                    §7.6.     Franchises, Patents, Copyrights, Etc.  Each Borrower, each Guarantor and each of their respective Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their respective businesses substantially as now conducted without known conflict with any rights of others, including all Permits.

                    §7.7.     Litigation.  Except as stated on Schedule 7.7 there are no actions, suits, proceedings or investigations of any kind pending or threatened against any Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal or administrative agency or board that, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or materially impair the right of such Borrower, such Guarantor or their respective Subsidiaries to carry on their respective businesses substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained, as reflected in the applicable financial statements of the Borrowers, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

                    §7.8.     No Materially Adverse Contracts, Etc.  None of any Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate, partnership or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect.  None of any Borrower, any Guarantor or any of their respective Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of their respective officers, to have a Material Adverse Effect.

                    §7.9.     Compliance With Other Instruments, Laws, Etc.  None of any Borrower, any Guarantor or any of their respective Subsidiaries is in violation of any provision of its partnership agreement, charter documents, bylaws or other organizational documents, as the case may be, or any respective agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result, individually or in the aggregate, in the imposition of substantial penalties or have a Material Adverse Effect.

                    §7.10.     Tax Status.

                    (a)     (i) Each of the Borrowers, the Guarantors and their respective Subsidiaries (A) has timely made or filed all federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (B) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (C) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, and (ii) there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the respective officers of the Borrowers and the Guarantors and their respective Subsidiaries know of no basis for any such claim.

                    (b)     To the best of the Borrowers' knowledge, each Partially-Owned Entity (i) has timely made or filed all federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  To the best of the Borrowers' knowledge, except as otherwise disclosed in writing to the Administrative Agent, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction from any Partially-Owned Entity, and the officers of the Borrowers know of no basis for any such claim.

                    §7.11.     No Event of Default; No Materially Adverse Changes.  No default, Default or Event of Default has occurred and is continuing.  Since December 31, 2007, there has occurred no materially adverse change in the businesses, assets, operations, conditions (financial or otherwise) or prospects of Sovran and its Subsidiaries or SALP and its Subsidiaries as shown on or reflected in the audited consolidated balance sheet of Sovran and its Subsidiaries as of December 31, 2007, or the consolidated statement of income for the fiscal quarter then ended, other than changes in the ordinary course of business that have not had, and could not reasonably be expected to have, a Material Adverse Effect.

                    §7.12.     Investment Company Act.  None of any Borrower, any Guarantor or any of their respective Subsidiaries is an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

                    §7.13.     Absence of UCC Financing Statements, Etc.  Except for Permitted Liens, there will be no financing statement, security agreement, chattel mortgage, real estate mortgage, equipment lease, financing lease, option, encumbrance or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien or encumbrance on, or security interest in, any Unencumbered Property.  Neither any Borrower nor any Guarantor has pledged or granted any lien on or security interest in or otherwise encumbered or transferred any of their respective interests in any Subsidiary (including in the case of Sovran, its interests in SALP, and in the case of any Borrower, its interests in the Operating Subsidiaries) or in any Partially-Owned Entity.

                    §7.14.     Absence of Liens. A Borrower or a Guarantor is the owner of the Unencumbered Properties free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

                    §7.15.     Certain Transactions. Except as set forth on Schedule 7.15, none of the officers, partners, directors, or employees of any Borrower or any Guarantor or any of their respective Subsidiaries is presently a party to any transaction with any Borrower, any Guarantor or any of their respective Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, partner, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, partner, director, or any such employee or natural Person related to such officer, partner, director or employee or other Person in which such officer, partner, director or employee has a direct or indirect beneficial interest has a substantial interest or is an officer, director, trustee or partner.

                    §7.16.     Employee Benefit Plans.

                              §7.16.1.     In General.  Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA.  The Borrowers have heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

                              §7.16.2.     Terminability of Welfare Plans.  No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws.  The Borrowers may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrowers without liability to any Person other than for claims arising prior to termination.

                              §7.16.3.     Guaranteed Pension Plans.  Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made.  No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither any Borrower or any Guarantor nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code.  No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by any Borrower or any Guarantor or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of thirty (30) days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.  Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities, by more than $500,000.

                              §7.16.4.     Multiemployer Plans. Neither any Borrower nor any Guarantor nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA.  Neither any Borrower nor any Guarantor nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

                    §7.17.     Regulations U and X.  The proceeds of the Loans and the Letters of Credit shall be used for the purposes described in §8.12.  No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" in violation of (and, as such terms are used in) Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

                    §7.18.     Environmental Compliance.  The Borrowers have caused environmental assessments to be conducted and/or taken other steps to investigate the past and present environmental condition and usage of the Real Estate and the operations conducted thereon.  Based upon such assessments and/or investigation, except as set forth on Schedule 7.18, the Borrowers represent and warrant that:

                    (a)     None of any Borrower, any Guarantor, any of their respective Subsidiaries or any operator of the Real Estate or any portion thereof, or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation or alleged violation has, or its remediation would have, by itself or when aggregated with all such other violations or alleged violations, a Material Adverse Effect, or constitutes a Disqualifying Environmental Event with respect to any Unencumbered Property.

                    (b)     None of any Borrower, any Guarantor or any of their respective Subsidiaries has received notice from any third party, including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986), (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which it has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances; which event described in any such notice would have a material adverse effect on the business, assets or financial condition of any Borrower, any Guarantor or any of their respective Subsidiaries, or constitutes a Disqualifying Environmental Event with respect to any Unencumbered Property.

                    (c)     Except as set forth on Schedule 7.18, (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of any Real Estate except in accordance with applicable Environmental Laws, (ii) in the course of any activities conducted by the Borrowers, the Guarantors, their respective Subsidiaries or the operators of their respective properties, or any ground or space tenants on any Real Estate, no Hazardous Substances have been generated or are being used on such Real Estate except in accordance with applicable Environmental Laws, (iii) there has been no present or past releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a "Release") or threatened Release of Hazardous Substances on, upon, into or from the Real Estate, (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on such Real Estate, and (v) any Hazardous Substances that have been generated on any of the Real Estate during ownership thereof by a Borrower or a Guarantor or any of their respective Subsidiaries have been transported off-site only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrowers' knowledge, operating in compliance with such permits and applicable Environmental Laws; any of which events described in clauses (i) through (v) above would have a material adverse effect on the business, assets or financial condition of any Borrower, any Guarantor or any of their respective Subsidiaries, or constitutes a Disqualifying Environmental Event with respect to any Unencumbered Property.  Notwithstanding that the representations contained herein are limited to the knowledge of the Borrowers, any such limitation shall not affect the covenants specified in §8.11 or elsewhere in this Credit Agreement.

                    (d)     None of the Borrowers, the Guarantors or the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement, by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

                    (e)     There has been no change in the status of the information disclosed on Schedule 7.18, that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect (after taking into account any indemnities, escrows or other similar protections provided by a third party for the matters set forth in Schedule 7.18).

                    §7.19.     Subsidiaries.  Schedule 7.19 sets forth all of the respective Subsidiaries of Sovran or SALP, and Schedule 7.19 will be updated to reflect any subsequent Guarantor and its Subsidiaries, if any.

                    §7.20.     Loan Documents.  All of the representations and warranties of the Borrowers and the Guarantors made in this Credit Agreement and in the other Loan Documents or any document or instrument delivered to the Administrative Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects and do not include any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make such representations and warranties not materially misleading.

                    §7.21.     REIT Status.  Sovran has not taken any action that would prevent it from maintaining its qualification as a REIT for its tax year ended December 31, 2007, or from maintaining such qualification at all times during the term of the Loans.  Sovran is not a "pension held REIT" within the meaning of §856(h)(3)(D) of the Code.

                    §7.22.     Subsequent Guarantors. The foregoing representations and warranties in §7.3 through §7.20, as the same are true, correct and applicable to Guarantors existing on the Restatement Date, shall be true, correct and applicable to each subsequent Guarantor.

                    §7.23.     Trading Status.  No security of Sovran traded on the New York Stock Exchange has been suspended from trading.

          §8.     AFFIRMATIVE COVENANTS OF THE BORROWERS AND THE  GUARANTORS.  Each of the Borrowers for itself and on behalf of each of the Guarantors (if and to the extent expressly included in Subsections contained in this Section) covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or the Lenders have any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

                    §8.1.     Punctual Payment.  The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans and all Reimbursement Obligations and all interest, fees, charges and other amounts provided for in this Credit Agreement and the other Loan Documents, all in accordance with the terms of this Credit Agreement and the Notes, and the other Loan Documents.

                    §8.2.     Maintenance of Office.  Each of the Borrowers and the Guarantors will maintain its chief executive office in Williamsville, New York, or at such other place in the contiguous United States of America as each of them shall designate upon written notice to the Administrative Agent to be delivered within five (5) days of such change, where notices, presentations and demands to or upon the Borrowers and the Guarantors, as the case may be, in respect of the Loan Documents may be given or made.

                    §8.3.     Records and Accounts.  Each of the Borrowers and the Guarantors will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), contingencies, depreciation and amortization of its properties and the properties of its Subsidiaries and (c) at all times engage Ernst & Young LLP or other Accountants as the independent certified public accountants of Sovran, SALP and their respective Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm's (or any successor firm's) engagement as the independent certified public accountants of Sovran, SALP and their respective Subsidiaries and the appointment in such capacity of a successor firm as Accountants.

                    §8.4.     Financial Statements, Certificates and Information.  The Borrowers will deliver to the Administrative Agent:

                    (a)     as soon as practicable, but in any event not later than ninety (90) days after the end of each of its fiscal years:

                              (i)     in the case of SALP, if prepared, the audited consolidated balance sheet of SALP and its Subsidiaries at the end of such year, and the related audited consolidated statements of operations, funds available for distribution and cash flows for the year then ended, in each case (except for cash flow statements) with supplemental consolidating schedules provided by SALP; and

                              (ii)     in the case of Sovran, the audited consolidated and consolidating (for Subsidiaries which own Real Estate, if any Subsidiary becomes the owner of Real Estate pursuant to §8.6 or §8.7 hereof) balance sheet of Sovran and its Subsidiaries (including, without limitation, SALP and its Subsidiaries) at the end of such year, and the related audited consolidated and consolidating (for Subsidiaries which own Real Estate, if any Subsidiary becomes the owner of Real Estate pursuant to §8.6 or §8.7 hereof) statements of operations, cash flows and shareholders' equity for the year then ended;

each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and, in each case, accompanied by (x) a certification by the principal financial officer of SALP or Sovran, as applicable, that the information contained in such financial statements fairly presents the financial position of SALP or Sovran (as the case may be) and its Subsidiaries on the date thereof and (y) an auditor's report prepared without qualification by the Accountants;

                    (b)     as soon as practicable, but in any event not later than forty-five (45) days after the end of each of its fiscal quarters:

                              (i)     in the case of SALP, if prepared, copies of the unaudited consolidated balance sheet of SALP and its Subsidiaries as at the end of such quarter, and the related unaudited consolidated statements of operations, funds available for distribution and cash flows for the portion of SALP's fiscal year then elapsed, with supplemental consolidating schedules (except with respect to cash flow statements) provided by SALP; and

                              (ii)     in the case of Sovran, copies of the unaudited consolidated and consolidating (for Subsidiaries which own Real Estate, if any Subsidiary becomes the owner of Real Estate pursuant to §8.6 or §8.7 hereof) balance sheet of Sovran and its Subsidiaries (including, without limitation, SALP and its Subsidiaries) as at the end of such quarter, and the related unaudited consolidated and consolidating (for Subsidiaries which own Real Estate, if any Subsidiary becomes the owner of Real Estate pursuant to §8.6 or §8.7 hereof) statements of operations and cash flows for the portion of Sovran's fiscal year then elapsed;

all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial officer of SALP or Sovran, as applicable, that the information contained in such financial statements fairly presents the financial position of SALP or Sovran (as the case may be) and its Subsidiaries on the date thereof (subject to year-end adjustments);

                    (c)     simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement in the form of Exhibit D-2 hereto signed by the chief financial officer of SALP or Sovran, as applicable, and (if applicable) reconciliations to reflect changes in GAAP since March 31, 2008; and, in the case of Sovran, setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 hereof;

                    (d)     promptly as they become available, a copy of each report (including any so-called management letters) submitted to any Borrower or any Guarantor or any of their respective subsidiaries by the Accountants in connection with each annual audit of the books of any Borrower or any Guarantor or such subsidiary by such Accountants or in connection with any interim audit thereof pertaining to any phase of the business of any Borrower or any Guarantor or any such subsidiary;

                    (e)     contemporaneously with the filing or mailing thereof, copies of all material of a financial nature sent to the holders of any Indebtedness of any Borrower or any Guarantor (other than the Loans) for borrowed money, to the extent that the information or disclosure contained in such material refers to or could reasonably be expected to have a Material Adverse Effect;

                    (f)     contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the SEC or sent to the stockholders of Sovran;

                    (g)     as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of Sovran, copies of the Form 10-K statement filed by Sovran with the SEC for such fiscal year, and as soon as practicable, but in any event not later than forty-five (45) days after the end of each fiscal quarter of Sovran, copies of the Form 10-Q statement filed by Sovran with the SEC for such fiscal quarter; and

                    (h)     from time to time such other financial data and information about the Borrowers, the Guarantors, their respective Subsidiaries, the Real Estate and the Partially-Owned Entities which is prepared by such Person in the normal course of its business or is required for securities and tax law compliance as the Administrative Agent or any Lender may reasonably request, including without limitation occupancy information and insurance certificates with respect to the Real Estate (including the Unencumbered Properties) and tax returns.

                    §8.5.     Notices.

                    (a)     Defaults.  Each Borrower will, and will cause each Guarantor, as applicable, to, promptly notify the Administrative Agent in writing of the occurrence of any default, Default or Event of Default.  If any Person shall give any notice or take any other action in respect of (x) a claimed default (whether or not constituting a Default or an Event of Default) under this Credit Agreement or (y) a claimed default by any Borrower, any Guarantor or any of their respective Subsidiaries, as applicable, under any note, evidence of Indebtedness, indenture or other obligation to which or with respect to which any of them is a party or obligor, whether as principal, guarantor or surety, and such default would permit the holder of such note or obligation or other evidence of Indebtedness to accelerate the maturity thereof or otherwise cause the entire Indebtedness to become due, such Borrower or such Guarantor, as the case may be, shall forthwith give written notice thereof to the Administrative Agent, describing the notice or action and the nature of the claimed failure to comply.

                    (b)     Environmental Events.  Each Borrower will, and will cause each Guarantor to, promptly give notice in writing to the Administrative Agent (i) upon such Borrower's or such Guarantor's obtaining knowledge of any material violation of any Environmental Law regarding any Real Estate or such Borrower's or such Guarantor's operations or the operations of any of their Subsidiaries, (ii) upon such Borrower's or such Guarantor's obtaining knowledge of any known Release of any Hazardous Substance at, from, or into any Real Estate which it reports in writing or is reportable by it in writing to any governmental authority and which is material in amount or nature or which could materially affect the value of such Real Estate, (iii) upon such Borrower's or such Guarantor's receipt of any notice of material violation of any Environmental Laws or of any material Release of Hazardous Substances in violation of any Environmental Laws or any matter that may be a Disqualifying Environmental Event, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Borrower's or such Guarantor's or any other Person's operation of any Real Estate, (B) contamination on, from or into any Real Estate, or (C) investigation or remediation of off-site locations at which such Borrower or such Guarantor or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Substances, or (iv) upon such Borrower's or such Guarantor's obtaining knowledge that any expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which such Borrower or such Guarantor or any Partially-Owned Entity may be liable or for which a lien may be imposed on any Real Estate; any of which events described in clauses (i) through (iv) above could reasonably be expected to have a Material Adverse Effect, or constitutes a Disqualifying Environmental Event with respect to any Unencumbered Property.

                    (c)     Notification of Claims against Unencumbered Properties.  Each Borrower will, and will cause each Guarantor to, promptly upon becoming aware thereof, notify the Administrative Agent in writing of any setoff, claims, withholdings or other defenses to which any of the Unencumbered Properties are subject, which (i) could reasonably be expected to have a Material Adverse Effect or materially and adversely affect the value of such Unencumbered Property, or (ii) with respect to such Unencumbered Property, constitute a Disqualifying Environmental Event, a Disqualifying Legal Event, a Disqualifying Building Event or a Lien which is not a Permitted Lien.

                    (d)     Notice of Litigation and Judgments.  Each Borrower will, and will cause each Guarantor to, and the Borrowers will cause each of their respective Subsidiaries to, give notice to the Administrative Agent in writing within ten (10) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings an adverse determination in which could materially affect any Borrower, any Guarantor or any of their respective Subsidiaries or any Unencumbered Property or to which any Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving a claim against any Borrower, any Guarantor or any of their respective Subsidiaries (to the extent uninsured) that could reasonably be expected to have a Material Adverse Effect or materially affect the value or operation of the Unencumbered Properties and stating the nature and status of such litigation or proceedings.  Each Borrower will, and will cause each of the Guarantors and the Subsidiaries to, give notice to the Administrative Agent, in writing, in form and detail reasonably satisfactory to the Administrative Agent, within ten (10) days of any judgment to the extent not covered by insurance, final or otherwise, against any Borrower, any Guarantor or any of their Subsidiaries in an amount in excess of $100,000.

                    (e)     Acquisition and Disposition of Real Estate.  The Borrower Representative shall notify the Administrative Agent in writing within seven (7) Business Days of the acquisition and the disposition of any Real Estate by any Borrower, any Guarantor, any of their respective Subsidiaries or any Partially-Owned Entity (whether or not such acquisition was made with proceeds of the Loans), which notice shall include, with respect to such Real Estate, its owner (if other than SALP), its address, a brief description, a summary of occupancy levels, a proforma and historic (if available) income statement and a summary of the key business terms of such acquisition (including sources and uses of funds for such acquisition), a summary of the principal terms of any financing for such Real Estate, and a statement as to whether such Real Estate qualifies as an Unencumbered Property.

                    (f)     [Intentionally Omitted.]

                    (g)     Notice to Lenders.  The Administrative Agent will use good faith efforts to cause any notice delivered under this §8.5 to be delivered to each Lender in accordance with §15.12 and in any event on the same day or the Business Day following the day such notice is received by the Administrative Agent.

                    §8.6.     Existence of SALP, Holdings and Subsidiary Guarantors; Maintenance of Properties.  SALP for itself and for Holdings and each Subsidiary Guarantor (insofar as any such statements relate to Holdings or such Subsidiary Guarantor) will do or cause to be done all things necessary to, and shall, preserve and keep in full force and effect its existence as a limited partnership, corporation or another legally constituted entity, and will do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises and those of its Subsidiaries, and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company or a limited liability partnership.  SALP shall be the owner of substantially all of the Real Estate owned by the Borrowers and their respective Subsidiaries and shall not permit any Subsidiary of any Borrower to own any Real Estate without the prior written consent of the Required Lenders, and then only in specific circumstances outside of the ordinary course of business.  In any such case, such Subsidiary shall be wholly-owned by Sovran or SALP and shall become a Subsidiary Guarantor.  SALP (a) will cause all necessary repairs, renewals, replacements, betterments and improvements to be made to all Real Estate owned or controlled by it or by any of its Subsidiaries or any Subsidiary Guarantor, all as in the judgment of SALP or such Subsidiary or such Subsidiary Guarantor may be necessary so that the business carried on in connection therewith may be properly conducted at all times, subject to the terms of the applicable Leases and partnership agreements or other organizational documents, (b) will cause all of its other properties and those of its Subsidiaries and the Subsidiary Guarantors used or useful in the conduct of its business or the business of its Subsidiaries or such Subsidiary Guarantor to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and (c) will, and will cause each of its Subsidiaries and each Subsidiary Guarantor to, continue to engage exclusively in the business of owning and operating self storage facilities, which self storage facilities shall be known primarily as "Uncle Bob's Self Storage"; provided that nothing in this Credit Agreement shall prevent the Borrowers from entering into Tower Leases or occasional nonmaterial Leases of retail or office space incidental to the Borrowers' owning and operating self storage facilities; and provided further that nothing in this §8.6 shall prevent any Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of SALP, desirable in the conduct of its or their business and such discontinuance does not cause a Default or an Event of Default hereunder and could not reasonably be expected to have a Material Adverse Effect.  Holdings shall at all times be a wholly-owned Subsidiary of Sovran and the sole general partner of SALP and shall be the owner of at least 1% of the outstanding partnership interests in SALP.

                    §8.7.     Existence of Sovran; Maintenance of REIT Status of Sovran; Maintenance of Properties.  Sovran will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Maryland corporation.  Sovran will at all times maintain its status as a REIT and not to take any action which could lead to its disqualification as a REIT.  Sovran shall at all times maintain its listing on the New York Stock Exchange.  Sovran will continue to operate as a fully-integrated, self-administered and self-managed real estate investment trust which, together with its Subsidiaries (including, without limitation SALP) owns and operates an improved property portfolio comprised exclusively of self-storage facilities.  Sovran will not engage in any business other than the business of acting as a REIT and serving as a limited partner of SALP and as a member, partner or stockholder of other Persons as permitted by this Credit Agreement.  Sovran shall conduct all or substantially all of its business operations through SALP, and shall not own real estate assets outside of its interests in SALP.  Sovran shall cause SALP to own substantially all of the Real Estate owned by the Borrowers and their respective Subsidiaries and shall not permit any Subsidiary of any Borrower to become the owner of any Real Estate without the prior written consent of the Required Lenders, and then only in specific circumstances outside of the ordinary course of business.  In any such case, such Subsidiary shall be wholly-owned by Sovran or SALP and shall become a Subsidiary Guarantor.  Sovran shall do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises and those of its Subsidiaries.  Sovran shall (a) cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Sovran may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) cause SALP and each of its Subsidiaries to continue to engage exclusively in the business of owning and operating self storage facilities, which self-storage facilities shall be known primarily as "Uncle Bob's Self Storage"; provided that nothing in this §8.7 shall prevent Sovran from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of Sovran, desirable in the conduct of its or their business and such discontinuance does not cause a Default or an Event of Default hereunder and could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    §8.8.     Insurance.  Each Borrower will, and will cause each Guarantor to, maintain with respect to its properties, and will cause each of its Subsidiaries to maintain with financially sound and reputable insurers, insurance with respect to such properties and its business against such casualties and contingencies as shall be in accordance with the general practices of businesses having similar operations and real estate portfolios in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as is commercially reasonable, customary and prudent, and from time to time deliver to the Administrative Agent upon its request certificates of insurance as to all of the insurance maintained by each Borrower and their respective Subsidiaries on the Real Estate (including flood insurance if necessary) from the insurer or an independent insurance broker, identifying insurers, types of insurance, insurance limits, and policy terms.

                    §8.9.     Taxes.  Each Borrower will, and will cause each Guarantor and each of its Subsidiaries to, pay or cause to be paid real estate taxes, other taxes, assessments and other governmental charges against the Real Estate before the same become delinquent and will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon its sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of the Real Estate; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower, such Guarantor or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that such Borrower, such Guarantor or such Subsidiary will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.  If requested by the Administrative Agent, the Borrowers will provide evidence of the payment of real estate taxes, other taxes, assessments and other governmental charges against the Real Estate in the form of receipted tax bills or other form reasonably acceptable to the Administrative Agent.

                    §8.10.     Inspection of Properties and Books; Confidentiality.  Each Borrower will, and will cause each Guarantor to, permit the Lenders, through the Administrative Agent or any of the Lenders' other designated representatives, to visit and inspect any of the properties of any Borrower, any Guarantor or any of their respective Subsidiaries, to examine the books of account of the Borrowers, the Guarantors and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrowers, the Guarantors and their respective Subsidiaries with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Administrative Agent may reasonably request; provided that the Borrowers shall only be responsible for the costs and expenses incurred by the Administrative Agent in connection with such inspections after the occurrence and during the continuance of an Event of Default.  The Administrative Agent and each Lender agrees to keep any non-public information delivered or made available by the Borrowers to it confidential from anyone other than persons employed or retained by the Administrative Agent or such Lender (including, without limitation, employees, officers, attorneys and other advisors) who, in the reasonable determination of the Administrative Agent or such Lender, reasonably need to know such information and who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans or rendering legal advice in connection with the Loans; provided such employees, officers, attorneys and other advisors agree to keep such information confidential in accordance with this §8.10; and provided further that nothing herein shall prevent the Administrative Agent or any Lender or persons employed or retained by the Administrative Agent or such Lender from disclosing such information (i) to any other Lender, (ii) to any other person if reasonably incidental to the administration of the Loans, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority, (v) which has been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender which is not permitted by this Credit Agreement, (vi) in connection with any litigation to which the Administrative Agent, any Lender, or their respective Affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder, (viii) to the Administrative Agent's or such Lender's Affiliates, legal counsel and independent auditors, (ix) to any actual or proposed participant or Eligible Assignee of all or part of its rights hereunder, and (x) as otherwise required by law.

                    §8.11.     Compliance with Laws, Contracts, Licenses, and Permits.  Each Borrower will, and will cause each Guarantor to, comply with, and will cause each of their respective Subsidiaries to comply with (a) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including, without limitation, all Environmental Laws and all applicable federal and state securities laws, (b) the provisions of its partnership agreement and certificate or corporate charter and other organizational documents, as applicable, (c) all material agreements and instruments to which it is a party or by which it or any of its properties may be bound (including the Real Estate and the Leases) and (d) all applicable decrees, orders, and judgments.  If at any time while any Loan or Note is outstanding or the Lenders have any obligation to make Loans hereunder, any Permit shall become necessary or required in order that any Borrower or any Guarantor may fulfill any of its obligations hereunder or under any other Loan Document to which it is a party, the Borrowers and the Guarantors will immediately take or cause to be taken all reasonable steps within the power of the Borrowers or the Guarantors, as applicable, to obtain such Permit and furnish the Administrative Agent with evidence thereof.

                    §8.12.     Use of Proceeds.  Subject at all times to the other provisions of this Credit Agreement the Borrowers will use the proceeds of the Loans and Letters of Credit to be obtained solely to finance (a) the acquisition, renovation and construction of self storage facilities, (b) the repayment of Indebtedness (c) stock repurchases in accordance with §9.7(a) and (d) general working capital needs.

                    §8.13.     Acquisition of Unencumbered Properties.  In addition to the requirements of §8.5(e), the Borrowers shall, within seven (7) Business Days of the acquisition of an Unencumbered Property or the qualification of any Real Estate as an Unencumbered Property, deliver to the Administrative Agent a certificate from an officer of the Borrower Representative certifying that such Real Estate satisfies the requirements for an Unencumbered Property set forth in the definition thereof.

                    §8.14.     Additional Guarantors; Solvency of Guarantors.

                    (a)     If, after the Restatement Date, a Subsidiary of any Borrower acquires any Real Estate in accordance with §8.6 and §8.7 that otherwise qualifies as an Unencumbered Property but is owned by a Person other than a then Borrower or Guarantor, the Borrowers shall cause such Person (which Person must be or become a wholly-owned Subsidiary of SALP or Sovran) to execute and deliver a Guaranty to the Administrative Agent and the Lenders in substantially the form of Exhibit B hereto prior to such Real Estate's becoming an Unencumbered Property hereunder.  Such Guaranty shall evidence consideration and equivalent value.  The Borrowers will not permit any Guarantor that owns any Unencumbered Properties to have any Subsidiaries.

                    (b)     The Borrowers shall cause each of the Subsidiary Guarantors to remain solvent and shall provide each of the Subsidiary Guarantors with such funds and assets as such Subsidiary Guarantor shall require in the operation of its business, all in consideration of such Guarantor's execution and delivery of its Guaranty.

                    §8.15.     Further Assurances.  Each Borrower will, and will cause each Guarantor to, cooperate with, and to cause each of its Subsidiaries to cooperate with, the Administrative Agent and the Lenders and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

                    §8.16.     Intentionally Omitted.

                    §8.17.     Environmental Indemnification.  The Borrowers jointly and severally covenant and agree that they will indemnify and hold the Administrative Agent and each Lender, and each of their respective Affiliates, harmless from and against any and all claims, expense, damage, loss or liability incurred by the Administrative Agent, any Lender, or any such Affiliate (including all reasonable costs of legal representation incurred by the Administrative Agent or any Lender, but excluding, as applicable, for the Administrative Agent or a Lender any claim, expense, damage, loss or liability as a result of the gross negligence or willful misconduct of the Administrative Agent or such Lender or any of their respective Affiliates) relating to (a) any Release or threatened Release of Hazardous Substances on any Real Estate; (b) any violation of any Environmental Laws with respect to conditions at any Real Estate or the operations conducted thereon; (c) the investigation or remediation of off-site locations at which any Borrower, any Guarantor or any of their respective Subsidiaries or their predecessors are alleged to have directly or indirectly disposed of Hazardous Substances; or (d) any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances relating to Real Estate (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property).  It is expressly acknowledged by each Borrower that this covenant of indemnification shall survive the payment of the Loans and shall inure to the benefit of the Administrative Agent and the Lenders and their respective Affiliates, their respective successors, and their respective assigns under the Loan Documents permitted under this Credit Agreement.

                    §8.18.     Response Actions.  Each Borrower covenants and agrees that if any Release or disposal of Hazardous Substances shall occur or shall have occurred on any Real Estate owned by it or any of its Subsidiaries, such Borrower will cause the prompt containment and removal of such Hazardous Substances and remediation of such Real Estate as necessary to comply with all Environmental Laws or to preserve the value of such Real Estate.

                    §8.19.     Environmental Assessments.  If the Required Lenders have reasonable grounds to believe that a Disqualifying Environmental Event has occurred with respect to any Unencumbered Property, after reasonable notice by the Administrative Agent, whether or not a Default or an Event of Default shall have occurred, the Required Lenders may determine that the affected Real Estate no longer qualifies as an Unencumbered Property; provided that prior to making such determination, the Administrative Agent shall give the Borrower Representative reasonable notice and the opportunity to obtain one or more environmental assessments or audits of such Unencumbered Property prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Administrative Agent, which approval will not be unreasonably withheld, to evaluate or confirm (i) whether any Release of Hazardous Substances has occurred in the soil or water at such Unencumbered Property and (ii) whether the use and operation of such Unencumbered Property materially complies with all Environmental Laws (including not being subject to a matter that is a Disqualifying Environmental Event).  Such assessment will then be used by the Administrative Agent to determine whether a Disqualifying Environmental Event has in fact occurred with respect to such Unencumbered Property.  All such environmental assessments shall be at the sole cost and expense of the Borrowers.

                    §8.20.     Employee Benefit Plans.

                    (a)     In General.  Each Employee Benefit Plan maintained by any Borrower, any Guarantor or any of their respective ERISA Affiliates will be operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

                    (b)     Terminability of Welfare Plans.  With respect to each Employee Benefit Plan maintained by any Borrower, any Guarantor or any of their respective ERISA Affiliates which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, such Borrower, such Guarantor, or any of their respective ERISA Affiliates, as the case may be, has the right to terminate each such plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) without liability other than liability to pay claims incurred prior to the date of termination.

                    (c)     Unfunded or Underfunded Liabilities.  The Borrowers will not, and will not permit any Guarantor to, at any time, have accruing or accrued unfunded or underfunded liabilities with respect to any Employee Benefit Plan, Guaranteed Pension Plan or Multiemployer Plan, or permit any condition to exist under any Multiemployer Plan that would create a withdrawal liability.

                    §8.21.     No Amendments to Certain Documents.  The Borrowers will not, and will not permit any Guarantor to, at any time cause or permit its certificate of limited partnership, agreement of limited partnership, articles of incorporation, by-laws or other organizational documents, as the case may be, to be modified, amended or supplemented in any respect whatever, without (in each case) the express prior written consent or approval of the Required Lenders in their sole discretion, if such changes would affect Sovran's REIT status or could otherwise reasonably be expected to have a Material Adverse Effect.

                    §8.22.     Exclusive Credit Facility.  The Borrowers will at all times use this Credit Agreement as the Borrower's exclusive revolving credit agreement and will not at any time during the term of this Credit Agreement permit any other revolving credit agreement to be maintained by any Borrower or any Guarantor.

                    §8.23.     Management.  Except by reason of death or incapacity, at least two (2) of the Key Management Individuals (as hereinafter defined) shall remain active in the executive and/or operational management, in their current positions and with their current responsibilities (or more senior positions with requisite greater responsibilities), of Sovran; provided, however, if at least two (2) of the Key Management Individuals are not so active in such positions and with such responsibilities (except by reason of death or incapacity as aforesaid), then within ninety (90) days of the occurrence of such event, Sovran shall propose and appoint such individual(s) of comparable experience, reputation and otherwise reasonably acceptable to the Required Lenders to such position(s) such that, after such appointment, such acceptable replacement individuals, together with the Key Management Individuals remaining so active with Sovran in such positions and with such responsibilities, total at least two (2).  For purposes hereof, "Key Management Individuals" shall mean and include Robert J. Attea, Kenneth F. Myszka and David L. Rogers.

                    §8.24.     Financial Covenants under Note Purchase Agreement.  In the event that any of the financial covenants contained in the Note Purchase Agreement (the parties hereto acknowledge and agree that for purposes of this §8.24 the term "financial covenants" shall be deemed to refer to the covenants set forth in Section 10.8 through 10.20 of the Note Purchase Agreement as of the date hereof) or the defined terms relevant to such financial covenants are amended or modified by the parties to said Note Purchase Agreement, or any additional financial covenant not set forth herein is incorporated into the Note Purchase Agreement in a manner which is more restrictive on the Borrowers and their Subsidiaries or more beneficial to the holders of the notes issued under the Note Purchase Agreement, then and in such event the Borrowers shall concurrently therewith provide notice to such effect to the Administrative Agent and the Administrative Agent shall promptly give such notice to the Lenders, and the financial covenants and the defined terms relevant to such financial covenants set forth herein shall automatically be deemed amended or modified to the same effect as in the Note Purchase Agreement, or such additional financial covenants and the defined terms relevant to such financial covenants shall automatically be deemed to be incorporated into this Credit Agreement by reference.

          §9.     CERTAIN NEGATIVE COVENANTS OF THE BORROWERS AND THE  GUARANTORS.  Each Borrower for itself and on behalf of the Guarantors covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any of the Lenders has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

                    §9.1.     Restrictions on Indebtedness.

                    The Borrowers and the Guarantors may, and may permit their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, any Indebtedness other than:

                    (a)     Indebtedness (excluding the Obligations) which is incurred under a revolving credit facility or line of credit with another financial institution;

                    (b)     Indebtedness which would result in a Default or Event of Default under §10 hereof or under any other provision of this Credit Agreement;

                    (c)     An aggregate amount in excess of $1,000,000 at any one time in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies for which payment therefor is required to be made in accordance with the provisions of §8.9 and has not been timely made;

                    (d)     An aggregate amount in excess of $1,000,000 at any one time in respect of uninsured judgments or awards, with respect to which the applicable periods for taking appeals have expired, or with respect to which final and unappealable judgments or awards have been rendered; and

                    (e)     Current unsecured liabilities incurred in the ordinary course of business, which (i) are overdue for more than sixty (60) days, (ii) exceed $1,000,000 in the aggregate at any one time, and (iii) are not being contested in good faith.

                    The terms and provisions of this §9.1 are in addition to, and not in limitation of, the covenants set forth in §10 of this Credit Agreement.

                    Notwithstanding anything contained herein to the contrary, the Borrowers and the Guarantors will not, and will not permit any Subsidiary to, incur any Indebtedness for borrowed money which, together with other Indebtedness for borrowed money incurred by any Borrower, any Guarantor, and any Subsidiary since the date of the most recent compliance certificate delivered to the Administrative Agent in accordance with this Credit Agreement, exceeds $5,000,000 in the aggregate unless the Borrowers shall have delivered a compliance certificate in the form of Exhibit D-4 hereto to the Administrative Agent evidencing covenant compliance at the time of delivery of the certificate and on a pro-forma basis after giving effect to such proposed Indebtedness.  The Administrative Agent will use good faith efforts to cause any compliance certificate delivered under this Credit Agreement to be delivered to each Lender in accordance with §15.12 and in any event on the same day or the Business Day following the day such compliance certificate is received by the Administrative Agent.

                    §9.2.     Restrictions on Liens, Etc.  None of any Borrower, any Guarantor, any Operating Subsidiary and any wholly-owned Subsidiary will:  (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse (the foregoing items (a) through (e) being sometimes referred to in this §9.2 collectively as "Liens"), provided that the Borrowers, the Guarantors and any Subsidiary may create or incur or suffer to be created or incurred or to exist:

                              (i)     Liens securing taxes, assessments, governmental charges or levies or claims for labor, material and supplies, the Indebtedness with respect to which is not prohibited by §9.1(c);

                              (ii)     deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pensions or other social security obligations; and deposits with utility companies and other similar deposits made in the ordinary course of business;

                              (iii)     Liens (other than affecting the Unencumbered Properties) in respect of judgments or awards, the Indebtedness with respect to which is not prohibited by §9.1(d);

                              (iv)     encumbrances on properties consisting of easements, rights of way, covenants, restrictions on the use of real property and defects and irregularities in the title thereto; landlord's or lessor's Liens under Leases to which any Borrower, any Guarantor, or any Subsidiary is a party or bound; purchase options granted at a price not less than the market value of such property; and other minor Liens or encumbrances on properties, none of which interferes materially and adversely with the use of the property affected in the ordinary conduct of the business of the owner thereof, and which matters (x) do not individually or in the aggregate have a Material Adverse Effect or (y) do not make title to such property unmarketable by the conveyancing standards in effect where such property is located;

                              (v)     any Leases (excluding Synthetic Leases) entered into good faith with Persons that are not Affiliates; provided that Leases with Affiliates on market terms and with monthly market rent payments required to be paid are Permitted Liens;

                              (vi)     Liens and other encumbrances or rights of others which exist on the Restatement Date and which do not otherwise constitute a breach of this Credit Agreement;
provided that nothing in this clause (vi) shall be deemed or construed to permit an Unencumbered Property to be subject to a Lien to secure Indebtedness;

                              (vii)     as to Real Estate which is acquired after the Restatement Date, Liens and other encumbrances or rights of others which exist on the date of acquisition and which do not otherwise constitute a breach of this Credit Agreement; provided that nothing in this clause (vii) shall be deemed or construed to permit an Unencumbered Property to be subject to a Lien to secure Indebtedness;

                              (viii)     Liens affecting the Unencumbered Properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal, so long as execution is not levied thereunder or in respect of which, at the time, a good faith appeal or proceeding for review is being prosecuted, and in respect of which a stay of execution shall have been obtained pending such appeal or review; provided that the Borrowers shall have obtained a bond or insurance with respect thereto to the Administrative Agent's reasonable satisfaction, and, provided further, such Lien does not constitute a Disqualifying Environmental Event, a Disqualifying Building Event or a Disqualifying Legal Event;

                              (ix)     Liens securing Indebtedness for the purchase price of capital assets (other than Real Estate but including Indebtedness in respect of Capitalized Leases for equipment and other equipment leases) to the extent not otherwise prohibited by §9.1; and

                              (x)     other Liens (other than affecting the Unencumbered Properties) in connection with any Indebtedness permitted under §9.1 which do not otherwise result in a Default or Event of Default under this Credit Agreement.

                    Notwithstanding the foregoing provisions of this §9.2, the failure of any Unencumbered Property to comply with the covenants set forth in this §9.2 shall result in such Unencumbered Property's disqualification as an Unencumbered Property under this Credit Agreement, but such disqualification shall not by itself constitute a Default or Event of Default, unless such disqualification causes a Default or an Event of Default under another provision of this Credit Agreement.

                    §9.3.     Restrictions on Investments.  No Borrower, Guarantor, or Subsidiary will make or permit to exist or to remain outstanding any Investment except Investments in:

                    (a)     marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase;

                    (b)     demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

                    (c)     securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's, and not less than "A 1" if rated by S&P;

                    (d)     Investments existing on the Restatement Date and listed on Schedule 9.3(d) hereto;

                    (e)     So long as no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, acquisitions of Real Estate consisting of self storage facilities, warehouses and mini-warehouses and the equity of Persons whose primary operations consist of the ownership, development, operation and management of self storage facilities, warehouses and mini-warehouses; provided, however that (i) the Borrowers shall not, and shall not permit any Guarantor or any of its Subsidiaries to, acquire any such Real Estate without the prior written consent of the Administrative Agent if the environmental investigation for such Real Estate determines that the potential environmental remediation costs and other environmental liabilities associated with such Real Estate exceed $200,000; and (ii) the Borrowers shall not permit any of their Subsidiaries which is not a Borrower or a Guarantor, or which does not become a Borrower or a Guarantor, to acquire any Unencumbered Property, and in all cases such Guarantor shall be a wholly-owned Subsidiary of SALP or Sovran;

                    (f)     (i)     any Investments now or hereafter made in any Subsidiary other than a Designated Subsidiary;

                              (ii)     any Investments now or hereafter made in all Designated Subsidiaries identified in clauses (a) through (e) of the definition of "Designated Subsidiaries," in the aggregate not to exceed the lesser of (x) 1.5% of Gross Asset Value or (y) $15,000,000, at any time; and

                              (iii)     Investments in each of the Designated Subsidiaries identified in clauses (f) through (o) of the definition of "Designated Subsidiaries," in an amount (including assumed debt) not greater than that set forth for such Designated Subsidiary in Schedule 7.19, provided, that, in the case of each Designated Subsidiary described in this clause (iii):

                                        (A)     when the mortgage debt of such Designated Subsidiary is repaid, whether at maturity or pursuant to a prepayment right or obligation, the Borrowers shall cause such Designated Subsidiary either (1) to execute and deliver a Subsidiary Guaranty required by § 8.14 in connection therewith, or (2) transfer all of the property of such Designated Subsidiary to one of the Borrowers, and

                                        (B)     the Borrowers will not permit any of such Designated Subsidiaries (1) to refinance or extend the maturity of any of the mortgage debt assumed by it in connection with the Cornerstone Acquisition, or (2) to incur any additional mortgage debt, or (3) to engage in any activity other than the ownership and operation of the property acquired by it in the Cornerstone Acquisition;

                    (g)     Investments in respect of (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, (iii) advances to employees for travel expenses, drawing accounts and similar expenditures, and (iv) prepaid expenses made in the ordinary course of business;

                    (h)     any other Investments made in the ordinary course of business and consistent with past business practices in an aggregate amount not to exceed $10,000,000 outstanding at any time;

                    (i)     a Hedge Agreement or other interest rate hedges in connection with Indebtedness;

                    (j)     shares of so-called "money market funds" registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in marketable direct or guaranteed obligations of the United States of America and agencies and instrumentalities thereof, and have total assets in excess of $50,000,000;

                    (k)     Investments consisting of Distributions permitted under §9.7(a) hereof;

                    (l)     Investments consisting of the Sovran Treasury Stock not to exceed 25% (by value) of the consolidated assets of Sovran, for purposes of Regulations U and X of the Board of Governors of the Federal Reserve System (as referred to in §7.17 hereof).  For the avoidance of doubt, Sovran Treasury Stock shall not be deemed to constitute an asset of the Borrowers for any other purpose hereunder.

                    §9.4.     Merger, Consolidation and Disposition of Assets.

                    None of any Borrower, any Guarantor, any Operating Subsidiary or any wholly-owned Subsidiary will:

                    (a)     Become a party to any merger, consolidation or reorganization without the prior written consent of the Lenders, except that so long as no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto, the merger, consolidation or reorganization of one or more Persons with and into such Borrower, such Guarantor, or such wholly-owned Subsidiary, shall be permitted if such action is not hostile, any Borrower, any Guarantor, or any wholly-owned Subsidiary, as the case may be, is the surviving entity and such merger, consolidation or reorganization does not cause a breach of §8.14; provided that for any such merger, consolidation or reorganization (other than (w) the merger or consolidation of one or more Subsidiaries of SALP with and into SALP, (x) the merger or consolidation of two or more Subsidiaries of SALP, (y) the merger or consolidation of one or more Subsidiaries of Sovran with and into Sovran, or (z) the merger or consolidation of two or more Subsidiaries of Sovran), the Borrowers shall provide to the Administrative Agent a statement in the form of Exhibit D-5 hereto signed by the chief financial officer or treasurer of the Borrower Representative and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 hereof and certifying that no Default or Event of Default has occurred and is continuing, or would occur and be continuing after giving effect to such merger, consolidation or reorganization and all liabilities, fixed or contingent, pursuant thereto;

                    (b)     Sell, transfer or otherwise dispose of (collectively and individually, "Sell" or a "Sale") or grant a Lien to secure Indebtedness (an "Indebtedness Lien") on any of its now owned or hereafter acquired assets without obtaining the prior written consent of the Required Lenders except for:

                              (i)     the Sale of or granting of an Indebtedness Lien on any Unencumbered Property so long as no Default or Event of Default has then occurred and is continuing, or would occur and be continuing after giving effect to such Sale or Indebtedness Lien; provided, that prior to any Sale of any Unencumbered Property or the granting of an Indebtedness Lien on any Unencumbered Property under this clause (i), the Borrowers shall provide to the Administrative Agent a certificate in the form of Exhibit D-6 hereto signed by the chief financial officer or treasurer of the Borrower Representative and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 hereof and certifying that no Default or Event of Default has occurred and is continuing, or would occur and be continuing after giving effect to such proposed Sale or Indebtedness Lien and all liabilities, fixed or contingent, pursuant thereto; and

                              (ii)     the Sale of or the granting of an Indebtedness Lien on any of its now owned or hereafter acquired assets (other than any Unencumbered Property) so long as no Event of Default has then occurred and is continuing and no Default or Event of Default would occur and be continuing after giving effect to such Sale or Indebtedness Lien and all other Sales (to be) made and Indebtedness Liens (to be) granted under this clause (ii); provided, that (x) if such Sale or Indebtedness Lien is made or granted under this clause (ii) while a Default is continuing, such Sale or Indebtedness Lien (together with other Sales and Indebtedness Liens under this clause (ii)) cures (or would cure) such Default before it becomes an Event of Default, (y) if multiple Sales or grantings of Indebtedness Liens are undertaken pursuant to the foregoing subclause (x) to cure a Default, the Borrowers shall apply the net proceeds of each such Sale or Indebtedness Lien remaining after application to such cure to the repayment of the Loans until such Default has been fully cured, and (z) prior to the Sale of any asset or the granting of an Indebtedness Lien on any asset under this clause (ii), the Borrowers shall provide to the Administrative Agent a statement in the form of Exhibit D-6 hereto signed by the chief financial officer or treasurer of the Borrower Representative and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 hereof and certifying that no Default or Event of Default would occur and be continuing after giving effect to all such proposed Sales or Indebtedness Liens and all liabilities, fixed or contingent, pursuant thereto.

                    §9.5.     Sale and Leaseback.  The Borrowers will not, and will not permit any Guarantor or any of their respective Subsidiaries to, enter into any arrangement, directly or indirectly, whereby any Borrower, any Guarantor or any of their respective Subsidiaries shall sell or transfer any property owned by it in order then or thereafter to lease such property.

                    §9.6.     Compliance with Environmental Laws.  No Borrower, Guarantor, or Subsidiary will do any of the following:  (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances except for quantities of Hazardous Substances used in the ordinary course of business and in compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in full compliance with Environmental Laws, or (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a Release or a violation of any Environmental Law; provided that a breach of this covenant shall result in the exclusion of the affected Real Estate from the calculation of the covenants set forth in §10, but shall only constitute an Event of Default under §13.1(c) hereof if such breach has a material adverse effect on the Borrowers and their Subsidiaries, taken as a whole, or materially impairs the ability of the Borrowers to fulfill their obligations to the Lenders under this Credit Agreement.

                    §9.7.     Distributions.  (a) The Borrowers will not in any period of four (4) consecutive completed fiscal quarters make (i) any Distributions in such period in excess of 95% of Funds from Operations for such period, or (ii) any Distributions during any period when any Event of Default has occurred and is continuing; provided, however, that the Borrowers may at all times make Distributions to the extent (after taking into account all available funds of Sovran from all other sources) required in order to enable Sovran to continue to qualify as a REIT; and provided further that, subject to the requirements §9.3(k), the Borrowers will not at any time from the Restatement Date through the latest Maturity Date make Distributions in connection with the purchase, redemption or retirement of capital stock of Sovran that exceed (x) $6,000,000 in any fiscal quarter, (y) $15,000,000 in the aggregate in any fiscal year or (z) the sum of $50,000,000 plus an amount equal to 12 1/2% of the Net Cash Proceeds to Sovran resulting from the sale of any equity securities of Sovran in the aggregate.  Such repurchased Sovran capital stock shall be then either held by Sovran as Sovran Treasury Stock, reissued, or cancelled.

                    (b)     Sovran will not, during any period when any Event of Default has occurred and is continuing, make any Distributions in excess of the Distributions required to be made by Sovran in order to maintain its status as a REIT.

                    §9.8.     Employee Benefit Plans.  None of any Borrower, any Guarantor or any ERISA Affiliate will:

                    (a)     engage in any "prohibited transaction" within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for any Borrower, any Guarantor or any of their respective Subsidiaries; or

                    (b)     permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

                    (c)     fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of any Borrower, any Guarantor or any of their respective Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

                    (d)     amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

                    (e)     permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

                    §9.9.     Fiscal Year.  The Borrowers will not, and will not permit the Guarantors or any of their respective Subsidiaries to, change the date of the end of its fiscal year from that set forth in §7.5.

                    §9.10.     Negative Pledge.  Except for Section 10.2 of the Note Purchase Agreement as in effect on the date hereof, from and after the date hereof, neither any Borrower nor any Guarantor will, and will not permit any Subsidiary to, enter into any agreement containing any provision prohibiting the creation or assumption of any Lien upon its properties (other than prohibitions on liens for particular assets (other than an Unencumbered Property) set forth in a security instrument in connection with Indebtedness for such assets and the granting or effect of such liens does not otherwise constitute a Default or Event of Default), revenues or assets, whether now owned or hereafter acquired, or restricting the ability of the Borrowers or the Guarantors to amend or modify this Credit Agreement or any other Loan Document.

          §10.     FINANCIAL COVENANTS OF THE BORROWERS.  Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or the Lenders have any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

                    §10.1.     Leverage Ratio.  As at the end of any fiscal quarter or other date of measurement, the Borrowers shall not permit the Leverage Ratio to exceed 55%.

                    §10.2.     Secured Indebtedness.  As at the end of any fiscal quarter or other date of measurement, the Borrowers shall not permit Consolidated Secured Indebtedness to exceed 25% of Gross Asset Value.

                    §10.3.     Tangible Net Worth.  As at the end of any fiscal quarter or any other date of measurement, the Borrowers shall not permit Consolidated Tangible Net Worth to be less than the sum of (a) $490,000,000, plus (b) 80% of the sum of (i) the Net Cash Proceeds received by Sovran in connection with any offering of stock in Sovran and (ii) the aggregate value of operating units issued by SALP in connection with asset or stock acquisitions (valued at the time of issuance by reference to the terms of the agreement pursuant to which such units are issued), in each case after the Restatement Date and on or prior to the date such determination of Consolidated Tangible Net Worth is made.

                    §10.4.     Debt Service Coverages.

                    (a)     Debt Service Coverage.  As at the end of any fiscal quarter or other date of measurement, the Borrowers shall not permit Consolidated Adjusted EBITDA for the two (2) most recent, complete, consecutive fiscal quarters to be less than two (2) times the difference between Consolidated Fixed Charges and Preferred Dividends for such period.

                    (b)     Fixed Charge Coverage.  As at the end of any fiscal quarter or other date of measurement, the Borrowers shall not permit Consolidated Adjusted EBITDA for the two (2) most recent, complete, consecutive fiscal quarters to be less than (i) one and three quarters (1.75) times (ii) Consolidated Fixed Charges for the two (2) most recent, complete, consecutive fiscal quarters.

                    §10.5.     Unimproved Land.  As at the end of any fiscal quarter or other date of measurement, the Borrowers shall not permit the book value of Unimproved Land to exceed 10% of Gross Asset Value.

                    §10.6.     Construction-in-Process.  As at the end of any fiscal quarter or other date of measurement, the Borrowers shall not permit the aggregate Budgeted Project Costs of all Construction-in-Process to exceed 10% of Gross Asset Value.

                    §10.7.     Promissory Notes.  As at the end of any fiscal quarter or other date of measurement, the Borrowers shall not permit the book value of Indebtedness of third parties to the Borrowers or their Subsidiaries or the pro-rata share allocable to Partially-Owned Entities for borrowed money or other cash or cash equivalents, whether secured or unsecured, to exceed 10% of Gross Asset Value.

                    §10.8.     Unimproved Land, Construction-in-Process and Notes.  As at the end of any fiscal quarter or other date of measurement, the Borrowers shall not permit (a) the sum of (i) the book value of Unimproved Land, plus (ii) the aggregate Budgeted Project Costs of all Construction-in-Process, plus (iii) the book value of Indebtedness of third parties to the Borrowers or their Subsidiaries or the pro-rata share allocable to Partially-Owned Entities for borrowed money or other cash or cash equivalents, whether secured or unsecured, to exceed (b) 20% of Gross Asset Value.

                    §10.9.     Joint Venture Ownership Interest.  As at the end of any fiscal quarter or other date of measurement, the Borrowers shall not permit Joint Venture Ownership Interest Value to exceed 10% of Gross Asset Value.

                    §10.10.     Unhedged Variable Rate Debt.  As at the end of any fiscal quarter, the Borrowers shall not permit the value of Unhedged Variable Rate Debt to exceed 20% of Gross Asset Value for any two (2) consecutive fiscal quarters.

                    §10.11.     Unsecured Indebtedness.  As at the end of any fiscal quarter or other date of measurement, the Borrowers shall not permit Consolidated Unsecured Indebtedness to exceed 55% of aggregate Capitalized Unencumbered Property Value for all Unencumbered Properties.

For purposes of this calculation, to the extent that the annualized aggregate Capitalized Unencumbered Property Value for all Unencumbered Properties attributable to Unencumbered Properties subject to Ground Leases would exceed 10% of the Capitalized Unencumbered Property Value, such excess shall be excluded.

                    §10.12.     Unencumbered Property Debt Service Coverage.  As at the end of any fiscal quarter or other date of measurement, the Borrowers shall not permit the aggregate Adjusted Unencumbered Property NOI for all Unencumbered Properties for the two (2) most recent, complete, consecutive fiscal quarters to be less than two (2) times Consolidated Assumed Amortizing Unsecured Debt Service Charges.

                    §10.13.     Covenant Calculations.

                    (a)     For purposes of the calculations to be made pursuant to §§10.1-10.12 (and the defined terms relevant thereto, including, without limitation, those relating to "fixed charges" or "debt service"), references to Indebtedness or liabilities of the Borrowers shall mean Indebtedness or liabilities (including, without limitation, Consolidated Total Liabilities) of the Borrowers, plus (but without double-counting):

                              (i)     all Indebtedness or liabilities of the Operating Subsidiaries, the Guarantors and any other wholly-owned Subsidiary (excluding any such Indebtedness or liabilities owed to the Borrowers or any Guarantor),

                              (ii)     all Indebtedness or liabilities of each Partially-Owned Entity (including Capitalized Leases), but only to the extent, if any, that said Indebtedness or liability (or a portion thereof) is Recourse to any of the Borrowers, the Guarantors or their respective Subsidiaries or any of their respective assets (other than their respective interests in such Partially-Owned Entity), and

                              (iii)     Indebtedness or liabilities of each Partially-Owned Entity to the extent of the pro-rata share of such Indebtedness or liability allocable to any of the Borrowers, the Guarantors or their respective Subsidiaries, if the Indebtedness or liability of such Partially-Owned Entity (or a portion thereof) is Without Recourse to such Person or its assets (other than its interest in such Partially-Owned Entity).

                    (b)     For purposes of §§10.1, 10.2, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10 and 10.11 hereof, Consolidated Adjusted EBITDA and Adjusted Unencumbered Property NOI (and all defined terms and calculations using such terms) shall be adjusted to (i) deduct the actual results of any Real Estate disposed of by a Borrower, a Guarantor or any of their respective Subsidiaries during the relevant fiscal period, and (ii) include the pro forma results of any Real Estate acquired by a Borrower, a Guarantor or any of their respective Subsidiaries during the relevant fiscal period, with such pro forma results being calculated by (x) using the Borrowers' pro forma projections for such acquired property, subject to the Administrative Agent's reasonable approval, if such property has been owned by a Borrower, a Guarantor or any of their respective Subsidiaries for less than one complete fiscal quarter or (y) using the actual results for such acquired property and adjusting such results for the appropriate period of time required by the applicable financial covenant, if such property has been owned by a Borrower, a Guarantor or any of their respective Subsidiaries for at least one complete fiscal quarter.

                    (c)     For purposes of §§10.1-10.12 hereof, Consolidated Adjusted EBITDA (and the defined terms and calculations using such term) shall be adjusted, to the extent applicable, to include the pro rata share of results attributable to the Borrowers from unconsolidated Subsidiaries of the Borrowers and their respective Subsidiaries and from unconsolidated Partially-Owned Entities.

          §11.     CONDITIONS TO THE RESTATEMENT DATE.  The obligations of the Lenders to make the Term Loan and the initial Revolving Credit Loans, and the Administrative Agent to issue any Letters of Credit, shall be subject to the satisfaction of the following conditions precedent:

                    §11.1.     Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.

                    §11.2.     Certified Copies of Organization Documents.  The Administrative Agent shall have received from each Borrower, Holdings and each Subsidiary Guarantor a copy, certified as of the Restatement Date by a duly authorized officer of such Person (or its general partner, in the case of SALP), to be true and complete, of each of its certificate of limited partnership, agreement of limited partnership, incorporation documents, by-laws, and/or other organizational documents as in effect on the Restatement Date, along with any other organization documents of any Borrower (and its general partner, in the case of SALP), Holdings or a Subsidiary Guarantor, as the case may be, and each as in effect on the date of such certification.

                    §11.3.     Resolutions.  All action on the part of the Borrowers, Holdings and the Subsidiary Guarantors necessary for the valid execution, delivery and performance by the Borrowers and Holdings of this Credit Agreement and the other Loan Documents to which any of them is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to the Administrative Agent.

                    §11.4.     Incumbency Certificate; Authorized Signers.  The Administrative Agent shall have received from each of the Borrowers, Holdings and the Subsidiary Guarantors an incumbency certificate, dated as of the Restatement Date, signed by a duly authorized officer such Person and giving the name of each individual who shall be authorized:  (a) to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party; (b) in the case of the Borrower Representative, to make Completed Revolving Credit Loan Requests and Conversion Requests on behalf of the Borrowers; and (c) in the case of the Borrower Representative, to give notices and to take other action on behalf of the Borrowers and the Guarantors under the Loan Documents.

                    §11.5.     Intentionally Omitted.

                    §11.6.     Certificates of Insurance.  The Administrative Agent shall have received (a) current certificates of insurance as to all of the insurance maintained by each Borrower and their respective Subsidiaries on the Real Estate (including flood insurance if necessary) from the insurer or an independent insurance broker, identifying insurers, types of insurance, insurance limits, and policy terms; and (b) such further information and certificates from the Borrowers, their insurers and insurance brokers as the Administrative Agent may reasonably request.

                    §11.7.     Intentionally Omitted.

                    §11.8.     Opinion of Counsel Concerning Organization and Loan Documents.  Each of the Lenders and the Agents shall have received favorable opinions addressed to the Lenders and the Agents in form and substance satisfactory to the Lenders and the Agents from Phillips Lytle LLP, as counsel to the Borrowers and their respective Subsidiaries with respect to New York law and certain matters of Delaware corporate law and Maryland corporate law.

                    §11.9.     Tax and Securities Law Compliance.  Each of the Lenders and the Agents shall also have received from Phillips Lytle LLP, as counsel to the Borrowers, a favorable opinion addressed to the Lenders and the Agents, in form and substance satisfactory to each of the Lenders and the Agents, with respect to the qualification of Sovran as a REIT and certain other tax and securities laws matters.

                    §11.10.     Guaranties.  Each of the Guaranties to be executed and delivered on the Restatement Date shall have been duly executed and delivered by the Guarantor thereunder.

                    §11.11.     Certifications from Government Officials.  The Administrative Agent shall have received certifications from government officials evidencing the legal existence, good standing and foreign qualification of each Borrower and each Guarantor, along with a certified copy of the certificate of limited partnership, certificate of incorporation or other comparable organizational document of each Borrower and each Guarantor, all as of the most recent practicable date.

                    §11.12.     Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in form and substance to each of the Lenders and to the Administrative Agent's counsel, and the Administrative Agent, each of the Lenders and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

                    §11.13.     Fees.  The Borrowers shall have paid to the Administrative Agent, for the accounts of the Lenders or for its own account, as applicable, all of the fees and expenses that are due and payable as of the Restatement Date in accordance with this Credit Agreement and the Fee Letter.

                    §11.14.     Compliance Certificate.  The Borrowers shall have delivered a compliance certificate in the form of Exhibit D-7 hereto evidencing compliance with the covenants set forth in §10 hereof after giving pro forma effect to the transactions contemplated by this Credit Agreement.

                    §11.15.     Existing Indebtedness.  The existing of record indebtedness of the Borrowers under the Existing Credit Agreement shall have been satisfied in full or will be satisfied in full with the proceeds of the Term Loan and the initial Revolving Credit Loan.

                    §11.16.     Subsequent Guarantors.  As a condition to the effectiveness of any subsequent Guaranty, each subsequent Guarantor shall deliver such documents, agreements, instruments and opinions as the Administrative Agent shall require as to such Guarantor and the Unencumbered Property owned by such Guarantor that are analogous to the deliveries made by the Guarantors as of the Restatement Date pursuant to §11.2 through §11.8, §11.10 and §11.11.

                    §11.17.     No Material Adverse Effect.  There shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, change, circumstance, effect or state of facts that, individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

                    §11.18.     Other Information.  The Administrative Agent shall have received such other documents, agreements and instruments as the Administrative Agent on behalf of the Lenders may reasonably request.

          12.     CONDITIONS TO ALL BORROWINGS.  The obligations of the Lenders to make any Loan, including the Revolving Credit Loan and the Term Loan, and of the Administrative Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Restatement Date, shall also be subject to the satisfaction of the following conditions precedent:

                    §12.1.     Representations True; No Event of Default; Compliance Certificate.  Each of the representations and warranties of the Borrowers and the Guarantors contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of each Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent that such representations and warranties relate expressly to an earlier date); and no Default or Event of Default under this Credit Agreement shall have occurred and be continuing on the date of any Completed Revolving Credit Loan Request or on the Drawdown Date of any Loan or on the date of the issuance, extension or renewal of such Letter of Credit.  The Administrative Agent shall have received a certificate of the Borrowers signed by an authorized officer of the Borrower Representative as provided in §2.4(iv)(c).

                    §12.2.     No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Administrative Agent or any Lender would make it illegal for any Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit.

                    §12.3.     Governmental Regulation.  Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

          §13.    EVENTS OF DEFAULT; ACCELERATION; ETC.

                    §13.1.     Events of Default and Acceleration.  If any of the following events ("Events of Default") shall occur:

                    (a)     the Borrowers shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment (including, without limitation, amounts due under §3.5);

                    (b)     the Borrowers shall fail to pay any interest on the Loans, or any other sums due hereunder or under any of the other Loan Documents (including, without limitation, amounts due under §8.17) when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure continues for five (5) days;

                    (c)     any Borrower or any Guarantor or any of their respective Subsidiaries shall fail to comply with any of their respective covenants contained in §§8.1, 8.6, 8.7, 8.8, 8.9, 8.12, 8.21, 8.22, 8.23, 9 or 10;

                    (d)     any Borrower or any Guarantor or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any other Loan Document (other than those specified elsewhere in this §13) and such failure continues for thirty (30) days;

                    (e)     any representation or warranty of any Borrower or any Guarantor or any of their respective Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

                    (f)     any Borrower or any Guarantor or any of their respective Subsidiaries shall (i) fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases (x) in respect of any Recourse obligations or credit or (y) in respect of any Without Recourse obligations or credit which total in an aggregate amount in excess of $7,500,000; or (ii) fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases (x) in respect of any Recourse obligations or credit or (y) in respect of any Without Recourse obligations or credit in an aggregate amount in excess of $7,500,000, in either case for such period of time (after the giving of appropriate notice if required) as would permit the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or an "Event of Default" shall occur and be continuing under the Note Purchase Agreement that permits acceleration; or (iii) default in any payment obligation under a Hedge Agreement, and such default shall continue after any applicable grace period contained in such Hedge Agreement or any other agreement or instrument relating thereto.

                    (g)     any Borrower, any Guarantor or any of their respective Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any Borrower, any Guarantor or any of their respective Subsidiaries or of any substantial part of the properties or assets of any Borrower, any Guarantor or any of their respective Subsidiaries or shall commence any case or other proceeding relating to any Borrower, any Guarantor or any of their respective Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any Borrower, any Guarantor or any of their respective Subsidiaries and (i) any Borrower, any Guarantor or any of their respective Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or (ii) any such petition, application, case or other proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days;

                    (h)     a decree or order is entered appointing any trustee, custodian, liquidator or receiver or adjudicating any Borrower, any Guarantor or any of their respective Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Borrower, any Guarantor or any of their respective Subsidiaries in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

                    (i)     there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any uninsured final judgment against any Borrower, any Guarantor or any of their respective Subsidiaries that, with other outstanding uninsured final judgments, undischarged, unsatisfied and unstayed, against any Borrower, any Guarantor or any of their respective Subsidiaries exceeds in the aggregate $1,000,000;

                    (j)     any of the Loan Documents or any material provision of any Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Required Lenders (or all Lenders if required under §26), or any Guaranty shall be cancelled, terminated, revoked or rescinded at any time or for any reason whatsoever, or any action at law, suit or in equity or other legal proceeding to make unenforceable, cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Borrower or any of its Subsidiaries or any Guarantor or any of its Subsidiaries, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable as to any material terms thereof;

                    (k)     any "Event of Default" or default (after notice and expiration of any period of grace, to the extent provided, and if none is specifically provided, then for a period of thirty (30) days after notice), as defined or provided in any of the other Loan Documents, shall occur and be continuing;

                    (l)     any Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $500,000, or any Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $500,000, or any of the following occurs with respect to a Guaranteed Pension Plan:  (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of any Borrower or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $500,000, and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan; or

                    (m)     (i)     any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of (a) 20% or more of the outstanding shares of common stock of Sovran, or (b) 33% or more in the aggregate of the outstanding limited partnership interests of SALP (other than by Sovran and its wholly-owned Subsidiaries); (ii) Holdings ceasing to be the sole general partner and sole investment manager of SALP; (iii) Sovran and its wholly-owned Subsidiaries cease to beneficially own 100% of the capital stock of Holdings; or (iv) during any period of twelve consecutive calendar months, individuals who were directors of Sovran on the first day of such period (together with directors whose election by the Board of Directors or whose nomination for election by Sovran's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Restatement Date or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the board of directors of Sovran;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrowers, declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower and each Guarantor; provided that in the event of any Event of Default specified in §13.1(g) or §13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from any of the Lenders or the Administrative Agent or action by the Lenders or the Administrative Agent.

                    §13.2.     Termination of Commitments.  If any one or more Events of Default specified in §13.1(g) or §13.1(h) shall occur, any unused portion of the Commitments hereunder shall forthwith terminate and the Lenders shall be relieved of all obligations to make Loans to the Borrowers.  If any other Event of Default shall have occurred and be continuing, whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §13.1, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice to the Borrowers, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans.  No such termination of the credit hereunder shall relieve any Borrower or any Guarantor of any of the Obligations or any of its existing obligations to the Lenders arising under other agreements or instruments.

                    §13.3.     Remedies.  In the event that one or more Events of Default shall have occurred and be continuing, whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §13.1, the Required Lenders if owed any Obligations may direct the Administrative Agent to proceed to protect and enforce the rights and remedies of the Administrative Agent and the Lenders under this Credit Agreement, the Notes, any or all of the other Loan Documents or under applicable law by suit in equity, action at law or other appropriate proceeding (including for the specific performance of any covenant or agreement contained in this Credit Agreement or the other Loan Documents or any instrument pursuant to which the Obligations are evidenced and the obtaining of the appointment of a receiver) and, if any amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right or remedy of the Administrative Agent and the Lenders under the Loan Documents or applicable law.  No remedy herein conferred upon the Lenders or the Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any of the other Loan Documents or now or hereafter existing at law or in equity or by statute or any other provision of law.

                    §13.4.     Distribution of Proceeds.  In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies from the Borrowers or in connection with the enforcement of any the Guaranties, such monies shall be distributed for application as follows:

                    (a)     First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent or the Lenders under this Credit Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

                    (b)     Second, to all other Obligations in such order or preference as the Required Lenders may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Administrative Agent's Administration Fee payable pursuant to §4.1 and all other Obligations and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro rata, and (ii) the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

                    (c)     Third, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

          §14.     SET OFF.  Borrowers and each Guarantor hereby grants to the Administrative Agent, for the ratable benefit of the Lenders, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Lenders, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or any entity under the control of M&T Bank and its successors and assigns or in transit to any of them.  Without demand or notice to the extent permitted by applicable law, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch at which such deposits are held, but specifically excluding tenant security deposits, other fiduciary accounts and other segregated escrow accounts required to be maintained by any of the Borrowers for the benefit of any third party) or other sums credited by or due from any of the Lenders to any of the Borrowers or any other property of any of the Borrowers in the possession of the Administrative Agent or a Lender may be applied to or set off against the payment of the Obligations.  ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY BORROWER OR GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  Each of the Lenders agrees with each other Lender that (a) if pursuant to any agreement between such Lender and any Borrower (other than this Credit Agreement or any other Loan Document), an amount to be set off is to be applied to Indebtedness of any Borrower to such Lender, other than with respect to the Obligations, such amount shall be applied ratably to such other Indebtedness and to the Obligations, and (b) if such Lender shall receive from any Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the Obligations by proceedings against such Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise, as shall result in each Lender receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.  Notwithstanding the foregoing, no Lender shall exercise a right of setoff if such exercise would limit or prevent the exercise of any other remedy or other recourse against any Borrower.

          §15.     THE AGENTS.

                    §15.1.     Authorization.  (a)  The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, including, without limitation, to enter into the Intercreditor Agreement as agent for the Lenders (to which the Lenders agree to be bound), provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.  The relationship between the Administrative Agent and the Lenders is and shall be that of agent and principal only, and nothing contained in this Credit Agreement or any of the other Loan Documents shall be construed to constitute the Administrative Agent as a trustee or fiduciary for any Lender.

                    (b)     Each Borrower and each Guarantor, without further inquiry or investigation, shall, and is hereby authorized by the Lenders to, assume that all actions taken by the Administrative Agent hereunder and in connection with or under the Loan Documents are duly authorized by the Lenders.  The Lenders shall notify the Borrowers of any successor to Administrative Agent by a writing signed by Required Lenders, which successor shall be reasonably acceptable to the Borrowers so long as no Default or Event of Default has occurred and is continuing.

                    §15.2.     Employees and Agents.  The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents.  The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers if so provided in §16 hereof.

                    §15.3.     No Liability.  Neither the Administrative Agent, nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent may be liable for losses due to its willful misconduct or gross negligence.

                    §15.4.     No Representations.  The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, or any of the other Loan Documents or for the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of any Guarantor or any Borrower or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements in this Credit Agreement or the other Loan Documents.  The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by any Borrower or any Guarantor or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial condition of any Borrower or any of its Subsidiaries or any Guarantor or any of the Subsidiaries or any tenant under a Lease or any other entity.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

                    §15.5.     Payments.

                    (a)     A payment by the Borrowers to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Administrative Agent agrees to distribute to each Lender such Lender's pro rata share of payments received by the Administrative Agent for the account of the Lenders, as provided herein or in any of the other Loan Documents.  All such payments shall be made on the date received, if before 1:00 p.m., and if after 1:00 p.m., on the next Business Day.  If payment is not made on the day received, interest thereon at the overnight federal funds effective rate shall be paid pro rata to the Lenders.

                    (b)     If in the reasonable opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in material liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction, provided that interest thereon at the overnight federal funds effective rate shall be paid pro rata to the Lenders.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

                    (c)     Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Administrative Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (ii) to comply with the provisions of §14 with respect to making dispositions and arrangements with the other Lenders, where such Lender's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, or to adjust promptly such Lender's outstanding principal and its pro rata Revolving Credit Commitment Percentage as provided in §2.1, shall be deemed delinquent (a "Delinquent Lender") and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied.  A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations.  The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations.  If not previously satisfied directly by the Delinquent Lender, a Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders' respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

                    §15.6.     Holders of Notes.  As provided in §19.3, the Administrative Agent may deem and treat the payee of any Notes or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

                    §15.7.     Indemnity.  The Lenders ratably and severally agree hereby to indemnify and hold harmless each Agent and its Affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which such Agent has not been reimbursed by the Borrowers as required by §16), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or such Agent's or any Affiliate's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by such Agent's or any Affiliate's willful misconduct or gross negligence.  Nothing in this §15.7 shall limit any indemnification obligations of the Borrowers hereunder.

                    §15.8.     Agents as Lenders.  In its individual capacity as a Lender, M&T Bank shall have the same obligations and the same rights, powers and privileges in respect to its Commitments and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also an Agent.

                    §15.9.     Notification of Defaults and Events of Default.  Each Lender hereby agrees that, upon learning of the existence of a default, Default or an Event of Default, it shall (to the extent notice has not previously been provided) promptly notify the Administrative Agent thereof.  The Administrative Agent hereby agrees that upon receipt of any notice under this §15.9 it shall promptly notify the other Lenders of the existence of such default, Default or Event of Default.

                    §15.10.     Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of this Credit Agreement and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of enforcement of the Lenders' rights against the Borrowers and the Guarantors under this Credit Agreement and the other Loan Documents.  The Required Lenders may direct the Administrative Agent in writing as to the method and the extent (other than when such direction requires Unanimous Lender Approval under §26) of any such enforcement, the Lenders (including any Lender which is not one of the Required Lenders) hereby agreeing to ratably and severally indemnify and hold the Administrative Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

                    §15.11.     Successor Agents.  M&T Bank, or any successor Administrative Agent, may resign as Administrative Agent at any time by giving written notice thereof to the Lenders and to the Borrowers.  In addition, the Required Lenders may remove the Administrative Agent in the event of the Administrative Agent's gross negligence or willful misconduct.  Any such resignation or removal shall be effective upon appointment and acceptance of a successor Administrative Agent, as hereinafter provided.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, which is a Lender under this Credit Agreement, provided that so long as no Default or Event of Default has occurred and is continuing the Borrowers shall have the right to approve any successor Administrative Agent, which approval shall not be unreasonably withheld.  If, in the case of a resignation by the Administrative Agent, no successor Administrative Agent shall have been so appointed by the Required Lenders and approved by the Borrowers, if applicable, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint any one of the other Lenders as a successor Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all further duties and obligations as Administrative Agent under this Credit Agreement.  After any Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this §15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

                    §15.12.     Notices.  Any notices or other information required hereunder to be provided to the Administrative Agent which the Administrative Agent is required hereunder to provide to the Lenders, shall be forwarded by the Administrative Agent to each of the Lenders on the same day (if practicable) and, in any case, on the next Business Day following the Administrative Agent's receipt thereof.

                    §15.13.     Administrative Agent May File Proofs of Claim.

                    (a)     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Borrowers or any of their Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan, Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

                              (i)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations or Unpaid Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under §§2.3, 3.3, 4.1, 5.10, and 16) allowed in such proceeding or under any such assignment; and

                              (ii)     for itself and for the ratable benefit of the Lenders, to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with the provisions of this Credit Agreement.

                    (b)     Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under §§2.3, 3.3, 4.1, 5.10, and 16.

                    (c)     Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

          §16.     EXPENSES.  The Borrowers jointly and severally agree to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of the Administrative Agent's outside counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (c) the reasonable fees, expenses and disbursements of the Administrative Agent incurred by the Administrative Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, including, without limitation, the reasonable fees and disbursements of the Administrative Agent's counsel in preparing the documentation, (d) the reasonable fees, costs, expenses and disbursements of each of the Agents and its Affiliates incurred in connection with the syndication and/or participations of the Loans, including, without limitation, costs of preparing syndication materials and photocopying costs, which syndication costs and expenses shall be payable by the Borrowers regardless of whether the Loans are ultimately syndicated, (e) all reasonable expenses (including reasonable attorneys' fees and costs, which attorneys may be employees of any Lender or the Administrative Agent, and the fees and costs of appraisers, engineers, investment bankers, surveyors or other experts retained by any Lender or the Administrative Agent in connection with any such enforcement proceedings) incurred by any Lender or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against any Borrower or any of its Subsidiaries or any Guarantor or the administration thereof after the occurrence and during the continuance of a Default or Event of Default (including, without limitation, expenses incurred in any restructuring and/or "workout" of the Loans), and (ii) subject to the limitation set forth in §17 hereof, any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender's or the Administrative Agent's relationship with any Borrower or any of its Subsidiaries or any Guarantor, (f) all reasonable fees, expenses and disbursements of the Administrative Agent incurred in connection with UCC searches and (g) all costs incurred by the Administrative Agent in the future in connection with its inspection of the Unencumbered Properties after the occurrence and during the continuance of an Event of Default.  The covenants of this §16 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

          §17.     INDEMNIFICATION.  The Borrowers jointly and severally agree to indemnify and hold harmless each of the Agents and Lenders and the shareholders, directors, agents, counsel, professional advisors, officers, subsidiaries and Affiliates of each of the Agents and Lenders (each group consisting of an Agent or a Lender and its respective shareholders, directors, agents, counsel, professional advisors, officers, subsidiaries and Affiliates being an "Indemnified Lender's Group") from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, settlement payments, obligations, damages and expenses of every nature and character, arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or which otherwise arise in connection with the financing, including, without limitation, (a) any actual or proposed use by any Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (b) any Borrower or any of its Subsidiaries or any Guarantor entering into or performing this Credit Agreement or any of the other Loan Documents or the transactions contemplated by this Credit Agreement or any of the other Loan Documents, or (c) pursuant to §8.17 hereof, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, provided, however, that the Borrowers shall not be obligated under this §17 to indemnify any Person for liabilities to the extent arising from the gross negligence or willful misconduct of such Person or of any other Person in the Indemnified Lender's Group of which such Person is a member (but such indemnification shall continue to apply to all other Persons including all other Indemnified Lender's Groups).  Each Person to be indemnified under this §17 shall give the Borrowers notice of any claim as to which it is seeking indemnification under this §17 promptly after becoming aware of the same (which shall constitute notice for all Indemnified Lender's Groups), but such Person's failure to give prompt notice shall not affect the obligations of the Borrowers under this §17 unless such failure prejudices the legal rights of the Borrowers regarding such indemnity.  In litigation, or the preparation therefor, the Borrowers shall be entitled to select counsel reasonably acceptable to the Required Lenders, and the Lenders (as approved by the Required Lenders) shall be entitled to select their own supervisory counsel and, in addition to the foregoing indemnity, the Borrowers agree to pay promptly the reasonable fees and expenses of each such counsel if (i) in the reasonable opinion of the Agent, use of counsel of the Borrowers' choice could reasonably be expected to give rise to a conflict of interest, (ii) the Borrowers shall not have employed counsel reasonably satisfactory to the Agent and the Lenders within a reasonable time after notice of the institution of any such litigation or proceeding or (iii) the Borrower Representative authorizes each Agent and Lender to employ separate counsel at the Borrowers' expense.  If and to the extent that the obligations of the Borrowers under this §17 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this §17 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder and shall continue in full force and effect as long as the possibility of any such claim, action, cause of action or suit exists.

          §18.     SURVIVAL OF COVENANTS, ETC.  All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any Borrower or any of its Subsidiaries or any Guarantor pursuant hereto shall be deemed to have been relied upon by the Lenders and the Agents, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.  The indemnification obligations of the Borrowers provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein.  All statements contained in any certificate or other paper delivered to any Lender or Agent at any time by or on behalf of any Borrower or any of its Subsidiaries or any Guarantor pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower or such Subsidiary or such Guarantor hereunder.

          §19.     ASSIGNMENT; PARTICIPATIONS: ETC.

                    §19.1.     Successors and Assigns Generally.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of their respective rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of §19.2, (ii) by way of participation in accordance with the provisions of §19.4 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of §19.6 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §19.4 and, to the extent expressly contemplated hereby, the Affiliates and the partners, directors, officers, employees, agents and advisors of the Administrative Agent and the Lenders and of their respective Affiliates) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

                    §19.2.     Assignments by Lenders.  Any Lender may at any time assign to one or more assignees (an "Assignee") all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

                    (a)     Minimum Amounts.

                              (i)     in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

                              (ii)     in any case not described in the immediately preceding subsection (i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment in respect of a Revolving Credit Commitment, or $1,000,000 in the case of any assignment in respect of a Term Loan, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

                    (b)     Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

                    (c)     No consent shall be required for any assignment except to the extent required by clause (ii) of the immediately preceding subsection (a) and, in addition:

                              (i)     the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

                              (ii)     the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Revolving Credit Commitment if such assignment is to a Person that is not already a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (y) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

                    (d)     No such assignment shall be made to the Borrowers or any of the Borrowers' Affiliates or Subsidiaries.

                    (e)     No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to §19.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of §4.6, §16 and §17 and the other provisions of this Credit Agreement and the other Loan Documents as provided in with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §19.4.

                    §19.3.     Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Head Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                    §19.4.     Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any Affiliate or Subsidiary of any Borrower) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any  provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of any Loan Document described in §26 that adversely affects such Participant.  Subject to §19.5, the Borrowers agree that each Participant shall be entitled to the benefits of §4.6 and §4.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §19.7.  To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of §14 as though it were a Lender, provided such Participant agrees to be subject to §14 as though it were a Lender.  Upon request from the Administrative Agent, a Lender shall notify the Administrative Agent and the Borrower Representative of the sale of any participation hereunder.

                    §19.5.     Limitation upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under §4.6 and §4.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers' prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of §4.2 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers and the Administrative Agent, to comply with §4.2(c) as though it were a Lender.

                    §19.6.     Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                    §19.7.     No Registration.  Each Lender agrees that, without the prior written consent of the Borrowers and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

                    §19.8.     Disclosure.  The Borrowers agree that, in addition to disclosures made in accordance with standard banking practices, any Lender may disclose information obtained by such Lender pursuant to this Credit Agreement to assignees or Participants and potential assignees or Participants hereunder; provided that such assignees or potential assignees shall be Eligible Assignees.  Any such disclosed information shall be treated by any assignee or Participant with the same standard of confidentiality set forth in §8.10 hereof.

                    §19.9.     Syndication.  The Borrowers acknowledge that the Administrative Agent intends, and shall have the right, by itself or through its Affiliates, to syndicate or enter into co-lending arrangements with respect to the Loans and the Total Revolving Credit Commitment pursuant to this §19, and the Borrowers agree to cooperate with the Administrative Agent's and its Affiliate's syndication and/or co-lending efforts, such cooperation to include, without limitation, the provision of information reasonably requested by potential syndicate members.

          §20.     NOTICES, ETC.  Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by facsimile and confirmed by delivery via courier or postal service, addressed as follows:

                    (a)     if to any Borrower or any Guarantor, to the Borrower Representative at Sovran Self Storage, Inc., 6467 Main Street, Williamsville, New York 14221, Attention:  Mr. David L. Rogers, Chief Financial Officer, with a copy to Phillips Lytle LLP, 3400 HSBC Center, Buffalo, New York 14203, Attention:  Raymond H. Seitz, or to such other address for notice as the Borrower Representative or any Guarantor shall have last furnished in writing to the Administrative Agent;

                    (b)     if to the Administrative Agent, Manufacturers and Traders Trust Company, 25 S. Charles Street, 12th Floor, Baltimore, Maryland 21201, Attention:  Hugh Giorgio, or such other address for notice as the Administrative Agent shall have last furnished in writing to the Borrowers, with a copy to Paul M. Cushing, Esq., Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, or at such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice; and additionally, for any Completed Revolving Credit Loan Request, to Manufacturers and Traders Trust Company, One Fountain Plaza, Buffalo, New York 14203; and

                    (c)     if to any Lender, at such Lender's address set forth on Schedule 1.2 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

          Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to the party to which it is directed, at the time of the receipt thereof by such party or the sending of such facsimile with electronic confirmation of receipt and (ii) if sent by registered or certified first-class mail, postage prepaid, on the fifth Business Day following the mailing thereof.

          §21.     GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.  THIS CREDIT AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  EACH OF THE BORROWERS AND THE GUARANTORS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR ANY FEDERAL COURT SITTING IN NEW YORK, NEW YORK AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS OR THE GUARANTORS BY MAIL AT THE ADDRESS SPECIFIED IN §20.  THE BORROWERS AND EACH OF THE GUARANTORS HEREBY WAIVES ANY OBJECTION THAT EITHER OF THEM MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

          §22.     HEADINGS.  The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

          §23.     COUNTERPARTS.  This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

          §24.     ENTIRE AGREEMENT, ETC.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby and supersede any and all previous agreements and understandings, oral or written, relating to the transactions contemplated hereby.  Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §26.

          §25.     WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.  EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, EACH OF THE BORROWERS, EACH OF THE GUARANTORS, THE AGENT AND EACH OF THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF

DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, EACH OF THE BORROWERS AND EACH OF THE GUARANTORS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH OF THE BORROWERS AND THE GUARANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGE THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

          §26.     CONSENTS, AMENDMENTS, WAIVERS, ETC.  Except as otherwise expressly provided in this Credit Agreement, any consent or approval required or permitted by this Credit Agreement may be given, and any term of this Credit Agreement or of any of the other Loan Documents may be amended, and the performance or observance by any Borrower or any Guarantor of any terms of this Credit Agreement or the other Loan Documents or the continuance of any default, Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders.

          Notwithstanding the foregoing, the unanimous consent of the Lenders under the Term Loan or the Revolving Credit Loan, as applicable, solely to the extent that such Lenders are directly affected thereby, shall be required for any amendment, modification or waiver of this Credit Agreement that:

                              (i)     reduces or forgives any principal of any unpaid Loan or Reimbursement Obligations or any interest thereon (including any interest "breakage" costs) or any fees due any Lender hereunder; or

                              (ii)     changes the unpaid principal amount of, or the rate of interest on, any Loan; or

                              (iii)     changes the date fixed for any payment of principal of or interest on any Loan (including, without limitation, any extension of any Maturity Date, except for the one-year extension thereof as permitted under §2.10 hereof) or any fees payable hereunder; or

                              (iv)     changes the amount of any Lender's Commitment (other than pursuant to an assignment permitted under §19.1 hereof) or increases the amount of the Total Revolving Credit Commitment (except for the increases in the Total Revolving Credit Commitment to an amount not to exceed $175,000,000 as provided in §2.11); or

                              (v)     with respect to the Lenders under the Term Loan, any alteration to §3.5 hereof; provided that Unanimous Lender Approval shall be required for any amendment, modification or waiver of this Credit Agreement that:

                                        (1)     releases or reduces the liability of any Guarantor pursuant to its Guaranty other than as provided in §6; or

                                        (2)     modifies this §26 or any other provision herein or in any other Loan Document which by the terms thereof expressly requires Unanimous Lender Approval; or

                                        (3)     changes the definitions of Required Lenders or Unanimous Lender Approval.

provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Administrative Agent or the Lenders or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial to such right or any other rights of the Administrative Agent or the Lenders.  No notice to or demand upon any Borrower shall entitle any Borrower to other or further notice or demand in similar or other circumstances.

          §27.     SEVERABILITY.  The provisions of this Credit Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

          §28.     USA PATRIOT ACT NOTICE.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

          §29.     TRANSITIONAL ARRANGEMENTS.

                    §29.1.     Existing Credit Agreement Superseded.  This Credit Agreement shall on the Restatement Date supersede the Existing Credit Agreement in its entirety, except as provided in this §29.  On the Restatement Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other

Loan Documents, the "Loans" as defined in the Existing Credit Agreement shall be converted to Loans as defined herein.

                    §29.2.     Return and Cancellation of Notes.As soon as reasonably practicable after its receipt of its Notes hereunder on the Restatement Date, each Lender hereunder which was a lender under the Existing Credit Agreement, will promptly return to the Borrowers, marked "Substituted" or "Cancelled", as the case may be, any promissory notes of the Borrowers held by such Lender pursuant to the Existing Credit Agreement.

                    §29.3.     Interest and Fees Under Superseded Agreement.All interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Credit Agreement through the Restatement Date shall be calculated as of the Restatement Date (prorated in the case of any fractional periods), and shall be paid on the Restatement Date.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

SOVRAN SELF-STORAGE, INC. By: Name: David L. Rogers Title: Chief Financial Officer
SOVRAN SELF-STORAGE, INC. PARTNERSHIP By: Sovran Holdings, Inc., its general partner By: Name: David L. Rogers Title: Chief Financial Officer

Signature Page to Revolving Credit and Term Loan Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY By: Name: Susan Freed-Oestreicher Title: Vice President

Signature Page to Revolving Credit and Term Loan Agreement

[LENDER] By: Name: Title:

Signature Page to Revolving Credit and Term Loan Agreement

Exhibit A-1

[Form of Revolving Credit Note]

REVOLVING CREDIT NOTE

$ ___________________	__, 20__

          FOR VALUE RECEIVED, the undersigned SOVRAN SELF STORAGE, INC., a Maryland corporation ("Sovran"), and the undersigned SOVRAN ACQUISITION LIMITED PARTNERSHIP, a Delaware limited partnership ("SALP" and together with Sovran, collectively referred to herein as the "Borrowers" and individually as a "Borrower"), hereby jointly and severally promise to pay to the order of                                       , [a national banking association] (the "Lender") at the Administrative Agent's Head Office (as defined in the Credit Agreement defined below):

          (a)  prior to or on the Revolving Credit Loan Maturity Date the principal amount of                                    Dollars ($                             ) or, if less, the aggregate unpaid principal amount of Revolving Credit Loans advanced by the Lender to the Borrowers pursuant to the Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 25, 2008 (as amended and in effect from time to time, the "Credit Agreement"), among the Borrowers, the Lender, Manufacturers and Traders Trust Company, as Administrative Agent, SunTrust Bank, as syndication agent, HSBC Bank USA, National Association, as documentation agent, and certain other parties thereto; and

(b) interest on the principal balance hereof from time to time outstanding at the times and at the rate provided in the Credit Agreement.

          This Revolving Credit Note, together with the other Revolving Credit Notes issued as of the date hereof under the Credit Agreement (collectively, the "Substitute Revolving Credit Notes"), are issued in substitution for the unpaid principal balances outstanding under all of the Revolving Credit Notes previously issued by the Borrower under the Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of December 16, 2004 (the "2004 Revolving Credit Notes"), which 2004 Revolving Credit Notes are outstanding as of the date hereof.  Up to the full amount of the principal balances of the Substitute Revolving Credit Notes, the principal balances outstanding under the 2004 Revolving Credit Notes shall continue in all respects to be outstanding under the Substitute Revolving Credit Notes, and this Revolving Credit Note shall not be deemed to evidence a novation or payment and refunding of any part of the outstanding principal balances under the 2004 Revolving Credit Notes.  Notwithstanding the date of this Revolving Credit Note, the Substitute Revolving Credit Notes carry all of the rights to unpaid interest that were carried by the 2004 Revolving Credit Notes such that no loss of interest shall result from any such substitution.

          This Revolving Credit Note evidences borrowings under and has been issued by the Borrowers in accordance with the terms of the Credit Agreement.  The Lender and any holder hereof pursuant to the Credit Agreement or by operation of law is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the

Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof.  All capitalized terms used in this Revolving Credit Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

          The Borrowers irrevocably authorize the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal of this Revolving Credit Note, an appropriate notation on the grid attached to this Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Revolving Credit Loans set forth on the grid attached to this Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any Revolving Credit Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrowers hereunder or under the Credit Agreement to make payments of principal of and interest on this Revolving Credit Note when due to the extent of the unpaid principal and interest amount as of any date of determination.

          The Borrowers have the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Revolving Credit Note on the terms and conditions specified in the Credit Agreement.

          If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Revolving Credit Note and all of the unpaid interest accrued thereon and any other charges or amounts due under any of the Loan Documents may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

          No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

          The Borrowers and every endorser and guarantor of this Revolving Credit Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Credit Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

          THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS OF THE BORROWERS HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  EACH OF THE BORROWERS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS REVOLVING CREDIT NOTE MAY BE BROUGHT IN

THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR ANY FEDERAL COURT SITTING IN NEW YORK, NEW YORK AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN §20 OF THE CREDIT AGREEMENT.  EACH OF THE BORROWERS HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

          This Revolving Credit Note shall be deemed to take effect as a sealed instrument under the laws of the State of New York.

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          IN WITNESS WHEREOF, each of the undersigned has caused this Revolving Credit Note to be sealed and signed in its corporate or partnership name by its duly authorized officer as of the day and year first above written.

SOVRAN SELF STORAGE, INC.
WITNESS:	By:
WITNESS:	By: Name: Title:

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

Exhibit A-2

[Form of Term Loan Note]

TERM NOTE

$	__ , 20__

          FOR VALUE RECEIVED, the undersigned SOVRAN SELF STORAGE, INC., a Maryland corporation ("Sovran"), and the undersigned SOVRAN ACQUISITION LIMITED PARTNERSHIP, a Delaware limited partnership ("SALP" and together with Sovran, collectively referred to herein as the "Borrowers" and individually as a "Borrower"), hereby jointly and severally promise to pay to the order of                , [a national banking association] (the "Lender") at the Administrative Agent's Head Office (as defined in the Credit Agreement defined below):

          (a)  prior to or on the Term Maturity Date the principal amount of                      Dollars ($__________) which principal amount is the portion of the Term Loan advanced by the Lender to the Borrowers pursuant to the Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 25, 2008 (as amended and in effect from time to time, the "Credit Agreement") among the Borrowers, the Lender, Manufacturers and Traders Trust Company, as Administrative Agent, SunTrust Bank, as syndication agent, HSBC Bank USA, National Association, as documentation agent, and certain other parties thereto;

(b) the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

          (c)  interest from the date hereof on the principal balance hereof from time to time outstanding at the times and at the rate or rates provided in the Credit Agreement and any other sums or fees due thereunder, all in accordance with the Credit Agreement.

          This Term Note, together with the other Term Notes issued as of the date hereof under the Credit Agreement (collectively, the "Substitute Term Notes"), are issued in substitution for the unpaid principal balances outstanding under all of the Term Notes previously issued by the Borrower under the Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of December 16, 2004 (the "2004 Term Notes"), which 2004 Term Notes are outstanding as of the date hereof.  Up to the full amount of the principal balances of the Substitute Term Notes, the principal balances outstanding under the 2004 Term Notes shall continue in all respects to be outstanding under the Substitute Term Notes, and this Term Note shall not be deemed to evidence a novation or payment and refunding of any part of the outstanding principal balances under the 2004 Term Notes.  Notwithstanding the date of this Term Note, the Substitute Term Notes carry all of the rights to unpaid interest that were carried by the 2004 Term Notes such that no loss of interest shall result from any such substitution.

          This Term Note evidences borrowings under and has been issued by the Borrowers in accordance with the terms of the Credit Agreement.  The Lender and any holder hereof pursuant to the Credit Agreement or by operation of law is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof.  All capitalized terms used in this Term Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

          The Borrowers irrevocably authorize the Lender to make or cause to be made, at or about the time of the Drawdown Date of the Term Loan or at the time of receipt of any payment of principal of this Term Note, an appropriate notation on the grid attached to this Term Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Term Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Term Loan set forth on the grid attached to this Term Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to the Term Loan shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrowers hereunder or under the Term Loan Agreement to make payments of principal of and interest on this Term Note when due to the extent of the unpaid principal and interest amount as of any date of determination.

          The Borrowers have the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Term Note on the terms and conditions specified in the Credit Agreement.

          If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Term Note and all of the unpaid interest accrued thereon and any other charges or amounts due under any of the Loan Documents may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

          No delay or omission on the part of the Lender, or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

          The Borrowers and every endorser and guarantor of this Term Note or the obligations represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Term Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

          THIS TERM NOTE AND THE OBLIGATIONS OF THE BORROWERS HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (EXCLUDING

THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  EACH OF THE BORROWERS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS TERM NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR ANY FEDERAL COURT SITTING IN NEW YORK, NEW YORK AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN §20 OF THE CREDIT AGREEMENT.  EACH OF THE BORROWERS HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

          This Term Note shall be deemed to take effect as a sealed instrument under the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Term Note to be sealed and signed in its corporate or partnership name by its duly authorized officer as of the day and year first above written.

WITNESS: By:	SOVRAN SELF STORAGE, INC. By: Name: Title:

WITNESS: By:	SOVRAN ACQUISITION LIMITED PARTNERSHIP By: Sovran Holdings Inc., its general partner By: Name: Title:

Date	Amount of Term Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

Exhibit B

[FORM OF SUBSIDIARY GUARANTY]

GUARANTY

          Guaranty, dated as of                            __, 20   by                        , a                                        (the "Guarantor"), in favor of each of the Agents and the Lenders (each as defined herein) and Manufacturers and Traders Trust Company, as administrative agent (in such capacity, together with its successors and assigns, the "Administrative Agent") for itself and for the other financial institutions (collectively, the "Lenders") which are or may become parties to the Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 25, 2008 among Sovran Self Storage, Inc., a Maryland corporation ("Sovran"), Sovran Acquisition Limited Partnership, a Delaware limited partnership (together with Sovran, collectively referred to herein as the "Borrowers"), the Administrative Agent, SunTrust Bank, as syndication agent (in such capacity, the "Syndication Agent"), HSBC Bank USA, National Association, as documentation agent (in such capacity, the "Documentation Agent", and collectively with the Administrative Agent and the Syndication Agent, the "Agents") and the Lenders, as the same may hereafter be amended from time to time (the "Credit Agreement").  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

          WHEREAS, the Borrowers, the Agents and the Lenders have entered into the Credit Agreement;

          WHEREAS, the Borrowers and the Guarantor are members of a group of related entities, the success of either one of which is dependent in part on the success of the other members of such group;

          WHEREAS, the Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Borrowers by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged);

          WHEREAS, it is a condition precedent to the Agents' and the Lenders' willingness to extend, and to continue to extend, credit to the Borrowers under the Credit Agreement that the Guarantor execute and deliver this Guaranty; and

          WHEREAS, the Guarantor wishes to guaranty the Borrowers' obligations to the Lenders and the Agents under and in respect of the Credit Agreement as herein provided.

          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1.     Guaranty of Payment and Performance of Obligations.  In consideration of the Lenders' extending credit or otherwise in their discretion giving time, financial or banking facilities or accommodations to the Borrowers, the Guarantor hereby unconditionally guarantees to each Agent and Lender that the Borrowers will duly and punctually pay or perform, at the place specified therefor, or if no place is specified, at the Administrative Agent's Head Office, (i) all indebtedness, obligations and liabilities of the Borrowers to any of the Lenders and the Administrative Agent, individually or collectively, under the Credit Agreement or any of the other Loan Documents or in respect of any of the Loans or the Notes or other instruments at any time evidencing any thereof, whether existing on the date of the Credit Agreement or arising or incurred thereafter, direct or indirect, secured or unsecured, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise; and (ii) without limitation of the foregoing, all reasonable fees, costs and expenses incurred by the Administrative Agent or the Lenders in attempting to collect or enforce any of the foregoing, accrued in each case to the date of payment hereunder (collectively the "Obligations" and individually an "Obligation").  This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance by the Borrowers of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that any Lender or the Administrative Agent first attempt to collect any of the Obligations from the Borrowers or resort to any security or other means of obtaining payment of any of the Obligations which any Lender or the Administrative Agent now has or may acquire after the date hereof or upon any other contingency whatsoever.  Upon any Event of Default which is continuing by the Borrowers in the full and punctual payment and performance of the Obligations, the liabilities and obligations of the Guarantor hereunder shall, at the option of the Administrative Agent, become forthwith due and payable to the Administrative Agent and to the Lender or Lenders owed the same without demand or notice of any nature, all of which are expressly waived by the Guarantor, except for notices required to be given to the Borrowers under the Loan Documents.  Payments by the Guarantor hereunder may be required by any Lender or the Administrative Agent on any number of occasions.

          2.     Guarantor's Further Agreements to Pay.  The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to each Lender and the Administrative Agent forthwith upon demand, in funds immediately available to such Lender or the Administrative Agent, all costs and expenses (including court costs and legal fees and expenses) incurred or expended by the Administrative Agent or such Lender in connection with this Guaranty and the enforcement hereof, together with interest on amounts recoverable under this Guaranty from the time after such amounts become due at the default rate of interest set forth in the Credit Agreement; provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

          3.     Payments.  The Guarantor covenants and agrees that the Obligations will be paid strictly in accordance with their respective terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto.  Without limiting the generality of the foregoing, the Guarantor's obligations hereunder with respect to any Obligation shall not be discharged by a payment in a currency other than the currency in which the Obligation is denominated (the "Obligation Currency") or at a place other than the place specified for the payment of the Obligation, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Obligation Currency and transferred to New York, New

York, U.S.A., under normal banking procedures does not yield the amount of Obligation Currency due thereunder.

          4.     Taxes.

          (a)     All payments hereunder shall be made without any counterclaim or set-off, free and clear of, and without reduction by reason of, any taxes, levies, imposts, charges and withholdings, restrictions or conditions of any nature ("Taxes"), which are now or may hereafter be imposed, levied or assessed by the United States or any political subdivision or taxing authority thereof (or any non-United States jurisdiction in which there is Real Estate) on payments hereunder, all of which will be for the account of and paid by the Guarantor.  Subject to paragraph (b), if for any reason, any such reduction is made or any Taxes are paid by the Administrative Agent or any Lender (except for taxes on income or profits of such Administrative Agent or Lender), Guarantor will pay to the Administrative Agent or such Lender such additional amounts as may be necessary to ensure that the Administrative Agent or such Lender receives the same net amount which it would have received had no reduction been made or Taxes paid.

          (b)     Guarantor shall not be required to pay any additional amounts to any Lender that is not incorporated or organized under the laws of the United States of America or a state thereof or the District of Columbia (a "Non-U.S. Lender") in respect of United States Federal withholding tax to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to the Credit Agreement or, with respect to payments to a different lending office designated by the Non-U.S. Lender as its applicable lending office (a "New Lending Office"), the date such Non-U.S. Lender designated such New Lending Office with respect to the Loans (as defined in the Credit Agreement); provided, however, that this clause (i) shall not apply to any transferee or New Lending Office as a result of an assignment, transfer or designation made at the request of the Borrowers; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any transferee, or Lender through a New Lending Office, would be entitled to receive without regard to this clause (i) do not exceed the indemnity payment or additional amounts that the entity making the assignment or transfer to such transferee, or Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, transfer or designation; or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to deliver completed copies of United States Internal Revenue Service Form 1001 or 4224 or to comply with all the other requirements of §4.2(c) of the Credit Agreement.

          5.     Consent to Jurisdiction.  The Guarantor agrees that any suit for the enforcement of this Guaranty or any of the other Loan Documents may be brought in the courts of the State of

New York sitting in New York, New York or any federal court sitting in New York, New York and consents to the non-exclusive jurisdiction of such courts and the service of process in any such suit being made upon the Guarantor by mail at the address specified herein.  Except to the extent such waiver is expressly prohibited by law, the Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

          6.     Liability of the Guarantor.  The Administrative Agent and each Lender have and shall have the absolute right to enforce the liability of the Guarantor hereunder without resort to any other right or remedy including any right or remedy under any other guaranty, and the release or discharge of any guarantor of any Obligations shall not affect the continuing liability of the Guarantor hereunder.

          7.     Representations and Warranties; Covenants.  The Guarantor hereby makes and confirms the representations and warranties made on its behalf by the Borrowers pursuant to §7 of the Credit Agreement, as if such representations and warranties were set forth herein.  The Guarantor hereby agrees to perform the covenants set forth in §§8 and 9 of the Credit Agreement (to the extent such covenants expressly apply to the Guarantor) as if such covenants were set forth herein.  The Guarantor acknowledges that it is, on a collective basis with the Borrowers and all other "Guarantors" (as defined in the Credit Agreement), bound by the covenants set forth in §9 of the Credit Agreement.  The Guarantor hereby confirms that it shall be bound by all acts or omissions of the Borrower Representative pursuant to the Credit Agreement.

          8.     Effectiveness.  The obligations of the Guarantor under this Guaranty shall continue in full force and effect and shall remain in operation until all of the Obligations shall have been paid in full or otherwise fully satisfied, and continue to be effective or be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of the Borrowers, or otherwise, as though such payment had not been made or other satisfaction occurred.  No invalidity, irregularity or unenforceability of the Obligations by reason of applicable bankruptcy laws or any other similar law, or by reason of any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the Obligations, shall impair, affect, be a defense to or claim against the obligations of the Guarantor under this Guaranty.

          9.     Freedom of Lender to Deal with Borrowers and Other Parties.  The Administrative Agent and each Lender shall be at liberty, without giving notice to or obtaining the assent of the Guarantor and without relieving the Guarantor of any liability hereunder, to deal with the Borrowers and with each other party who now is or after the date hereof becomes liable in any manner for any of the Obligations, in such manner as the Administrative Agent or such Lender in its sole discretion deems fit, and to this end the Guarantor gives to the Administrative Agent and each Lender full authority in its sole discretion to do any or all of the following things: (a) extend credit, make loans and afford other financial accommodations to the Borrowers at such times, in such amounts and on such terms as the Administrative Agent or such Lender may approve, (b) vary the terms and grant extensions of any present or future indebtedness or obligation of the

Borrowers or of any other party to the Administrative Agent or such Lender, (c) grant time, waivers and other indulgences in respect thereto, (d) vary, exchange, release or discharge, wholly or partially, or delay in or abstain from perfecting and enforcing any security or guaranty or other means of obtaining payment of any of the Obligations which the Administrative Agent or any Lender now has or may acquire after the date hereof, (e) accept partial payments from the Borrowers or any such other party, (f) release or discharge, wholly or partially, any endorser or guarantor, and (g) compromise or make any settlement or other arrangement with the Borrowers or any such other party.

          10.     Unenforceability of Obligations Against Borrowers; Invalidity of Security or Other Guaranties.  If for any reason the Borrowers have no legal existence or are under no legal obligation to discharge any of the Obligations undertaken or purported to be undertaken by it or on its behalf, or if any of the moneys included in the Obligations have become irrecoverable from the Borrowers by operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal debtor on all such Obligations.  This Guaranty shall be in addition to any other guaranty or other security for the Obligations, and it shall not be prejudiced or rendered unenforceable by the invalidity of any such other guaranty or security.

          11.     Waivers by Guarantor.  The Guarantor waives notice of acceptance hereof, notice of any action taken or omitted by the Administrative Agent or any Lender in reliance hereon, and any requirement that the Administrative Agent or any Lender be diligent or prompt in making demands hereunder, giving notice of any default by the Borrowers or asserting any other rights of the Administrative Agent or any Lender hereunder.  The Guarantor also irrevocably waives, to the fullest extent permitted by law, all defenses in the nature of suretyship that at any time may be available in respect of the Guarantor's obligations hereunder by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.

          12.     Waiver of Subrogation Rights.  Notwithstanding any other provision to the contrary contained herein or provided by applicable law, unless and until all of the Obligations have been indefeasibly paid in full in cash and satisfied in full, the Guarantor hereby irrevocably waives any and all rights it may have at any time (whether arising directly or indirectly, by operation of law or by contract) to assert any claim against the Borrowers on account of payments made under this Guaranty, including, without limitation, any and all rights of or claims for subrogation, contribution, reimbursement, exoneration and indemnity, and further waives any benefit of and any right to participate in any collateral which may be held by the Administrative Agent or any Lender or any affiliate of the Administrative Agent or any Lender.  In addition, the Guarantor will not claim any set-off or counterclaim against the Borrowers in respect of any liability it may have to the Borrowers unless and until all of the Obligations have been indefeasibly paid in full in cash and satisfied in full.

          13.     Demands.  Any demand on or notice made or required to be given pursuant to this Guaranty shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, return receipt requested, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a) if to the Guarantor, at Sovran Self Storage, Inc. 6467 Main Street Williamsville, New York 14221 Attention: Mr. David L. Rogers

or at such other address for notice as the Guarantor shall last have furnished in writing to the Administrative Agent with a copy to:

Phillips Lytle LLP 3400 HSBC Center Buffalo, New York 14203 Attention: Raymond H. Seitz, Esq.

or at such other address for notice as the Guarantor shall last have furnished in writing to the Administrative Agent; and

(b)     if to the Administrative Agent, at

Manufacturers and Traders Trust Company
25 S. Charles Street, 12th Floor
Baltimore, Maryland  21201
Attention:  Hugh Giorgio
or such other address for notice as the Administrative Agent shall last have furnished in writing to the Guarantor, with a copy to:

Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Attention: Paul M. Cushing, Esq.

or at such other address for notice as the Administrative Agent shall last have furnished in writing to the Guarantor; and

(c) if to any Lender, at such Lender's address as set forth in Schedule 1.2 to the Credit Agreement or as shall have last been furnished in writing to the Person giving the notice.

          Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to the party to which it is directed, at the time of the receipt thereof by such party or the sending of such facsimile with electronic confirmation of receipt or (ii) if sent by registered or certified first-class mail, postage prepaid, return receipt requested, on the fifth Business Day following the mailing thereof.

          14.     Amendments, Waivers, Etc..  No provision of this Guaranty can be changed, waived, discharged or terminated except by an instrument in writing signed by the Administrative Agent and the Guarantor expressly referring to the provision of this Guaranty to which such instrument relates; and no such waiver shall extend to, affect or impair any right with respect to any Obligation which is not expressly dealt with therein.  No course of dealing or delay or omission on the part of the Administrative Agent or the Lenders or any of them in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.

          15.     Further Assurances.  The Guarantor at its sole cost and expense agrees to do all such things and execute, acknowledge and deliver all such documents and instruments as the Administrative Agent from time to time may reasonably request in order to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Administrative Agent and the Lenders hereunder.

          16.     Miscellaneous Provisions.  This Guaranty is intended to take effect as a sealed instrument to be governed by and construed in accordance with the laws of the State of New York and shall inure to the benefit of the Administrative Agent, each Lender and its respective successors in title and assigns permitted under the Credit Agreement, and shall be binding on the Guarantor and the Guarantor's successors in title, assigns and legal representatives.  The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement.  The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions.  Captions are for ease of reference only and shall not affect the meaning of the relevant provisions.  The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

          17.     WAIVER OF JURY TRIAL.  EXCEPT TO THE EXTENT SUCH WAIVER IS EXPRESSLY PROHIBITED BY LAW, THE GUARANTOR HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JURISDICTION AND IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS GUARANTY, THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, AMONG THE GUARANTOR, THE BORROWERS, THE ADMINISTRATIVE AGENT AND/OR THE LENDERS.  THIS WAIVER OF JURY TRIAL SHALL BE EFFECTIVE FOR EACH AND EVERY DOCUMENT EXECUTED BY THE GUARANTOR, THE ADMINISTRATIVE AGENT OR THE LENDERS AND DELIVERED TO THE ADMINISTRATIVE AGENT OR THE LENDERS, AS THE CASE MAY BE, WHETHER OR NOT SUCH DOCUMENTS SHALL CONTAIN SUCH A WAIVER OF JURY TRIAL.  THE GUARANTOR CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guaranty as of the date first above written.

GUARANTOR:

By: Name: Title:

Exhibit C

[Form of Revolving Credit Loan Request]

Manufacturers and Traders Trust Company
One Fountain Plaza
Buffalo, New York 14203
Attention:

REVOLVING CREDIT LOAN REQUEST

          This Loan Request is made pursuant to §2.4 of the Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 25, 2008 among Sovran Self Storage, Inc., a Maryland corporation ("Sovran"), Sovran Acquisition Limited Partnership, a Delaware limited partnership ("SALP" and together with Sovran, collectively referred to herein as the "Borrowers" and individually as a "Borrower"), Manufacturers and Traders Trust Company, individually and as Administrative Agent, SunTrust Bank, as syndication agent, HSBC Bank USA, National Association, as documentation agent and certain other parties as provided therein (as the same may now or hereafter be amended from time to time, the "Credit Agreement").  Unless otherwise defined herein, the terms used in this Loan Request have the meanings given them in the Credit Agreement.

1.     Sovran, as Borrower Representative hereby requests a Revolving Credit Loan in the principal amount of $                         .

2.     The proposed Drawdown Date of the Revolving Credit Loan is:

                                              ,    , 20

3.     The Interest Period requested for the Revolving Credit Loan requested in this Loan Request (if any) is:

4.     The Type of Revolving Credit Loan being requested in this Loan Request is:

                                  Prime Rate Loan
                                  LIBOR Rate Loan

          WITNESS my hand this       day of                 , 20  .

SOVRAN SELF STORAGE, INC. By: Name: Title:

Exhibit D-1

COMPLIANCE CERTIFICATE OF [CHIEF
FINANCIAL OFFICER/TREASURER]

(Loan Request)

          The undersigned [Chief Financial Officer/Treasurer] of Sovran Self Storage, Inc. ("Sovran"), as the Borrower Representative (as defined in the Credit Agreement defined below) HEREBY CERTIFIES THAT:

          This compliance certificate is furnished pursuant to §2.4(iv)(c), §2.11 and/or §12.1 of the Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 25, 2008 among Sovran, Sovran Acquisition Limited Partnership (together with Sovran, collectively referred to herein as the "Borrowers"), Manufacturers and Traders Trust Company, individually and as Administrative Agent, SunTrust Bank, as syndication agent, HSBC Bank USA, National Association, as documentation agent and certain other parties as provided therein (as the same may now or hereafter be amended from time to time, the "Credit Agreement").  Unless otherwise defined herein, the terms used in this Compliance Certificate and Schedule 1 attached hereto have the meanings given them in the Credit Agreement.

          Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrowers' compliance with the covenants contained in §10.1, §10.2, §10.3 and §10.11 of the Credit Agreement on a pro-forma basis after giving effect to the requested Revolving Credit Loan, all of which data and computations, to the knowledge and belief of the [chief financial officer/treasurer] executing and delivering this Compliance Certificate on behalf of Sovran, as Borrower Representative (the ["Chief Financial Officer"/"Treasurer"]), are true, complete and correct.

          The activities of the Borrowers, each Guarantor and their respective Subsidiaries and subsidiaries (as defined in the Credit Agreement) since the date of the last Compliance Certificate submitted by the Borrowers to the Administrative Agent have been reviewed by the [Chief Financial Officer/Treasurer] and/or by employees or agents under his/her immediate supervision.  Based upon such review, to the knowledge and belief of the [Chief Financial Officer/Treasurer], both before and after giving effect to the requested Revolving Credit Loan, (1) no Default or Event of Default exists on the date hereof or will exist under the Credit Agreement or any other Loan Document on the Drawdown Date of such Loan, and (2) after taking into account such requested Loan, no Default or Event of Default will exist as of the Drawdown Date or thereafter.

          To the knowledge and belief of the [Chief Financial Officer/Treasurer], each of the representations and warranties of the Borrowers and each Guarantor contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true as of the date as of which they were made, is true at and as of the date hereof, and will be true at and as of the time of the making of the requested Loan, with the same effect as if made at and as of that time.

          The [Chief Financial Officer/Treasurer] certifies that he/she is authorized to execute and deliver this compliance certificate on behalf of Sovran, as Borrower Representative.

[Remainder of Page Intentionally Left Blank]

          Executed as of this       day of                  , 20   .

SOVRAN SELF STORAGE, INC. By: Name: Title:

Exhibit D-2

COMPLIANCE CERTIFICATE
OF CHIEF FINANCIAL OFFICER

(Sovran Financial Statements)

          The undersigned Chief Financial Officer of Sovran Self Storage, Inc., ("Sovran") HEREBY CERTIFIES THAT:

          This compliance certificate is furnished pursuant to §8.4(c) of the Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 25, 2008 among Sovran, Sovran Acquisition Limited Partnership (together with Sovran, collectively referred to herein as the "Borrowers"), Manufacturers and Traders Trust Company, individually and as Administrative Agent, SunTrust Bank, as syndication agent, HSBC Bank USA, National Association, as documentation agent and certain other parties as provided therein (as the same may now or hereafter be amended from time to time, the "Credit Agreement").  Unless otherwise defined herein, the terms used in this Compliance Certificate and Schedule 1 attached hereto have the meanings given them in the Credit Agreement.

          As required by §8.4(c) of the Credit Agreement, the consolidated (and consolidating, if required under the Credit Agreement) financial statements of Sovran and its respective subsidiaries (as defined in the Credit Agreement) for the [year] [quarter] ended                , 20    (the "Financial Statements") prepared in accordance with GAAP (subject, in the case of quarterly statements, to year-end adjustments none of which are anticipated to be materially adverse, except as specifically disclosed in this compliance certificate) accompany this Compliance Certificate.  The Financial Statements present fairly the financial position of Sovran and its subsidiaries as at the date thereof and the results of operations of Sovran and its subsidiaries for the period covered thereby.

          Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrowers' compliance with the covenants contained in §10 of the Credit Agreement, all of which data and computations, to the knowledge and belief of the chief financial officer executing and delivering this Compliance Certificate on behalf of Sovran, as Borrower Representative (the "Chief Financial Officer"), are true, complete and correct.

          The activities of Sovran and its subsidiaries during the period covered by the Financial Statements have been reviewed by the Chief Financial Officer and/or by employees or agents under his immediate supervision.  Based upon such review, during the period covered by the Financial Statements, and as of the date of this Certificate, no Default or Event of Default has occurred and is continuing, except as specifically disclosed in this compliance certificate.

          The Chief Financial Officer certifies that he is authorized to execute and deliver this Compliance Certificate on behalf of Sovran, as Borrower Representative.

          Executed as of this __ day of ___________, 20__.

SOVRAN SELF STORAGE, INC. By: Name: Title:

Exhibit D-3

COMPLIANCE CERTIFICATE
OF CHIEF FINANCIAL OFFICER

(SALP Financial Statements)

          The undersigned Chief Financial Officer of Sovran Acquisition Limited Partnership ("SALP") HEREBY CERTIFIES THAT:

          This compliance certificate is furnished pursuant to §8.4(c) of the Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 25, 2008 among SALP, Sovran Self Storage, Inc. (together with SALP, collectively referred to herein as the "Borrowers"), Manufacturers and Traders Trust Company, individually and as Administrative Agent, SunTrust Bank, as syndication agent, HSBC Bank USA, National Association, as documentation agent and certain other parties as provided therein (as the same may now or hereafter be amended from time to time, the "Credit Agreement").  Unless otherwise defined herein, the terms used in this compliance certificate and Schedule 1 attached hereto have the meanings given them in the Credit Agreement.

          As required by §8.4(c) of the Credit Agreement, financial statements of SALP and its subsidiaries (as defined in the Credit Agreement) for the [year] [quarter] ended                 , 20    (the "Financial Statements") prepared in accordance with GAAP (subject, in the case of quarterly statements, to year-end adjustments none of which are anticipated to be materially adverse, except as specifically disclosed in this compliance certificate) accompany this compliance certificate.  The Financial Statements delivered herewith present fairly the financial position of SALP and its subsidiaries as at the date thereof and the results of operations of SALP and its subsidiaries for the period covered thereby.

          The activities of SALP and its subsidiaries during the period covered by the Financial Statements have been reviewed by the chief financial officer of SALP and/or by employees or agents under his immediate supervision.  Based upon such review, during the period covered by the Financial Statements, and as of the date of this compliance certificate, no Default or Event of Default has occurred and is continuing, except as specifically disclosed in this compliance certificate.

[Remainder of Page Intentionally Left Blank]

          The undersigned Chief Financial Officer of SALP certifies that he is authorized to execute and deliver this compliance certificate on behalf of SALP.

          Executed as of this     day of                         , 20   .

SOVRAN ACQUISITION LIMITED PARTNERSHIP By: Sovran Holdings Inc., its general partner By: Name: Title:

Exhibit D-4

COMPLIANCE CERTIFICATE
OF CHIEF FINANCIAL OFFICER

(Incurrence of Indebtedness)

          The undersigned, being the Chief Financial Officer of Sovran Self Storage, Inc. ("Sovran" and together with Sovran Acquisition Limited Partnership, collectively referred to herein as the "Borrowers"), HEREBY CERTIFIES THAT:

          This compliance certificate is furnished pursuant to §9.1 of the Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 25, 2008 among the Borrowers, Manufacturers and Traders Trust Company, individually and as Administrative Agent, SunTrust Bank, as syndication agent, HSBC Bank USA, National Association, as documentation agents and certain other parties as provided therein (as the same may now or hereafter be amended from time to time, the "Credit Agreement").  Unless otherwise defined herein, the terms used in this compliance certificate and Schedule 1 attached hereto have the meanings given them in the Credit Agreement.

          The Borrowers hereby give the Administrative Agent notice that a Borrower, a Guarantor or a Subsidiary plans to incur Indebtedness for borrowed money which will cause the aggregate amount of Indebtedness for borrowed money incurred since delivery of the most recent compliance certificate to exceed $5,000,000.

          Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrowers' compliance with the covenants contained in §10.1, §10.2, §10.3 and §10.11 of the Credit Agreement on a pro forma basis after giving effect to such Indebtedness for borrowed money, all of which data and computations, to the best knowledge and belief of the chief financial officer executing and delivering this compliance certificate on behalf of Sovran, as Borrower Representative (the "Chief Financial Officer"), are true, complete and correct.

          The activities of the Borrower, the Guarantor or the Subsidiary, as applicable, have been reviewed by the Chief Financial Officers and/or by employees or agents under his immediate supervision.  The Chief Financial Officer certifies that he is authorized to execute and deliver this compliance certificate on behalf of Sovran, as Borrower Representative.

          Executed as of this __ day of ___________, 20__.

SOVRAN SELF STORAGE, INC. By: Name: Title:

Exhibit D-5

COMPLIANCE CERTIFICATE OF
[CHIEF FINANCIAL OFFICER/TREASURER]

(Merger, Consolidation or Reorganization)

          The undersigned, being the [Chief Financial Officer/Treasurer] of Sovran Self Storage, Inc. ("Sovran"), HEREBY CERTIFIES THAT:

          This compliance certificate is furnished pursuant to §9.4(a) of the Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 25, 2008 among Sovran, Sovran Acquisition Limited Partnership ("SALP" and together with Sovran, collectively referred to herein as the "Borrowers"), Manufacturers and Traders Trust Company, individually and as Administrative Agent, SunTrust Bank, as syndication agent, HSBC Bank USA, National Association, as documentation agent and certain other parties as provided therein (as the same may now or hereafter be amended from time to time, the "Credit Agreement").  Unless otherwise defined herein, the terms used in this compliance certificate and Schedule 1 attached hereto have the meanings given them in the Credit Agreement.

          The undersigned hereby gives the Administrative Agent notice that a Borrower, a Guarantor, an Operating Subsidiary or a wholly-owned Subsidiary plans to become a party to a merger, consolidation or reorganization requiring a compliance certificate under §9.4(a) of the Credit Agreement.

          Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrowers' compliance with the covenants contained in §10 of the Credit Agreement on a pro forma basis, all of which data and computations, to the best knowledge and belief of the [chief financial officer/treasurer] executing and delivering this compliance certificate (the "[Chief Financial Officer/Treasurer]"), are true, complete and correct.  Furthermore, the undersigned certifies that no Default or Event of Default has occurred and is continuing, or would occur and be continuing after giving effect to such merger, consolidation or reorganization and all liabilities, fixed or contingent, pursuant thereto;

          The activities of the Borrower, the Guarantor, the Operating Subsidiary or the wholly-owned Subsidiary, as applicable, have been reviewed by the [Chief Financial Officer/Treasurer] and/or by employees or agents under his immediate supervision.  The [Chief Financial Officer/Treasurer] certifies that he is authorized to execute and deliver this compliance certificate on behalf of the Borrower Representative.

          Executed as of this __ day of ___________, 20__.

SOVRAN SELF STORAGE, INC. By: Name: Title:

Exhibit D-6

COMPLIANCE CERTIFICATE OF
[CHIEF FINANCIAL OFFICER/TREASURER]

(Disposition of Unencumbered Property)

          The undersigned [Chief Financial Officer/Treasurer] of Sovran Self Storage, Inc. ("Sovran") HEREBY CERTIFIES THAT:

          This compliance certificate is furnished pursuant to §9.4(b)(i) or §9.4(b)(ii) of the Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 25, 2008 among Sovran, Sovran Acquisition Limited Partnership (together with Sovran, collectively referred to herein as the "Borrowers"), Manufacturers and Traders Trust Company, individually and as Administrative Agent, SunTrust Bank, as syndication agent, HSBC Bank USA, National Association, as documentation agent and certain other parties as provided therein (as the same may now or hereafter be amended from time to time, the "Credit Agreement").  Sovran, as Borrower Representative hereby gives the Administrative Agent notice of the intention of a Borrower, a Guarantor, an Operating Subsidiary or a wholly-owned Subsidiary to Sell or to grant an Indebtedness Lien on an Unencumbered Property or other asset pursuant to §9.4(b)(i) or §9.4(b)(ii) of the Credit Agreement.  Unless otherwise defined herein, the terms used in this Compliance Certificate and Schedule 1 attached hereto have the meanings described in the Credit Agreement.

          Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrowers' compliance with the covenants contained in §10 of the Credit Agreement on a pro forma basis after giving effect to such proposed Sale or Indebtedness Lien and all liabilities, fixed or contingent, pursuant thereto, all of which data and computations, to the knowledge and belief of the [chief financial officer/treasurer] executing and delivering this compliance certificate on behalf of Sovran (the "[Chief Financial Officer"/"Treasurer]"), are true, complete and correct.

          The activities of the Borrowers, the Guarantor, the Operating Subsidiary or the wholly-owned Subsidiary, as applicable, have been reviewed by the [Chief Financial Officer/Treasurer] and/or by employees or agents under his immediate supervision.  Based upon such review, to the best knowledge and belief of the [Chief Financial Officer/Treasurer],

[(for §9.4(b)(i)) both before and after giving effect to the proposed Sale or Indebtedness Lien and all liabilities, fixed or contingent, pursuant thereto, no Default or Event of Default exists or will exist under any Loan Document.]

[(for §9.4(b)(ii)) before giving effect to the proposed Sale or Indebtedness Lien and all liabilities, fixed or contingent, pursuant thereto, no Event of Default exists under any Loan Document; provided, that if such Sale or Indebtedness Lien is to be made while a Default is continuing, such Sale or Indebtedness Lien (together with other Sales and Indebtedness Liens) will cure the Default before it becomes an Event of Default; and if multiple Sales or Indebtedness Liens are contemplated, the Borrowers shall apply the net proceeds of each Sale or Indebtedness Lien to the repayment of the Revolving Credit Loans until such Default has been fully cured.  After giving effect to the proposed Sale or Indebtedness Lien and all liabilities, fixed or contingent, pursuant thereto, no Default or Event of Default will exist under any Loan Document.]

          The [Chief Financial Officer/Treasurer] certifies that he is authorized to execute and deliver this Compliance Certificate on behalf of Sovran, as Borrower Representative.

          Executed as of this __ day of ___________, 20__.

SOVRAN SELF STORAGE, INC. By: Name: Title:

Exhibit D-7

COMPLIANCE CERTIFICATE
OF CHIEF FINANCIAL OFFICERS

(Closing Condition)

          Each of the undersigned, being the Chief Financial Officers of Sovran Self Storage, Inc. ("Sovran") and Sovran Acquisition Limited Partnership ("SALP" and together with Sovran, collectively referred to herein as the "Borrowers"), HEREBY CERTIFIES THAT:

          This Compliance Certificate is furnished pursuant to §11.14 of the Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 25, 2008 among the Borrowers, Manufacturers and Traders Trust Company, individually and as Administrative Agent, SunTrust Bank, as syndication agent, HSBC Bank USA, National Association, as documentation agent and certain other parties as provided therein (as the same may now or hereafter be amended from time to time, the "Credit Agreement").  Unless otherwise defined herein, the terms used in this Compliance Certificate and Schedule 1 attached hereto have the meanings given them in the Credit Agreement.

          Schedule 1 attached hereto sets forth the financial data and computations evidencing the Borrowers' compliance with the covenants contained in §10 of the Credit Agreement, all of which data and computations, to the best knowledge and belief of the chief financial officers executing and delivering this compliance certificate on behalf of the Borrowers (the "Chief Financial Officers"), are true, complete and correct.

          Each of the Chief Financial Officers hereby certifies, in accordance with the provisions of §11.14 of the Credit Agreement, that the representations and warranties of the Borrowers contained in the Credit Agreement and in each document and instrument delivered pursuant to or in connection therewith are true as of the date hereof and that no Default or Event of Default has occurred and is continuing on the date hereof.

          Each of the Chief Financial Officers certifies that he is authorized to execute and deliver this compliance certificate on behalf of Sovran or SALP, as the case may be.

          Executed as of this __ day of ___________, 20__.

SOVRAN SELF STORAGE, INC. By: Name: Title:	SOVRAN ACQUISITION LIMITED PARTNERSHIP By: Sovran Holdings Inc., its general partner By: Name: Title:

Exhibit E

FORM OF
ASSIGNMENT AND ASSUMPTION

          This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between                                     (the "Assignor") and                                 (the "Assignee").  Capitalized terms used but not defined herein shall have the meanings given to them in the credit agreement identified below (as amended, amended and restated, or modified and in effect from time to time, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), except for any rights that the Assignor is entitled to retain pursuant to Section 18 of the Credit Agreement, and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above, except to the extent related to or arising out of the rights that the Assignor retained pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the "Assigned Interest").  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[1] [and is an Affiliate of ]

3.	Borrowers:	Sovran Self-Storage, Inc. and Sovran Acquisition Limited Partnership

1 Select Lender as applicable.

4.	Administrative Agent:	Manufacturers and Traders Trust Company, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:
The Third Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 25, 2008 among Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership, the Lenders named therein and Manufacturers and Traders Trust Company, as Administrative Agent for the Lenders.

6.	Assigned Interest:
Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders (including LC Disbursements)*	Amount of Commitment/Loans Assigned (including participations in Letters of Credit)*	Percentage Assigned of Commitment/Loans[2]
Commitment	$	$	%
Revolving Loans	$	$	%
Term Loan	$	$	%
Letter of Credit Participations Interest	$	$	%

[7.	Trade Date:	][3]

8.	Fee:	The [Assignor/Assignee] shall pay the Administrative Agent the fee required by the Credit Agreement prior to the Effective Date.

Effective Date:                           , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of Page Intentionally Left Blank]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR] By: Name: Title:

ASSIGNEE [NAME OF ASSIGNEE] By: Name: Title:

Consented to and Accepted:

MANUFACTURERS AND TRADERS TRUST COMPANY, acting in its capacity as Administrative Agent By: Name: Title:

Consented to: SOVRAN SELF STORAGE, INC. By: Name: Title:

Consented to: SOVRAN ACQUISITION LIMITED PARTNERSHIP By: Sovran Holdings Inc., its general partner By: Name: Title:

ANNEX 1

          The Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 25, 2008 among Sovran Self Storage, Inc., Sovran Acquisition Limited Partnership, Manufacturers and Traders Trust Company, individually and as Administrative Agent, SunTrust Bank, as syndication agent, HSBC Bank USA, National Association, as documentation agent and certain other parties as provided therein (as the same may now or hereafter be amended from time to time, the "Credit Agreement").  Capitalized terms used but not defined herein shall have the meanings given to them in the Assignment and Assumption to which this annex is attached and if not defined therein, shall have the meanings given to them in the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

          1.     Representations and Warranties.

          1.1     Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any of the other Loan Documents, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any collateral thereunder, (iii) the financial condition of either Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by either Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

          1.2.     Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all of the requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to §§7.4 and 8.4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (vi) if the Assignee is not already a Lender under the Credit Agreement, attached to this Assignment and Assumption is an Administrative Questionnaire duly completed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

          2.     Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

          3.     General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

3 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit F

[Form of Notice of Continuation/Conversion]

                            , 20

Manufacturers and Traders Trust Company
One Fountain Plaza
Buffalo, New York 14203
Attention:

Ladies and Gentlemen:

          Reference is made to that certain Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 25, 2008 (such agreement, as it may be or may have been amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein without definition shall have the respective meanings assigned to those terms in the Credit Agreement) among Sovran Self Storage, Inc., Sovran Acquisition Limited Partnership, the institutions from time to time party thereto as Lenders, Manufacturers and Traders Trust Company, as Administrative Agent, SunTrust Bank, as syndication agent, HSBC Bank USA, National Association, as documentation agent, and certain other parties thereto.  The Borrowers hereby give you notice pursuant to Section 2.5 [and 3.4] of the Credit Agreement for the [Revolving Credit Loans] [Term  Loans]  specified below that they elect to:

          2.     [Continue such [Revolving Credit Loans] [Term Loans] as LIBOR Rate Loans $                      in aggregate principal amount of the outstanding LIBOR Rate Loans, the current Interest Period of which ends on                             , 20  ].

          3.     [Convert such [Revolving Credit Loans] [Term Loans] to Prime Rate Loans] [LIBOR Rate Loans] $                      in aggregate principal amount of the outstanding [LIBOR Rate Loans], [Prime Rate Loans] the current Interest Period of which ends on                            ].

          4.     The date for such [continuation] [and] [conversion] shall be                             .

          4.     [The Interest Period for such continued or converted (as applicable) LIBOR Rate Loans is requested to be [a                           month period].

          The Borrower Representative hereby certifies to the Administrative Agent and each of the Lenders on behalf of each Borrower that it is authorized to execute this notice on behalf of the Borrowers, no Default or Event of Default has occurred and is continuing, on the date hereof there are no other prohibitions under the Credit Agreement to the requested [conversion/continuation], no such prohibitions will exist on the date of the requested [conversion/continuation], the requested [conversion/ continuation] is in accordance with the provisions of §2.5 [and §3.4] of the Credit Agreement.

          Executed as of this _____ day of _____________, 20__.

SOVRAN SELF STORAGE, INC. By: Name: Title:

Schedule 1.2

Lenders' Commitments

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage	Term Commitment	Term Commitment Percentage
Manufacturers and Traders Trust Company 25 S. Charles Street, 12th Floor Baltimore, MD 21201 Attn: Hugh Giorgio	$10,317,460	8.2539682540%	$39,682,540	15.8730158730%
HSBC Bank USA, National Association One HSBC Center, Lobby Buffalo, NY 14203 Attn: Michael A. Marong Jr.	$16,666,667	13.3333333333%	$33,333,333	13.3333333333%
SunTrust Bank 8330 Boone Blvd. 8th Floor Vienna, VA 22182 Attn: W. John Wendler	$16,666,667	13.3333333333%	$33,333,333	13.3333333333%
Bank of America, N.A. 231 S. LaSalle Chicago, IL 60604 Attn: Cheryl Sneor	$7,222,222	5.7777777778%	$27,777,778	11.1111111111%
Wells Fargo Bank, N.A. 6400 Sheridan Dr. Suite 100 Williamsville, NY 14221 Attn: Kevin M. West	$11,666,667	9.3333333333%	$23,333,333	9.3333333333%
Chang Hwa Commercial Bank, Ltd. New York Branch 685 Third Avenue 29th Floor New York, NY 10017 Attn: Danielle Tsai	$3,333,333	2.6666666667%	$6,666,667	2.6666666667%
Mega International Commercial Bank Co., Ltd., New York Branch 65 Liberty Street New York, NY 10005 Attn: Anne Y. Lu	$3,333,333	2.6666666667%	$6,666,667	2.6666666667%
Chevy Chase Bank F.S.B. 7501 Wisconsin, 12th Floor Bethesda, MD 20814 Attn: Marie Ejindu	$20,000,000	16.0000000000%	---	0.0000000000%
- 1 -
First Niagara Bank WNY Corporate Banking Dept. 726 Exchange Street Suite 900 Buffalo, NY 14210 Attn: Penny S. Hokanson	$3,333,333	2.6666666667%	$6,666,667	2.6666666667%
Branch Banking & Trust Company 200 W Second Street Winston Salem, NC 27101 Attn: Robert Searson	$8,333,333	6.6666666667%	$16,666,667	6.6666666667%
Compass Bank 1501 South 20th Street Suite 1501 Birmingham, AL 35233 Attn: Jamie McClure	$4,126,984	3.3015873016%	$15,873,016	6.3492063492%
PNC Bank National Association 249 5th Avenue MS: P7-POPP-19-3 Pittsburgh, PA 15219 Attn: Leigh A. Geyer	$11,666,667	9.3333333333%	$23,333,333	9.3333333333%
US Bank National Association 225 W. Station St. Suite 300 Pittsburg, PA 15219 Attn: Bruce Ostrom	$8,333,333	6.6666666667%	$16,666,667	6.6666666667%
TOTAL:	$125,000,000	100.00%	$250,000,000	100.00%

Schedule 7.1(b)

Capitalization; Outstanding Securities
SALP and Holdings

A.     Sovran Acquisition Limited Partnership

Partner's Names and Addresses		Number of Units	Percentage Interest in the Partnership

1.	General Partner: Sovran Holdings, Inc. 6467 Main Street Williamsville, NY 14221	219,566.710	0.9853

2.	Limited Partners: Sovran Self Storage, Inc. 6467 Main Street Williamsville, NY 14221	21,643,161.290	97.1188

	Harold Samloff 400 University Avenue Rochester, NY 14607	30,000.000	0.1346

	Laurence C. Glazer 400 University Avenue Rochester, NY 14607	9,057.425	0.0406

	Rhonda Billick 145 Cheerywood Drive Williamsville, NY 14221	900.000	0.0040

	Morgan S. Whiteley Revocable Living Trust 11714 Amkin Drive Clifton, VA 22024	7,000.000	0.0314

	Marlene Whiteley Revocable Living Trust 11714 Amkin Drive Clifton, VA 22024	7,000.000	0.0314

- 1 -
	Charles F. Waldner, Jr. and Marjorie W. Waldner 1600 South Dixie Highway #1C Boca Raton, FL 33432	323,454.67	1.4515

	Charles E. Waldner, Jr. P.O. Box 1240 Boca Raton, FL 33429-1240	36,948.33	0.1658

	Marjorie Waldner 1869 Sabel Palm Drive Boca Raton, FL 33423	4,255.70	0.0191

	Janice Middlebrook 1801 Royal Palm Way Boca Raton, FL 33432-7443	3,910.70	0.0175

B.           Sovran Holdings, Inc.

1.	Shareholder	Shares Authorized	Shares Issued

	Sovran Self Storage, Inc. 6467 Main Street Williamsville, NY 14221	1,500	100

Schedule 7.3(a)

Unencumbered Properties
See attached listing.
Schedule 7.3(a)

Store #	Street	City	State	Zip

1	1471 Center Street Extension	Mt. Pleasant	SC	29464
2	4400 US 98 North	Lakeland	FL	33809
3	556 Cox Road	Gastonia	NC	28054
4	10869 Paw Paw Drive	Holland	MI	49424
5	500 Frenchtown Road	E. Greenwich	RI	02818
6	942 Capital Circle S.W.	Tallahassee	FL	32304
7	3690 LeHarps Road	Austintown	OH	44515
9	24940 Detroit Road	Westlake	OH	44145
10	1501 Capital Circle N.W.	Tallahassee	FL	32303
12	3075 Enterprise Road	Debary	FL	32713
13	36 Industrial Drive	Middletown	NY	10941
14	40 Leo Place	Cheektowaga	NY	14225
15	1270 Jefferson Road	Rochester	NY	14623
16	305 Hammond Street	Salisbury	MD	21804
17	16 Lambeth Park Road	Fairhaven	MA	02719
18	2003 Jacks Ford Drive	Fayetteville	NC	28303
20	7657 103rd Street	Jacksonville	FL	32210
21	2648 Two Notch Road	Columbia	SC	29204
23	2585 Brighton Henrietta Town Line Rd	Rochester	NY	14623
25	10901 Abercorn Extension	Savannah	GA	31419
26	3511 South Holden Road	Greensboro	NC	27407
27	2701 McNeil Street	Raleigh	NC	27608
28	30 Stillman Road	North Haven	CT	06473
29	2655 Langford Road	Norcross	GA	30071
30	303 Highway 138	Riverdale	GA	30274
31	8161 Main Street	Williamsville	NY	14221
32	2401 South Wilmington Street	Raleigh	NC	27603
33	7403 Parklane Road	Columbia	SC	29223
34	5311 A Old Bush River Road	Columbia	SC	29212
35	10020 Two Notch Road	Columbia	SC	29223
36	1375 Commerce Road	Morrow	GA	30260
37	11955 South Orange Blossom Trail	Orlando	FL	32837
39	230 Snyder Road	Hermitage	PA	16148
40	10300 Northwest 55th Street	Sunrise	FL	33351

41	7363 Lake Worth Road	Lake Worth	FL	33467
42	1987 Canton Road Northeast	Marietta	GA	30066
43	1525 Williams Drive	Marietta	GA	30066

44	7604 Georgia Highway 85	Riverdale	GA	30274
45	720 Veteran's Memorial Highway SW	Mableton	GA	30126
46	1195 Gresham Road	Marietta	GA	30062
47	1212 West Patrick Street	Frederick	MD	21703
48	26 West Diamond Avenue (Rte 117)	Gaithersburg	MD	20877
49	1805 A Wylds Road	Augusta	GA	30909
50	915 Key Street	Macon	GA	31204
51	6005 North Wickham Road	Melbourne	FL	32940
52	10429 Jefferson Avenue	Newport News	VA	23605
53	195 East Fairfield Drive	Pensacola	FL	32503
54	1045 Bertram Road	Augusta	GA	30909
55	269 Oakwood Drive	Glastonbury	CT	06033
56	2000 Clay Road	Austell	GA	30106
58	980 North Navy Boulevard	Pensacola	FL	32507
59	1923 North Wickham Road	Melbourne	FL	32935
60	1395 South Street	Suffield	CT	06078
61	5725 Old National Highway	College Park	GA	30349
62	1213 East Brambleton Avenue	Norfolk	VA	23504
63	2601 Industry Lane	Virginia Beach	VA	23454
64	2630 Center Point Road	Birmingham	AL	35215
65	3625 Lorna Road	Hoover	AL	35216
66	2895 Vaughn Plaza Road	Montgomery	AL	36116
67	918 Blanding Boulevard	Orange Park	FL	32065
68	2807 West Michigan Avenue	Pensacola	FL	32526
69	801 East Nine Mile Road	Pensacola	FL	32514
70	2295 West Michigan Avenue	Pensacola	FL	32526
71	3000 West Columbus Drive	Tampa	FL	33607
72	404 Seminole Boulevard	Largo	FL	33770
73	1844 North Belcher Road	Clearwater	FL	33765
74	6011 I-55 North	Jackson	MS	39213
75	2947 McDowell Road Extension	Jackson	MS	39204
77	4066 Silver Star Road	Orlando	FL	32808
78	50 Ward Way	Birmingham	AL	35209
79	1300 Shurling Drive	Macon	GA	31211
80	3271 Fulling Mill Road	Middletown	PA	17057
82	6523 Basile Rowe	E. Syracuse	NY	13057
83	3780 Central Avenue	Ft. Myers	FL	33901
84	4400 Solomon Boulevard	Ft. Myers	FL	33901
85	473 J. Clyde Morris Boulevard	Newport News	VA	23601
86	2632 Spruce Street	Montgomery	AL	36107
87	422 Old Trolley Road	Summerville	SC	29485
88	7550 West Waters Avenue	Tampa	FL	33615
89	1105 North Little School Road	Arlington	TX	76017

90	1061 Duncan Perry Road	Arlington	TX	76011
91	4820 Western Center Boulevard	Ft. Worth	TX	76137
92	8025 Culebra Road	San Antonio	TX	78251
93	6015 Tezel Road	San Antonio	TX	78250
94	7266 Henry Clay Boulevard	Liverpool	NY	13088
95	1201 Coliseum Boulevard	Montgomery	AL	36110
96	3770 Lantana Road	Lantana	FL	33462
97	1320 River Road	N. Ft. Myers	FL	33903
98	15 Landings Drive	Pittsburgh	PA	15238
99	1005 South Alexander Street	Plant City	FL	33563
OH2	140 Neponset Valley Parkway	Readville	MA	02136
OH3	81 Main Street	Weymouth	MA	02188
OH4	800 Narragansett Park Drive	E. Providence	RI	02916
100	511 Springfield Street (Rt. 147)	Feeding Hills	MA	01030
101	6600 Industrial Drive	Ft. Myers	FL	33912
104	2929 Pennsy Drive	Landover	MD	20785
105	1515 Manotak Avenue	Jacksonville	FL	32210
106	3858 Old Sunbeam Road	Jacksonville	FL	32257
107	2016 Lebanon Road	West Mifflin	PA	15122
108	9914 San Jose Boulevard	Jacksonville	FL	32257
109	1400 Orchard Lake Drive	Charlotte	NC	28270
110	6720 East W.T. Harris Boulevard	Charlotte	NC	28215
111	130 Concord Drive	Casselberry	FL	32707
112	1180 University Avenue	Rochester	NY	14607
113	446 Boardman-Canfield Road	Youngstown	OH	44512
115	1455 Broadway Ave	Bedford	OH	44146
116	4976 West 130th Street	Brook Park	OH	44135
118	15101 McCracken Road	Cleveland	OH	44128
119	24560 Sperry Drive	Westlake	OH	44145
120	1100 Erie Road	Eastlake	OH	44095
121	8650 East Avenue	Mentor	OH	44060
123	3718 Alpine Northwest	Comstock Park	MI	49321
126	1187 Central Avenue	Holland	MI	49423
128	2500 Pat Booker Road	Universal City	TX	78148
129	9665 Marbach Road	San Antonio	TX	78245
130	8020 Eastex Freeway	Beaumont	TX	77708
131	9999 Highway 69	Port Arthur	TX	77640
132	6970 College Street	Beaumont	TX	77707
133	2637 Lakeside Drive	Lynchburg	VA	24501
134	8117 Timberlake Road	Lynchburg	VA	24502
135	4107 South Amherst Highway	Madison Heights	VA	24572
136	390 Bell Road	Christiansburg	VA	24073
137	2703 South Battlefield Blvd.	Chesapeake	VA	23322
138	2405 Riverside Drive	Danville	VA	24540
140	1099 South Congress Avenue	Delray Beach	FL	33445
141	5207 Montgomery Street	Savannah	GA	31405

142	551 South Congress Avenue	Delray Beach	FL	33445
143	38390 Chester Road	Avon	OH	44011
144	9530 Skillman Street	Dallas	TX	75243
145	140 Centennial Boulevard	Richardson	TX	75081
148	5550 Antoine Dr.	Houston	TX	77091
149	9940 Jones Bridge Road	Alpharetta	GA	30022
151	4427 Tilly Mill Road	Atlanta	GA	30360
152	4207 Hilltop Road	Greensboro	NC	27407
155	7375 Airline Highway (Greenwell Spr)	Baton Rouge	LA	70805
156	958 Peiffers Lane	Harrisburg	PA	17109
157	3248 South Military Highway	Chesapeake	VA	23323
158	517 Volvo Parkway	Chesapeake	VA	23320
159	4929 Shell Road	Virginia Beach	VA	23455
160	597 Central Drive	Virginia Beach	VA	23454
161	385 S. Naval Base Road	Norfolk	VA	23505
162	6010 East Hillsborough Avenue	Tampa	FL	33610
164	97 Maher Lane	Harriman	NY	10926
166	22195 Timberlake Road	Lynchburg	VA	24502
168	435 Highland Avenue	Salem	MA	01970
170	6601 Lee Highway	Chattanooga	TN	37421
171	4429 Highway 58	Chattanooga	TN	37416
172	1013 Battlefield Parkway	Ft. Oglethorpe	GA	30742
173	6604 Walt Drive	Birmingham	AL	35242
174	2771 South County Trail	E. Greenwich	RI	02818
175	4417 Hillsborough Road	Durham	NC	27705
176	1200 East Cornwallis Road	Durham	NC	27713
178	134 South Policy Street	Salem	NH	03079
181	3942 Youngstown Road	Warren	OH	44484
183	111 Tomahawk Drive	Indian Harbour	FL	32937
184	5961 I-55 North	Jackson	MS	39213
185	3433 North Fry Road	Katy	TX	77449
186	7901 Sheridan Street	Hollywood	FL	33024
187	1799 West Atlantic Boulevard	Pompano Beach	FL	33069
188	1500 West Sample Road	Pompano Beach	FL	33064
189	9900 Southwest 18th Street	Boca Raton	FL	33428
190	1655 10th Avenue	Vero Beach	FL	32960
191	1701 FM 1960 East	Humble	TX	77338
193	16650 State Highway 3	Webster	TX	77598
194	2300 Old Denton Road	Carrollton	TX	75006
195	1109 North 21st Avenue	Hollywood	FL	33020
196	1620 IH-35 South	San Marcos	TX	78666
197	5547 McNeil Drive	Austin	TX	78729
198	10307 FM 2222	Austin	TX	78730
199	135 Center Street	Jacksonville	NC	28546
200	1230 Gum Branch Road	Jacksonville	NC	28540

201	108 North Marine Boulevard	Jacksonville	NC	28540
202	1151 West Euless Boulevard	Euless	TX	76040
203	5575 Davis Boulevard	N Richland Hills	TX	76180
204	1105 Batavia Pike	Batavia	OH	45103
205	4000 North West Street	Jackson	MS	39206
206	5110 Franz Road	Katy	TX	77493
207	5 James P. Murphy Highway	West Warwick	RI	02893
208	2310 West Pinhook Road	Lafayette	LA	70508
209	2207 West Pinhook Road	Lafayette	LA	70508
210	3636 Ambassador Caffery Parkway	Lafayette	LA	70503
211	2888 Northeast Evangeline Thruway	Lafayette	LA	70507
212	313 Guilbeau Road	Lafayette	LA	70506
213	375 East Elliot Road	Gilbert	AZ	85234
214	13902 North 59th Avenue	Glendale	AZ	85306
215	1356 East Baseline Road	Mesa	AZ	85204
216	837 East Broadway Road	Mesa	AZ	85204
217	545 West Broadway Road	Mesa	AZ	85210
218	139 North Greenfield Road	Mesa	AZ	85205
219	3641 West Camelback Road	Phoenix	AZ	85019
220	1928 East Bell Road	Phoenix	AZ	85022
221	20001 North 35th Avenue	Phoenix	AZ	85027
222	576 Bridgton Road	Westbrook	ME	04092
223	801 North Cocoa Boulevard (US-1)	Cocoa	FL	32922
224	150 North Clark Road	Cedar Hill	TX	75104
225	1111 Route 17M	Monroe	NY	10950
226	1171 Turnpike Street Route 114	N. Andover	MA	01845
227	3400 Bayport Blvd (Hwy 146)	Seabrook	TX	77586
228	5605 West Sunrise Boulevard	Plantation	FL	33313
229	3551 Bessemer Super Highway	Bessemer	AL	35020
240	55 Holman Road	Plymouth	MA	02360
254	5250 FM 1960 East	Humble	TX	77346
255	6402 Fairmont Parkway	Pasadena	TX	77505
256	2280 East Main Street	League City	TX	77573
257	15261 Highway 105 West	Montgomery	TX	77356
258	9010 E.F. Lowry Expressway	Texas City	TX	77591
259	3800 South Highway 6	Houston	TX	77082
260	188 South LHS Drive	Lumberton	TX	77657
261	99-4 Mariner Drive	Southampton	NY	11968
262	59 Mariner Drive	Southampton	NY	11968
263	173 West Montauk Highway	Hampton Bays	NY	11946
264	9 Hardscrabble Court	E. Hampton	NY	11937
265	1010 E. Highway 67	Duncanville	TX	75137
266	4640 Harry Hines Blvd.	Dallas	TX	75235
267	280 Fairfield Avenue	Stamford	CT	06902
268	23355 (Hwy 249) Tomball Pkwy.	Tomball	TX	77375
269	2828 FM 1488	Conroe	TX	77384

270	8625 Spring Cypress	Spring	TX	77379
271	5415 Bissonnet	Houston	TX	77081
272	1238 FM 1462	Alvin	TX	77511
273	1426 N. McMullen Booth Rd.	Clearwater	FL	33759
274	4717 Cartwright Road	Missouri City	TX	77459
275	4121 Hixson Pike	Chattanooga	TN	37415
276	2830 South A.W. Grimes Blvd.	Round Rock	TX	78664
278	8239 Thompson Rd	Cicero	NY	13039
279	110 Saxon Ave.	Bay Shore	NY	11706
280	40 Congress St	Springfield	MA	01104
281	649 Hope St.	Stamford	CT	06907
283	3650 Richard Rd.	Montgomery	AL	36111
284	90 Main St	Oxford	MA	01540
285	9717 US Hwy 290E	Austin	TX	78724
286	10260 Marbach Rd	San Antonio	TX	78245
287	6509 South 1st Street	Austin	TX	78745
288	32777 State Highway 249	Pinehurst	TX	77362
289	3150 Austell Rd.	Marietta	GA	30008
290	4756 Florida Blvd.	Baton Rouge	LA	70806
291	7400 Barker Cypress	Cypress	TX	77433
292	410 North IH-45	Texas City	TX	77591
293	2216 IH-35 South	San Marcos	TX	78666
294	455 W. Cedar Bayou-Lynchburg	Baytown	TX	77521
295	1280 Creek St	Webster	NY	14580
296	13033 Jones Rd.	Houston	TX	77070
298	300 Westgate Rd.	Lafayette	LA	70506
299	203 Albertson's Pkwy.	Broussard	LA	70518
301	1902 Wellington Rd.	Manchester	NH	03104
302	120 Spit Brook Rd.	Nashua	NH	03062
303	10833 Seminole Blvd	Seminole	FL	33778
308	11540 St. Charles Rock Rd.	Bridgeton	MO	63044
311	6355 Howdershell Rd.	Hazelwood	MO	63042
312	3535 Lemay Ferry Drive	St. Louis	MO	63125
315	13575 Goldmark Dr.	Dallas	TX	75240
316	2305 Manana Dr.	Dallas	TX	75220
317	8555 Manderville Lane	Dallas	TX	75231
320	20202 Blanco Rd.	San Antonio	TX	78258
321	2300 Broadway St.	San Antonio	TX	78215
323	6103 Lee Highway	Chattanooga	TN	37421
324	2860 NE Evangeline Thruway	Lafayette	LA	70507
325	2650 East South Boulevard	Montgomery	AL	36116
326	3951 Pepperell Pkwy.	Opelika	AL	36801
327	1231 Gatewood Dr.	Auburn	AL	36830
328	3153 Williams Rd.	Columbus	GA	31909
329	4249 Miller Rd.	Columbus	GA	31909
330	4510 Armour Rd.	Columbus	GA	31904
331	909 Amber Dr.	Columbus	GA	31907
332	11 Integra Dr.	Concord	NH	03301

333	300 Langner Rd.	West Seneca	NY	14224
334	2802 Transit Rd.	West Seneca	NY	14224
335	4445 Lake Ave.	Blasdell	NY	14219
336	3154 Union Rd.	Cheektowaga	NY	14227
337	2681 Niagara Falls Blvd.	Amherst	NY	14228
338	521 Young St.	Tonawanda	NY	14150
339	1275 Sheridan Dr.	Buffalo	NY	14217
340	6104 S. Transit Rd.	Lockport	NY	14094
341	860 Phillips Rd.	Webster	NY	14580
342	2197 East Reed Rd.	Greenville	MS	38703
343	9595 Highway 69	Port Arthur	TX	77640
344	250 S. Dowlen Rd.	Beaumont	TX	77707
345	11607 S. Memorial Pkwy.	Huntsville	AL	35803
346	8036 Madison Blvd.	Madison	AL	35758
347	3610 Bienville Blvd.	Ocean Springs	MS	39564
348	7015 Highway 72 West	Huntsville	AL	35806
349	8781 Airport Blvd.	Mobile	AL	36608
350	13130 Highway 49	Gulfport	MS	39503
351	8778 Highway 72 West	Madison	AL	35758
352	7775 Highway 59 South	Foley	AL	36535
353	1600 West Nine Mile Road	Pensacola	FL	32534
354	2020 S. College St.	Auburn	AL	36832
355	1932 Popps Ferry Rd.	Biloxi	MS	39532
356	9113 West Highway 98	Pensacola	FL	32506
357	115 S. Arrowhead Dr.	Montgomery	AL	36117
358	1925 McLemore Dr.	Montgomery	AL	36117
359	3615 N. Foster Road	San Antonio	TX	78244
360	1655 S. Major Dr.	Beaumont	TX	77707
361	421 Classic Dr.	Hattiesburg	MS	39402
362	4059 Ginger Dr.	D'Iberville	MS	39540
363	7905 State Highway 59	Foley	AL	36535
364	130 Centre St.	Ridgeland	MS	39157
365	5111 I-55 North	Jackson	MS	39206

Schedule 7.3(c)
Partially Owned Real Estate Companies

Sovran Acquisition Limited Partnership owns a 49% interest in Iskalo Office Holdings, LLC as a Member and a 20% interest in Sovran HHF Storage Holdings LLC as a Member

Schedule 7.7

Litigation

1.	Paula Hilley and Joel Hilley v. Sovran Acquisition Limited Partnership d/b/a Uncle Bob's Self Storage

On August 7, 2007, plaintiffs filed a collective action under the Fair Labor Standards Act in the United States District Court for the Northern District of Alabama, Southern Division alleging that managers, assistant managers and maintenance employees at Sovran facilities throughout the United States have been required to perform work for which they were not paid and denied overtime compensation.  The proceeding as a collective action is subject to Court approval.  The complaint seeks unpaid overtime, liquidated damages in the amount of any unpaid overtime, interest and attorneys' fees.  Sovran Acquisition Limited Partnership ("SALP") has answered the complaint denying the allegations, discovery is being conducted and the plaintiffs have initiated settlement discussions.  SALP intends to defend the action vigorously.  While the ultimate outcome cannot be predicted, SALP and Sovran Self Storage, Inc. ("Sovran Inc.") do not believe this action is sufficiently material to warrant disclosure on a Sovran Inc. Form 8-K filing with the Securities and Exchange Commission.

Schedule 7.15

Certain Transactions

1.
Charles E. Lannon, a director of Sovran Holdings, Inc., rents an office from Sovran Acquisition Limited Partnership ("SALP") at the headquarters of SALP on a month-to-month basis at a market rate ($1,000 per month).

2.
Frederick G. Attea is an Assistant Secretary of Sovran Self Storage, Inc. and is a partner in Phillips Lytle LLP, the law firm which represents Sovran Self Storage, Inc., Sovran Holdings, Inc., SALP and certain of their subsidiaries and affiliates.

Schedule 7.18

Environmental Matters

None.

Schedule 7.19

Subsidiaries
A.     Subsidiaries of Sovran Self Storage, Inc.:

Sovran Holdings, Inc. – 100% Owned
Sovran Acquisition Limited Partnership – 97.1% Limited Partnership Interest

B.     Subsidiaries of Sovran Acquisition Limited Partnership:

100% Owned

Sovran Jones Road, LLC	Iskalo Land Holdings LLC
Sovran Cameron, LLC	Locke Leasing, LLC
Sovran Congress, LLC	The Locke Group LLC
Sovran Huebner, LLC	Locke Sovran I Manager, Inc.
Sovran Little Road, LLC	Locke Sovran II Manager, Inc.
Sovran Granbury, LLC	Locke Sovran I L.L.C.
Sovran Shackelford, LLC
Sovran Manchester, LLC
Sovran DeGaulle, LLC
Sovran Grapevine, LLC
Sovran Washington, LLC
Sovran Meramac, LLC
Sovran Seminole, LLC

Majority Interest

Locke Sovran II L.L.C.
Locke Preferred Equity L.L.C.

C.     Subsidiaries of The Locke Group LLC:

Locke Preferred Equity II L.L.C. – Majority Owned

D. Investment (including assumed mortgage debt) in Certain Designated Subsidiaries
(§ 9.3(f)iii):

Sovran Huebner, LLC – $5,700,000
Sovran Little Road, LLC – $3,500,000
Sovran Granbury, LLC – $2,700,000
Sovran Grapevine, LLC – $3,300,000
Sovran Washington, LLC – $3,800,000
Sovran Meramac, LLC – $5,700,000
Sovran Shackelford, LLC – $4,200,000
Sovran Seminole, LLC – $6,300,000
Sovran DeGaulle, LLC – $6,200,000
Sovran Manchester, LLC – $7,200,000

Schedule 9.3(d)

Existing Investments

20% membership interest in Sovran HHF Storage Holdings LLC

49% membership interest in Iskalo Office Holdings LLC

Promissory Note dated as of November 30, 2001 in the face principal amount of $2,795,886.05 from K and S Partnership, Elizabeth Myers and Suzanne Nash, payable to Sovran Acquisition Limited Partnership